   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2000
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        RAILAMERICA TRANSPORTATION CORP.
             (Exact name of Registrant as Specified in its Charter)

            DELAWARE                           3715                  65-0979478
  (State or Other Jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
of Incorporation or Organization)  Classification Code Number)     Identification
                                                                        No.)

                             ---------------------
        (FOR THE CO-REGISTRANTS, PLEASE SEE "CO-REGISTRANT INFORMATION"
                            ON THE FOLLOWING PAGE)*

                                                                                   GARY O. MARINO
                                                                          CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                                                                    AND PRESIDENT
             5300 BROKEN SOUND BOULEVARD, N.W.                            RAILAMERICA TRANSPORTATION CORP.
                 BOCA RATON, FLORIDA 33487                                5300 BROKEN SOUND BOULEVARD, N.W.
                       (561) 994-6015                                         BOCA RATON, FLORIDA 33487
    (Address, Including Zip Code, and Telephone Number,                            (561) 994-6015
                       Including Area                         (Name, Address, Including Zip Code, and Telephone Number,
     Code, of Registrant's Principal Executive Offices)              Including Area Code, of Agent for Service)

                             ---------------------
                          COPIES OF COMMUNICATIONS TO:

                              FERN S. WATTS, ESQ.
                            GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                         TELEPHONE NO.: (305) 579-0500
                         FACSIMILE NO.: (305) 579-0717
                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED             PROPOSED
                                               AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
          TITLE OF EACH CLASS                   TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
     OF SECURITIES TO BE REGISTERED          REGISTERED           PER UNIT          OFFERING PRICE             FEE
--------------------------------------------------------------------------------------------------------------------------
12 7/8% Senior Subordinated Notes due
  2010..................................    $130,000,000            100%             $130,000,000            $34,320
--------------------------------------------------------------------------------------------------------------------------
Guarantees of 12 7/8% Senior
  Subordinated Notes due 2010...........    $130,000,000             --                   --                   (2)
--------------------------------------------------------------------------------------------------------------------------
Total...................................                                                                     $34,320
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(f) of the Securities Act of 1933.
(2) Pursuant to Rule 457(n) of the Securities Act of 1933, no additional registration fee is being paid in respect of the guarantees. The guarantees will not be traded separately.

    THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

* The Co-Registrants named on the following page are the direct and indirect parent and domestic subsidiaries of the Registrant and the guarantors of the notes to be registered hereby.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           CO-REGISTRANT INFORMATION

                                                        (PRIMARY STANDARD   (STATE OR OTHER
                                                           INDUSTRIAL       JURISDICTION OF
            (EXACT NAME OF CO-REGISTRANTS                CLASSIFICATION     INCORPORATION OR   (I.R.S. EMPLOYER
             AS SPECIFIED IN ITS CHARTER)                    NUMBER)         ORGANIZATION)    IDENTIFICATION NO.)
            -----------------------------               -----------------   ----------------  -------------------
RailAmerica, Inc......................................        3715              Delaware             65-0328006
Palm Beach Rail Holding, Inc..........................        3715              Delaware             65-0979476
Austin & Northwestern Railroad Company, Inc...........        3715               Texas               65-0328006
Boston Central Freight Railroad, Inc..................        3715              Delaware             74-2822956
Cascade and Columbia River Railroad Company, Inc......        3715              Delaware             91-1734603
Central Oregon & Pacific Railroad, Inc................        3715              Delaware             93-1151074
Central Railroad Company of Indiana...................        3715              Indiana              35-1824902
Connecticut Southern Railroad, Inc....................        3715              Delaware             03-0353222
Dakota Rail, Inc......................................        3715            South Dakota           46-0365527
Dallas, Garland & Northeastern Railroad, Inc..........        3715               Texas               74-2410681
Dallas, Garland & Northeastern Railroad, Inc..........        3715              Delaware             74-2782740
Delaware Valley Railway Company, Inc..................        3715              Delaware             23-2769325
Florida Rail Lines, Inc...............................        3715              Delaware             65-0945307
Georgia Southwestern Railroad, Inc....................        3715              Delaware             58-2144829
Huron and Eastern Railway Company, Inc................        3715              Michigan             38-2655990
Indiana & Ohio Central Railroad, Inc..................        3715              Delaware             74-2862103
Indiana & Ohio Rail Corp..............................        3715              Delaware             74-2862101
Indiana & Ohio Railway Company........................        3715              Delaware             74-2862012
Indiana Southern Railroad, Inc........................        3715              Delaware             74-2932611
Marksman Corp.........................................        3715              Delaware             22-2959560
Mid-Michigan Railroad, Inc............................        3715              Michigan             31-1224037
Missouri & Northern Arkansas Railroad Company, Inc....        3715               Kansas              43-1624703
New England Central Railroad, Inc.....................        3715              Delaware             03-0344030
New Orleans Lower Coast Railroad Company, Inc.........        3715             Louisiana             72-1183692
North Carolina and Virginia Railroad Company, Inc.....        3715              Delaware             74-2932608
Otter Tail Valley Railroad Company, Inc...............        3715             Minnesota             41-1565408
Pittsburgh Industrial Railroad, Inc...................        3715              Delaware             74-2733541
Plainview Terminal Company............................        3715               Texas               75-2622280
Prairie Holdings Corporation..........................        3715              Florida              59-2994998
Rail Operating Support Group, Inc.....................        3715              Delaware             65-0797247
RailAmerica Australia, Inc............................        3715              Florida              65-0797248
RailAmerica Equipment Corporation.....................        3715              Delaware             65-0622013
RailAmerica Intermodal Services, Inc..................        3715              Delaware             65-0553260
RaiLink Acquisition, Inc..............................        3715              Delaware             65-1033741
RailTex Acquisition Corp..............................        3715              Delaware             74-2877630
RailTex Distribution Services, Inc....................        3715               Texas               74-2717791
RailTex, Inc..........................................        3715               Texas               74-1948121
RailTex International Holdings, Inc...................        3715              Delaware             74-2787728
RailTex Logistics, Inc................................        3715              Delaware             74-2795200
RailTex Services Co., Inc.............................        3715               Texas               74-2587475
Saginaw Valley Railway Company, Inc...................        3715              Delaware             38-2779857
San Diego & Imperial Valley Railroad Company, Inc.....        3715             California            74-2332456
South Carolina Central Railroad Company, Inc..........        3715           South Carolina          57-0856173
South Central Tennessee Railroad Corp., Inc...........        3715              Delaware             62-1583702
The Toledo, Peoria & Western Railroad Corporation.....        3715              New York             16-1490112
Toledo, Peoria & Western Railway Corporation..........        3715             New Jersey            22-2814670
Ventura County Railroad Co., Inc......................        3715              Delaware             77-0495102
West Texas and Lubbock Railroad Company, Inc..........        3715               Texas               75-2622278

     The address, including zip code of each of the Co-Registrants' principal executive offices is 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487. The telephone number, including area code, of each of the Co-Registrant's is (561) 994-6015.

     The name, address, including zip code of the agent for service for each of the Co-Registrants is Gary O. Marino, Chairman of the Board, President and Chief Executive Officer of RailAmerica Transportation Corp., 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487. The telephone number, including area code, of the agent for service for each of the Co-Registrant's is (561) 994-6015.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED           , 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS

                                  $130,000,000

                               (RAILAMERICA LOGO)
                        RAILAMERICA TRANSPORTATION CORP.

                               OFFER TO EXCHANGE
           ALL OUTSTANDING 12 7/8% SENIOR SUBORDINATED NOTES DUE 2010
                                      FOR
             REGISTERED 12 7/8% SENIOR SUBORDINATED NOTES DUE 2010

--------------------------------------------------------------------------------

THE REGISTERED NOTES

    The terms of the registered notes that we are offering in exchange for the outstanding notes are substantially identical to the terms of the outstanding notes, except that some transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

MATERIAL TERMS OF THE EXCHANGE OFFER

- The exchange offer will expire at 5:00 p.m., New York City time, on          ,
  2000, unless extended.

- The exchange offer is subject to customary conditions, including the conditions that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

- You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

- We will exchange all outstanding notes that are validly tendered and not withdrawn before the exchange offer expires.

- We will issue the registered notes promptly after the exchange offer expires.

- We believe that the exchange of outstanding notes will not be a taxable event for federal income tax purposes, but you should read "Certain U.S. Federal Tax Considerations" on page 68 for more information.

- We will not receive any proceeds from the exchange offer.

- All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act of 1933. Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where those outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of one year after consummating the exchange offer we will make this prospectus available to any broker-dealer for use in connection with any such resale.

- No public market currently exists for the registered notes. We do not intend to apply for listing of the registered notes on any securities exchange or to arrange for them to be quoted on any quotation system.

     BEFORE PARTICIPATING IN THE EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 13.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REGISTERED NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS IS                     , 2000

                               TABLE OF CONTENTS

                                                              PAGE
Forward-Looking Statements..................................   ii
Prospectus Summary..........................................    1
Risk Factors................................................   13
Use of Proceeds.............................................   23
Capitalization..............................................   24
Unaudited Pro Forma Combined Financial Information..........   25
The Exchange Offer..........................................   39
Description of the Registered Notes.........................   49
Certain United States Federal Income Tax Considerations.....   68
Plan of Distribution........................................   75
Where You Can Find More Information.........................   75
Legal Matters...............................................   77
Experts.....................................................   77
Index to Consolidated Financial Statements..................  F-1

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains some forward-looking statements, within the meaning of federal securities laws, about our financial condition, results of operations and business. You can find many of these statements by looking for words like "will," "should," "believes," "expects," "project," "could," "anticipates," "estimates," "intends," "may," "pro forma" or similar expressions used in this prospectus. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. The risks and uncertainties include those risks and uncertainties identified under the heading "Risk Factors" in this prospectus. These factors include, but are not limited to, the following:

     - our level of leverage;

     - our ability to meet our debt service obligations;

     - the subordination of the notes to our senior indebtedness, which is secured by substantially all of our assets;

     - the restrictions imposed upon us by the indenture and by our senior credit facilities;

     - our relationships with Class I railroads;

     - our ability to find suitable acquisition opportunities and to finance and complete acquisitions and integrate acquired businesses; and

     - our ability to successfully market and sell non-core properties and assets.

     Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We do not undertake any responsibility to review or confirm analysts' expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                               PROSPECTUS SUMMARY

     This summary highlights information that we believe is especially important concerning our business and the exchange offer. It does not contain all of the information that may be important to your investment decision. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes, before deciding to participate in the exchange offer. Except where the context otherwise requires, the terms "we," "us," "our" or "RailAmerica," refer to the business of RailAmerica, Inc., the ultimate parent of the issuer of the notes, and its consolidated subsidiaries. RailAmerica Transportation Corp., the issuer of the notes, is a wholly-owned indirect subsidiary of RailAmerica, Inc. and constitutes substantially all of our continuing operations. All dollar amounts are expressed in U.S. dollars.

     Unless otherwise noted, all financial information and operating data included in this prospectus:

     - give pro forma effect to the acquisition of RailTex on February 4, 2000;

     - give pro forma effect to the acquisitions of The Toledo, Peoria and Western Railroad, RaiLink, and Freight Australia in 1999; and

     - exclude Kalyn/Siebert, Inc. which is considered a discontinued operation and is being held for sale.

OUR BUSINESS

     We are the largest owner and operator of short line freight railroads in North America and a leading owner and operator of regional freight railroads in Australia and Chile. We own, operate or have equity interests in, a diversified portfolio of 47 railroads with approximately 12,200 miles of track located in the United States, Australia, Canada and Chile. Through our diversified portfolio of rail lines, we operate in numerous geographic regions with varying concentrations of commodities hauled. We believe individual economic and seasonal cycles in each region may partially offset each other.

     On February 4, 2000, we acquired RailTex for approximately $128.0 million in cash and approximately 6.6 million shares of RailAmerica common stock, valued at $60.8 million. We also refinanced approximately $105.3 million of RailTex indebtedness and substantially all of our indebtedness. RailTex owns and operates 25 short line freight railroads with approximately 4,100 miles of track concentrated in the southeastern, midwestern, Great Lakes and New England regions of the United States and eastern Canada. In connection with the acquisition, we and some of our subsidiaries entered into a credit agreement providing $330.0 million of senior term loans and $50.0 million of senior revolving loans. In addition, RailAmerica Transportation issued $95.0 million of subordinated bridge notes and Palm Beach Rail Holding, Inc., the direct parent of RailAmerica Transportation, issued $55.0 million of asset sale bridge notes, in connection with the acquisition.

     For the twelve months ended June 30, 2000 excluding the results of RailAmerica de Chile, S.A., known as Ferronor, we generated revenues of $347.5 million and EBITDA of $94.7 million. For the six months ended June 30, 2000 excluding the results of Ferronor, we generated revenues of $180.8 million and EBITDA of $48.9 million. The book value of our property, plant and equipment, excluding Ferronor, as of June 30, 2000 was $690.9 million.

OUR NORTH AMERICAN OPERATIONS

     We own, lease and operate 40 rail properties in North America and have equity interests in five additional rail properties. All of our North American rail properties are short line railroads that provide transportation services for both on-line customers and Class I railroads which interchange with our rail lines. Short line railroads are typically less than 350 miles long, serve a particular class of customers in a small geographic area and interchange with Class I railroads. Short line rail operators primarily serve customers on their line by transporting products to and from the Class I interchanges. Each of our North American rail lines is typically the only rail carrier directly serving its customers. The ability to haul heavy and large quantities of freight as part of a long-distance haul make rail services generally a more effective, lower-cost alternative to other modes of transportation, including motor carriers.

     In 1999, we moved over 900,000 carloads of freight in North America, most of which interchanged with Class I railroads. As of June 30, 2000, 36 of our 40 owned or leased North American short line rail properties generated freight revenue on a fixed-rate basis under long-term contracts. We believe this substantially reduces pricing volatility.

     United States. We own/lease and operate 31 short line rail properties in the United States with approximately 4,500 miles of track. Our United States properties are geographically diversified and operate in 24 states. We have clusters of rail properties in the southeastern, midwestern, Great Lakes and New England regions of the United States. We believe that this cluster strategy provides economies of scale and helps us achieve operational synergies. In 1999, our United States rail properties generated $187.0 million of revenue or 54% of our total revenue, excluding Ferronor. For the six months ended June 30, 2000, these properties generated $92.2 million of revenue or 51% of our total revenue, excluding Ferronor.

     Canada. We own/lease and operate nine short line rail properties in Canada with approximately 2,400 miles of track. Our Canadian properties are geographically diversified and operate in five provinces and the Northwest Territory. We have clusters of rail properties in Alberta, southern Ontario and eastern Quebec. In 1999, our Canadian rail properties generated $59.4 million of revenue or 17% of our total revenue, excluding Ferronor. For the six months ended June 30, 2000, these properties generated $34.5 million of revenue or 19% of our total revenue, excluding Ferronor. We also own a 26% equity interest in Quebec Railway Corporation, a railroad company operating five railroads in southeastern Canada with approximately 750 miles of track.

OUR INTERNATIONAL OPERATIONS

     Australia. In Australia, we own Freight Victoria, now doing business as Freight Australia, a regional freight railroad operating in the States of Victoria and New South Wales. Freight Australia is our wholly owned Australian subsidiary that purchased the assets of V/Line Freight Corporation from the Government of the State of Victoria on April 30, 1999 for total consideration of approximately $103 million. The assets we purchased from V/Line Freight Corporation include 106 locomotives and over 2,600 rail cars. As a part of the total consideration, Freight Australia prepaid to the State of Victoria the rental payments of a 45-year lease to operate 3,150 miles of track. The present value of the lease payments totaled approximately $60 million. Freight Australia's customers span a variety of industries, with particular emphasis on companies in the Australian agricultural industry for which Freight Australia carries bulk grain and other agricultural products. Freight Australia generates a substantial percentage of its revenue from contracts with the Australian Wheat Board. In addition, Freight Australia receives a substantial percentage of its revenue from fees received for providing access to track on which V/Line Passenger operates a passenger railroad servicing the State of Victoria. In 1999, our Australian rail property generated $97.9 million of revenue or 28% of our total revenue, excluding Ferronor. For the six months ended June 30, 2000, this property generated $53.3 million of revenue or 30% of our total revenue, excluding Ferronor.

     Chile. Through a wholly-owned subsidiary, RailAmerica de Chile S.A., we own 55% of the outstanding voting stock of Ferronor. Ferronor owns and operates approximately 1,400 miles of rail line in northern Chile. Ferronor is treated as an unrestricted subsidiary under the indenture and is not subject to the negative covenants contained in the indenture. In 1999, we received cash dividends totaling approximately $0.9 million from Ferronor.

OUR BUSINESS STRATEGY

     Integrate RailTex into our operations. We expect that the acquisition and integration of RailTex will generate approximately $11.0 million of annual cost savings and synergies. A key element to our strategy has been the implementation of a comprehensive integration plan focusing on areas such as rationalizing staffing, regionalizing operations, centralizing corporate functions and management information systems and the elimination of other duplicative costs including public company costs and board of director fees. To date, we believe that we have achieved a substantial portion of these cost savings.

     Grow internally through focused sales, marketing efforts and customer service. We will continue to focus on increasing traffic in each of our markets by aggressively marketing our customer service to our customers and bolstering our sales efforts. In many cases, we believe customer service and sales and marketing at railroads that we have acquired have been neglected by the previous owners. We purchased a number of our rail lines from Class I railroads. Due to the size of the Class I railroads and their concentration on long-haul traffic, we believe the Class I operators typically have not effectively marketed these branch line operations.

     Maintain close relationships with Class I railroads. Since most of our North American short line rail properties interchange with at least one Class I railroad, we maintain close relationships with substantially all of the North American Class I rail operators. We believe that these relationships will enable us to pursue new business opportunities on existing rail line properties and acquire additional short line freight rail lines from the Class I railroads.

     Continue to grow through selective acquisitions. We expect that opportunities to acquire selected North American short line rail properties will continue to become available over the next several years. We also expect to make acquisitions, in economically and politically stable international markets as a result of an increasing number of governments seeking to privatize their national rail systems.

     Focus on core operations through strategic divestitures. We believe that in order to capitalize on opportunities more profitable to our overall portfolio and to minimize the amount of management time and effort on the smaller properties in our portfolio and to reduce debt we may from time to time divest some of our non-core railroad properties. We have announced a plan to divest approximately $100 million of these properties and other assets, including our announced plan to sell Kalyn/Siebert. As part of this plan, as of June 2000, we sold a corridor of land owned by the West Texas and Lubbock Railroad for $9.3 million and other assets for approximately $2.0 million. In August 2000, we sold two rail lines for gross proceeds of approximately $4.6 million. We believe a market for these divestitures exists among other smaller short line operating companies and selected strategic buyers. We cannot assure you that we will be able to sell any of these properties or assets on acceptable terms, if at all.

OFFERING OF OUTSTANDING NOTES

     In August 2000, RailAmerica Transportation sold units consisting of $130,000,000 of outstanding notes and warrants to purchase 1,411,414 shares of common stock, $.001 par value, of RailAmerica in a private offering. The net proceeds we received from the issuance of the units were used to repay all $95.0 million of subordinated bridge notes issued by RailAmerica Transportation, $20.0 million of the asset sale bridge notes issued by Palm Beach Rail Holding, Inc. and approximately $1.8 million of term loans under our senior credit facilities.

ASSETS HELD FOR SALE

     As part of our strategy to focus on our core railroad business, we have determined to sell Kalyn/Siebert, our truck trailer manufacturing business. Kalyn/Siebert is a wholly-owned subsidiary of Palm Beach Rail Holding, Inc. and is classified as a discontinued operation for purposes of our consolidated financial statements. We intend to use the net proceeds from the sale of Kalyn/Siebert to repay a majority of the outstanding asset sale bridge notes issued by Palm Beach Rail Holding, Inc.

CORPORATE INFORMATION

     RailAmerica Transportation Corp. is a wholly-owned indirect subsidiary of RailAmerica, Inc., a publicly traded company listed on the Nasdaq National Market under the symbol "RAIL." RailAmerica Transportation comprises substantially all of the operating assets of RailAmerica, Inc. except Kalyn/Siebert. RailAmerica Transportation is a Delaware corporation with our principal executive offices located at 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487. Our telephone number is (561) 994-6015.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA (IN THOUSANDS, EXCEPT OPERATING DATA AND CREDIT STATISTICS)

    The following table sets forth our summary historical consolidated financial information and other data for the years ended December 31, 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000. The summary historical financial data for the years ended December 31, 1997, 1998 and 1999 exclude Ferronor and have been derived from our audited consolidated financial statements and the notes thereto. The summary historical financial data for the six months ended June 30, 1999 and 2000 exclude Ferronor and have been derived from our unaudited consolidated financial statements and the notes thereto. The pro forma financial data for the year ended December 31, 1999, the six months ended June 30, 2000 and the twelve months ended June 30, 2000 (1) gives effect to the issuance of the outstanding notes and the application of the net proceeds, (2) gives effect to our acquisitions of RailTex, the Toledo, Peoria and Western Railroad, RaiLink and Freight Australia, and the related financings, including our new senior credit facility and (3) excludes Ferronor, which is treated as an unrestricted subsidiary under the indenture. The pro forma financial data assumes the transactions had been consummated on January 1, 1999, January 1, 2000 or July 1, 1999, in the case of income statement data, other data, operating data, certain other data and credit statistics and on December 31, 1999 or June 30, 2000, in the case of balance sheet data and certain balance sheet data. The following financial information should be read in conjunction with "Unaudited Pro Forma Consolidating Financial Information" and our consolidated financial statements and the notes thereto included or incorporated by reference into this prospectus.

                               RAILAMERICA, INC.

                                                                                                                    TWELVE MONTHS
                                                  (UNAUDITED)                            SIX MONTHS ENDED               ENDED
                                            YEAR ENDED DECEMBER 31,                          JUNE 30,                 JUNE 30,
                                    ----------------------------------------      -------------------------------   -------------
                                     1997      1998       1999       1999           1999       2000       2000          2000
                                                                   PRO FORMA                            PRO FORMA     PRO FORMA
INCOME STATEMENT DATA:
 Operating revenues...............  $16,434   $21,332   $106,257   $346,337       $ 31,517   $166,708   $180,782      $347,510
 Operating expenses -- railroad...    7,389     6,720     63,412    203,569         18,215     94,950    105,839       196,705
 Selling, general and
   administrative.................    5,704     7,352     17,327     51,143          6,827     27,552     26,987        58,252
 Acquisition related costs........       --        --         --         --             --      1,924      1,924         1,924
 Gain on sale and impairment of
   assets (net)...................       --        --         --         --             --     (7,785)    (7,785)       (7,785)
 Depreciation and amortization....    1,521     1,837      7,948     29,443          2,174     13,760     15,163        29,829
 Operating expenses -- motor
   carrier........................       --     4,438         --         --             --         --         --            --
                                    -------   -------   --------   --------       --------   --------   --------      --------
       Operating income...........    1,820       985     17,570     62,182          4,301     36,307     38,654        68,585
 Interest expense.................   (2,934)   (3,213)   (14,692)   (51,114)        (3,558)   (22,240)   (25,758)      (52,167)
 Amortization of financing
   costs..........................     (366)     (465)    (4,203)    (2,216)          (988)    (2,638     (1,352)       (2,945)
 Other............................      340       226      4,819      8,243             68        832        832         7,926
 Foreign exchange loss............       --        --        272         --          2,005     (2,929)        50        (1,908)
                                    -------   -------   --------   --------       --------   --------   --------      --------
 (Loss) income from continuing
   operations before income
   taxes..........................   (1,140)   (2,467)     3,766     17,095          1,828      9,332     12,426        19,491
 (Loss) income from continuing
   operations.....................     (823)   (1,467)     4,553     11,260          1,159      6,320      8,421        14,747
 Discontinued operations..........    1,746     4,288      3,896      3,896          2,523       (112)      (112)        1,261
 Extraordinary loss from early
   extinguishment of debt                --        --         --         --             --     (2,216)    (2,216)       (2,216)
                                    -------   -------   --------   --------       --------   --------   --------      --------
       Net (loss) income..........  $   923   $ 2,821   $  8,449   $ 15,156       $  3,682   $  3,992   $  6,093      $ 13,792
                                    =======   =======   ========   ========       ========   ========   ========      ========
OTHER DATA:
 EBITDA(1)(2)(3)(4)...............  $ 3,341   $ 3,128   $ 27,091   $ 93,379(5)(9) $  6,475   $ 45,131   $ 48,881(6)   $ 94,716(7)(9)
 Cash interest expense(8).........  $ 2,934   $ 3,213   $ 14,692   $ 49,832       $  3,558   $ 21,564   $ 25,117      $ 50,885
 Capital expenditures.............  $ 4,310   $11,960   $ 37,313        N/A       $ 25,554   $ 23,244        N/A           N/A
OPERATING DATA:
 Freight carloads.................   46,207    49,519    154,991        N/A        106,454    551,332        N/A           N/A
 Track mileage....................      930     1,000      2,748     10,300          4,340     11,750     11,750        11,750
BALANCE SHEET DATA (AT PERIOD
 END):
 Total assets.............................................................................   $812,354                 $815,583
 Total debt...............................................................................   $530,416                 $530,815
 Stockholders' equity.....................................................................   $114,765                 $118,771
                                                RAILAMERICA TRANSPORTATION CORP.
CERTAIN BALANCE SHEET DATA (AT
  PERIOD END):
  Total debt.....................................................................................................     $474,746
CERTAIN OTHER DATA:
  Cash interest expense..........................................................................................     $ 49,532
CREDIT STATISTICS:
  Ratio of EBITDA to RailAmerica Transportation cash interest expense............................................          1.9x
  Ratio of RailAmerica Transportation net debt to EBITDA(10).....................................................          4.9x

------------------------------

(1) EBITDA represents income from continuing operations before provisions for income taxes, interest expense and depreciation and amortization. While EBITDA should not be construed as a substitute for other historical operating data prepared in accordance with GAAP in analyzing our operating performance, financial position and cash flows, we have included EBITDA because it is commonly used by some investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine our ability to service debt.

(2) For the year ended December 31, 1999, EBITDA excludes $651,146 of expenses associated with the Delaware Valley Railway, which ceased operations during 1999 and includes a cash dividend of $921,522 that we received from Ferronor.

(3) For the six months ended June 30, 2000, EBITDA excludes (i) $1,924,000 of acquisition related costs which consisted of (a) $170,000 non-cash amortization of a not-to-compete payment to a former RailTex employee and
    (b) $1,754,000 of other RailTex related acquisition costs, (ii) $925,000 non-cash amortization of a fuel hedge and (iii) $7,785,000 of net gain on sale and impairment of assets.
(4) For the twelve months ended June 30, 2000, EBITDA (i) excludes $133,397 of expenses associated with the Delaware Valley Railway, which ceased operations during 1999, (ii) includes a cash dividend of $989,182 that we received from Ferronor, (iii) excludes $1,924,000 of acquisition related costs which consisted of (a) $170,000 non-cash amortization of a not-to-compete payment to a former RailTex employee and (b) $1,754,000 of other RailTex related acquisition costs, (iv) excludes $925,000 non-cash amortization of a fuel hedge and (v) excludes $7,785,000 of net gain on sale and impairment of assets.

 (5) Pro Forma EBITDA for the year ended December 31, 1999 represents EBITDA for that period adjusted as follows:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
    EBITDA..................................................       $27,091
    Pro Forma acquisitions..................................        48,536
    Other regulation S-X adjustments........................        17,752
                                                                 ---------
    Pro Forma EBITDA........................................       $93,379

 (6) Pro Forma EBITDA for the six months ended June 30, 2000 represents EBITDA for that period adjusted as follows:

                                                              SIX MONTHS ENDED
                                                               JUNE 30, 2000
                                                              ----------------
    EBITDA..................................................      $45,131
    Pro Forma acquisitions..................................        3,185
    Other regulation S-X adjustments........................          565
                                                                  -------
    Pro Forma EBITDA........................................      $48,881

 (7) Pro Forma EBITDA for the twelve months ended June 30, 2000 represents EBITDA for that period adjusted as follows:

                                                               TWELVE MONTHS
                                                                   ENDED
                                                               JUNE 30, 2000
                                                              ----------------
    EBITDA..................................................      $64,964
    Pro Forma acquisitions..................................       25,077
    Other regulation S-X adjustments........................        4,675
                                                                  -------
    Pro Forma EBITDA........................................      $94,716

 (8) Cash interest expense of RailAmerica, Inc. includes $1.4 million of interest expense for the year ended December 31, 1999 and the twelve month period ended June 30, 2000 and $0.7 million of interest expense for the six months ended June 30, 2000 relating to RailAmerica, Inc.'s 6% convertible subordinated debt.

 (9) Pro forma EBITDA for the twelve months ended December 31, 1999 includes additional RailTex net income from the sale of timber of $181,000 and for the twelve months ended June 30, 2000 includes additional RailTex net income from the sale of timber of $117,000. This net income is reported as other income on the unaudited pro forma consolidating statements of income for the twelve months ended June 30, 2000.

(10) For purposes of calculating the ratio of RailAmerica Transportation net debt to EBITDA, RailAmerica Transportation net debt is presented net of cash and a $5.1 million discount attributable to the value of warrants issued in the offering of the outstanding notes.

                               THE EXCHANGE OFFER

     The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in this prospectus under the section entitled "The Exchange Offer." The term "registered notes" refers to the registered 12 7/8% Senior Subordinated Notes due 2010 being offered in the exchange offer. The term "outstanding notes" refers to our currently outstanding 12 7/8% Senior Subordinated Notes due 2010 that are exchangeable for the registered notes. The term "indenture" refers to the indenture that applies to both the outstanding notes and the registered notes.

The Exchange Offer..............   We are offering to exchange $1,000 principal
                                   amount of registered notes and integral
                                   multiples of $1,000 in excess thereof which have been registered under the Securities Act for each $1,000 principal amount of outstanding notes and integral multiples of $1,000. We issued the outstanding notes on August 14, 2000 in a private offering. In order to be exchanged, an outstanding note must be properly tendered and accepted before expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.
                                   We will issue the registered notes promptly after the expiration of the exchange offer.

                                   As of the date of this prospectus, there is outstanding $130.0 million principal amount of outstanding notes. Outstanding notes may be tendered for exchange in whole or in part for minimum denominations of $1,000 principal amount and integral multiples of $1,000.

Registration Rights Agreement...   Simultaneously with the sale of the
                                   outstanding notes on August 14, 2000, we entered into a registration rights agreement under which we committed to conduct the exchange offer. You are entitled under the registration rights agreement to exchange your outstanding notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

                                   The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if:

                                   - we are not permitted to consummate the
                                     exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

                                   - you are ineligible to participate in the
                                     exchange offer and indicate that you wish to have your outstanding notes registered under the Securities Act; or

                                   - you may not resell registered notes you
                                     have acquired in the exchange offer to the public without delivering a prospectus and this prospectus, including any amendment or supplement thereto, is not appropriate or available for resales by you.

Resales of the Registered
Notes...........................   We believe that registered notes to be issued
                                   in the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

                                     (1) the registered notes are acquired by
                                         you in the ordinary course of your
                                         business;

                                     (2) you are not engaging in and do not
                                         intend to engage in a distribution of
                                         the registered notes;

                                     (3) you do not have an arrangement or
                                         understanding with any person to
                                         participate in the distribution of the
                                         registered notes; and

                                     (4) you are not an affiliate of ours, as
                                         that term is defined in Rule 405 under
                                         the Securities Act

                                   However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make the same determination with respect to the exchange offer as in other circumstances. Furthermore, if you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume, or indemnify you against, that liability.

                                   Each broker-dealer that receives registered notes for its own account in the exchange offer in exchange for outstanding notes which that broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes. Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the outstanding notes

Expiration Date.................   The exchange offer will expire at 5:00 p.m.,
                                   New York City time, on                     ,
                                   2000, unless we decide to extend the exchange offer.

Withdrawal......................   You may withdraw the tender of your
                                   outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange
Offer...........................   The only conditions to completing the
                                   exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC and no injunction, order or decree has been issued, or any action or proceeding has been instituted or threatened that would reasonably be expected to prohibit, prevent or materially impair our ability to proceed with the exchange offer.

                                   If any of these conditions exist prior to the expiration date, we may take the following actions:

                                   - refuse to accept any outstanding notes and
                                     return all previously tendered outstanding notes;

                                   - extend the duration of the exchange offer;
                                     or

                                   - waive these conditions to the extent
                                     permissible under applicable law.

Procedures for Tendering
Outstanding Notes...............   We issued the outstanding notes as global
                                   securities in fully registered form without coupons. Beneficial interests in the outstanding notes which are held by direct or indirect participants in The Depository Trust
                                   Company through uncertificated depositary interests are shown on, and transfers of the outstanding notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

                                   If you are a holder of an outstanding note held in the form of a book-entry interest and you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to Wells Fargo Bank Minnesota, N.A., as exchange agent, on or prior to the expiration of the exchange offer either:

                                   - a written or facsimile copy of a properly
                                     completed and executed letter of
                                     transmittal and all other required
                                     documents to the address set forth on the cover page of the letter of transmittal; or

                                   - a computer-generated message transmitted by
                                     means of DTC's Automated Tender Offer
                                     Program system and forming a part of a
                                     confirmation of book-entry transfer in
                                     which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                                   The exchange agent must also receive on or prior to the expiration of the exchange offer either:

                                   - a timely confirmation of book-entry
                                     transfer of your outstanding notes into the exchange agent's account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading "The Exchange Offer -- Book-Entry Transfer," or

                                   - the documents necessary for compliance with
                                     the guaranteed delivery procedures
                                     described below.

                                   A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

                                     (1) the registered notes to be acquired by
                                         you in the exchange offer are being
                                         acquired in the ordinary course of your
                                         business;

                                     (2) you are not engaging in and do not
                                         intend to engage in a distribution of
                                         the registered notes;

                                     (3) you do not have an arrangement or
                                         understanding with any person to
                                         participate in the distribution of the
                                         registered notes; and

                                     (4) you are not an affiliate of ours.

Procedures for Tendering
Certificated Outstanding
  Notes.........................   If you are a holder of book-entry interests
                                   in the outstanding notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See "The Exchange
                                   Offer -- Procedures for
                                   Tendering -- Book-Entry Interests." No
                                   certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated outstanding notes prior to the expiration of the exchange offer, you must tender your certificated outstanding notes in accordance with the procedures described in this prospectus under the heading "The Exchange Offer -- Procedures for
                                   Tendering -- Certificated Outstanding Notes."

Special Procedures for
Beneficial Owners...............   If you are the beneficial owner of
                                   outstanding notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding notes, you should promptly contact the person in whose name your initial notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the person in whose name your outstanding notes are registered. The transfer of registered ownership may take considerable time and it may not be possible to complete prior to the expiration date.

Guaranteed Delivery
Procedures......................   If you wish to tender your outstanding notes
                                   and your outstanding notes are not
                                   immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent, or you cannot complete the procedure for book-entry transfer, then prior to the expiration date you must tender your outstanding notes according to the guaranteed delivery procedures set forth in "The
                                   Exchange Offer -- Procedures for
                                   Tendering -- Guaranteed Delivery Procedures."

Acceptance of Outstanding Notes
and Delivery of Registered
  Notes.........................   Except under the circumstances described
                                   above under "Conditions to the Exchange
                                   Offer," we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will deliver the registered notes promptly following the expiration date. If we do not accept any of your outstanding notes for exchange we will return them to you as promptly as practicable after the expiration or termination of the exchange offer without any expense to you.

Interest on the Registered Notes
and the Outstanding Notes.......   The registered notes will pay interest on
                                   every August 15 and February 15, commencing
                                   February 15, 2001. Interest will not be paid on outstanding notes that are tendered and accepted for exchange.

Exchange Agent..................   Wells Fargo Bank Minnesota, N.A. is serving
                                   as the exchange agent in connection with the exchange offer.

Use of Proceeds.................   We will not receive any cash proceeds from
                                   the issuance of the registered notes in the exchange offer.

Consequences of Failure to
Exchange........................   Outstanding notes that are not tendered or
                                   that are tendered but not accepted will
                                   continue to be subject to the existing
                                   restrictions on transfer provided in the outstanding notes and in the indenture.

U.S. Federal Tax
Considerations..................   The exchange of the outstanding notes
                                   generally will not be a taxable exchange for federal income tax purposes.

                         TERMS OF THE REGISTERED NOTES

Issuer..........................   RailAmerica Transportation Corp.

Registered Notes Offered........   $130.0 million aggregate principal amount of
                                   12 7/8% Senior Subordinated Notes due 2010.
                                   The registered notes will evidence the same debt as the outstanding notes and will be issued under, and entitled to the benefits of, the same indenture. The terms of the registered notes are the same as the terms of the outstanding notes in all material respects except that the registered notes:

                                   - have been registered under the Securities
                                     Act;

                                   - do not include rights to registration under
                                     the Securities Act; and

                                   - do not contain transfer restrictions
                                     applicable to the outstanding notes.

Maturity Date...................   August 15, 2010.

Interest Payment Dates..........   Every August 15 and February 15, commencing
                                   February 15, 2001.

Guarantees......................   Each of RailAmerica Transportation's domestic
                                   restricted subsidiaries will be a guarantor as well as RailAmerica Transportation's direct parent, Palm Beach Rail Holding, Inc.
                                   and its ultimate parent, RailAmerica, Inc.
                                   Non-guarantor subsidiaries accounted for approximately 46.8% of our EBITDA for the year ended December 31, 1999 and 47.1% of our EBITDA for the six months ended June 30, 2000. If we do not make payments on the registered notes when they are due, our guarantors are required to make payments.

Sinking Fund....................   None.

Optional Redemption.............   We may redeem some or all of the registered
                                   notes at any time on or after August 15, 2005, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

                                   In addition, on or before August 15, 2003, we may redeem up to 35% of the aggregate principal amount of the registered notes originally issued at a redemption price of 112.875% with the proceeds of equity offerings within 60 days of closing of an equity offering. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of registered notes originally issued remain outstanding.

Change of Control...............   Upon a change of control, as defined in
                                   "Description of the Registered Notes," we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of repurchase, plus accrued and unpaid interest to the date of repurchase.

Ranking.........................   The registered notes and the guarantees will
                                   be general unsecured obligations and will rank:

                                   - junior to all of RailAmerica
                                     Transportation's and the guarantors'
                                     existing and future senior indebtedness and secured indebtedness, including any obligations under the senior credit facilities;

                                   - equally with any of RailAmerica
                                     Transportation's and the guarantors' future senior subordinated indebtedness;

                                   - senior to any of RailAmerica
                                     Transportation's and the guarantors' future subordinated indebtedness; and

                                   - effectively junior to all of the
                                     liabilities of our subsidiaries that have not guaranteed the registered notes.

                                   At June 30, 2000, assuming the sale of the outstanding notes and the related warrants, and the use of proceeds of that sale had been completed at that time, the registered notes would have ranked junior to $337.1 million of senior indebtedness. In addition, the guarantors would have had approximately $18.7 million of indebtedness outstanding (other than indebtedness consisting of guarantees of RailAmerica Transportation senior indebtedness) that would have ranked senior to the guarantors' guarantees of the registered notes.

Certain Covenants...............   The terms of the indenture governing the
                                   registered notes restrict RailAmerica
                                   Transportation's ability and the ability of our restricted subsidiaries to:

                                   - incur additional indebtedness;

                                   - create liens;

                                   - pay dividends or make other equity
                                     distributions;

                                   - purchase or redeem capital stock;

                                   - make investments;

                                   - sell assets;

                                   - engage in transactions with affiliates; or

                                   - effect a consolidation or merger.

                                   These limitations are subject to a number of important qualifications and exceptions. See "Description of the Registered Notes -- Certain Covenants."

                                  RISK FACTORS

     We urge you to read carefully the risk factors beginning on page 13 for a discussion of factors you should consider before exchanging your outstanding notes for registered notes.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information contained in this prospectus before participating in the exchange offer. Unless indicated otherwise, the outstanding notes and the registered notes are collectively referred to as the "notes" in the following risk factors.

RISKS RELATED TO THE NOTES

  WE HAVE SUBSTANTIAL DEBT AND DEBT SERVICE REQUIREMENTS WHICH COULD HAVE ADVERSE CONSEQUENCES ON OUR BUSINESS.

     In August 2000, we issued 130,000 units consisting of the outstanding notes and warrant to purchase 1,411,414 shares of RailAmerica's common stock, which yielded gross proceeds to us of $122.2 million. On a pro forma basis as if the issuance of the units and the application of the net proceeds had occurred on June 30, 2000, RailAmerica Transportation would have had approximately $474.7 million of total indebtedness outstanding. This amount excludes approximately $26.9 million of outstanding indebtedness of Ferronor, which is non-recourse to us and our other subsidiaries. On a pro forma basis as if the acquisition of RailTex and the related financings, including our borrowings under the senior credit facility, the issuance of the units and the application of the net proceeds had occurred on January 1, 1999, our cash interest expense, excluding Ferronor, would have been approximately $50.9 million for the year ended December 31, 1999 and $25.1 million for the six months ended June 30, 2000. The degree to which we are leveraged could have important consequences, including the following:

     - our ability to borrow additional amounts for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes and other purposes may be limited or financing may not be available on terms favorable to us or at all;

     - a substantial portion of our cash flows from operations must be used to pay our interest expense and repay our debt, which would reduce the funds that would otherwise be available to us for our operations and future business opportunities;

     - we may be more vulnerable to economic downturns, may be limited in our ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and

     - fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements because the interest under our credit facilities is payable at variable rates.

  DESPITE CURRENT INDEBTEDNESS LEVELS, RAILAMERICA TRANSPORTATION AND ITS SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH WILL INTENSIFY THE RISKS DISCUSSED ABOVE.

     The indenture permits, subject to specified limitations, RailAmerica Transportation and its subsidiaries to be able to incur substantial additional indebtedness in the future. Our revolving credit facility allows us to borrow a total of $50.0 million. As of August 31, 2000, we had outstanding borrowings of approximately $23.6 million under our revolving credit facility. All of these borrowings would be senior to the notes and the guarantees. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

  WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE REQUIREMENTS.

     We cannot assure you that our future cash flows will be sufficient to meet our debt obligations and commitments. Any insufficiency would have a negative impact on our business. Our ability to generate cash flow from operations sufficient to make scheduled payments on our debt as they become due will depend on our future performance and our ability to implement our business strategy successfully. Our performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Most of these factors are beyond our control. Failure to pay our interest expense or make our principal payments would result in a default. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may be forced to reduce or delay capital expenditures and implementation of our business strategy, sell assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to repay our debt and the lenders will be able to foreclose on our assets. Even if new financing is available, it may not be on terms that are acceptable to us.

  YOUR RIGHT TO RECEIVE PAYMENT ON THE NOTES AND THE GUARANTEES IS JUNIOR TO ALL OF RAILAMERICA TRANSPORTATION'S AND THE GUARANTORS' SENIOR INDEBTEDNESS AND POSSIBLY ALL OF RAILAMERICA TRANSPORTATION'S AND THE GUARANTORS' FUTURE BORROWINGS.

     The notes will be general unsecured obligations, junior in right of payment to all of RailAmerica Transportation's existing and future senior indebtedness, including obligations under the senior credit facilities. The notes will also be effectively subordinated to any secured debt that we or our subsidiaries may have now or may incur in the future to the extent of the value of the assets securing that debt. In addition, the notes will be effectively subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes. In the event that RailAmerica Transportation or a guarantor is declared bankrupt, becomes insolvent, is liquidated or reorganized, defaults on payment under debt that is senior to the notes or commits a default causing the acceleration of the maturity of debt, any debt that ranks ahead of the notes and the guarantees will be entitled to be paid in full from RailAmerica Transportation's assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the notes or the affected guarantees. The subordination provisions of the indenture also provide that under specified circumstances, RailAmerica Transportation cannot make any payments to you for a period of up to 179 days if a non-payment default exists under our designated senior indebtedness. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, proportionally, than the holders of debt senior to the notes and the guarantees.

     At June 30, 2000, after giving pro forma effect to the sale of the outstanding notes and related warrants and the use of proceeds from that sale, as if they had occurred on that date, the notes would have ranked junior in right of payment to approximately $337.1 million of senior indebtedness. In addition, the guarantors would have had approximately $18.7 million of indebtedness outstanding (other than indebtedness consisting of guarantees of RailAmerica Transportation senior indebtedness) that would have ranked senior to the guarantors' guarantees of the notes. In addition, the indenture governing the notes permits, subject to specified limitations, the incurrence of additional indebtedness, some or all of which may be senior indebtedness.

  THE INDENTURE GOVERNING THE NOTES AND OUR SENIOR CREDIT FACILITIES CONTAIN COVENANTS THAT SIGNIFICANTLY RESTRICT OUR OPERATIONS.

     The indenture governing the notes and our senior credit facilities contain numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

     - incur more debt;

     - pay dividends, redeem or repurchase our stock or make other distributions;

     - make acquisitions or investments;

     - use assets as security in other transactions;

     - enter into transactions with affiliates;

     - merge or consolidate with others;

     - dispose of assets or use asset sale proceeds;

     - create liens on our assets; and

     - extend credit.

     In addition, our senior credit facilities also require us to meet a number of financial ratios and tests. In some cases, RailAmerica Transportation's subsidiaries are limited in their ability to make distributions to RailAmerica Transportation. Our ability to meet these ratios and tests and to comply with other provisions of our credit facilities and the indenture can be affected by changes in economic or business conditions or other events beyond our control. Our failure to comply with the obligations in our senior credit facilities and the indenture could result in an event of default under these facilities and the indenture, which, if not cured or waived, could permit acceleration of the notes, our indebtedness under the senior credit facilities or our other indebtedness which could have a material adverse effect on us. Acceleration of other indebtedness may cause us to be unable to make interest payments on the notes and repay the principal amount of the notes.

  RAILAMERICA TRANSPORTATION IS DEPENDENT ON ITS SUBSIDIARIES TO MEET ITS PAYMENT OBLIGATIONS UNDER THE NOTES.

     RailAmerica Transportation is a holding company with no significant assets other than its investments in its subsidiaries. RailAmerica Transportation conducts all of its business through these subsidiaries. In order to pay principal, interest or any applicable premiums or liquidated damages on the notes, RailAmerica Transportation must receive funds from its subsidiaries. The ability of its subsidiaries to pay dividends, or to make loans, advances or other payments to RailAmerica Transportation will depend on the subsidiaries' results of operations, provisions of applicable laws and contractual restrictions in our senior credit facility, the indenture and other instruments governing indebtedness. See "Description of the Registered Notes -- Certain Covenants -- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" for more information on the limitations on dividends and other payments by the restricted subsidiaries contained in the indenture.

  YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARES BANKRUPTCY, LIQUIDATE, OR REORGANIZE.

     Some but not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from assets of those subsidiaries before any assets are made available for distribution to us.

     As of June 30, 2000, if we had completed the sale of the outstanding notes and related warrants and the use of proceeds from that sale, these notes would have been effectively junior to approximately $127.6 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated 46.8% of our EBITDA for the year ended December 31, 1999 and 47.1% of our EBITDA for the six months ended June 30, 2000 and held 40.3% of our assets as of December 31, 1999 and 42.6% of our assets as of June 30, 2000.

  YOU WILL BE REQUIRED TO INCLUDE ORIGINAL ISSUE DISCOUNT IN YOUR GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES.

     The outstanding notes were issued with original issue discount for federal income tax purposes. A holder of a note will generally have income for tax purposes arising from this original issue discount prior to the actual receipt of cash in respect of this income. See "Certain United States Federal Income Tax Considerations."

     If a bankruptcy case is commenced by or against our company under the United States Bankruptcy Code after the issuance of the notes, the claim of a holder of any of the notes with respect to the principal amount thereof may be limited to an amount equal to the sum of:

     - the initial offering price allocable to the notes, and

     - that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code.

     Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

  THE REGISTERED NOTES MAY NOT HAVE AN ACTIVE MARKET AND THE PRICE MAY BE VOLATILE, SO YOU MAY BE UNABLE TO SELL YOUR REGISTERED NOTES AT THE PRICE YOU DESIRE OR AT ALL.

     We cannot ensure that a liquid market will develop for the registered notes, that you will be able to sell any of the registered notes at a particular time if at all or that the prices you receive when you sell will be favorable. Prior to this exchange offer, there has been no public market for the outstanding notes. The initial purchasers of the outstanding notes have informed us that they intend to make a market in the registered notes, but they are not obligated to do so. The initial purchasers may cease their market-making at any time in their sole discretion. We do not intend to apply, and are not obligated to apply, for listing of the registered notes on any securities exchange or any automated quotation system. As a result, you cannot be sure that an active trading market will develop for the registered notes.

     In addition, the liquidity of the trading market for the registered notes, if any, and the market price quoted for the registered notes, may be adversely affected by the changes in interest rates in the market for high-yield securities and by changes in our financial performance or prospects, or in the prospects for companies in the railroad industry generally.

  FRAUDULENT TRANSFER STATUTES MAY LIMIT YOUR RIGHTS AS A NOTEHOLDER.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee, such as the guarantees of the notes by our subsidiary guarantors, could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee, and any one of the following:

     - the guarantor was insolvent or rendered insolvent by reason of that incurrence;

     - the guarantor was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the other creditors of the guarantor.

     On the basis of historical financial information, recent operating history and other factors, we believe that each of the guarantors of the notes, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay those debts as they mature. We cannot assure you of the standard a court would apply in making these determinations or that a court would agree with our conclusions.

     If a court avoided the guarantee of the notes by a subsidiary guarantor as a result of a fraudulent conveyance, or held the guarantee unenforceable for any other reason, noteholders would no longer have a claim as a creditor against the assets of that subsidiary.

  WE MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     Upon the occurrence of specific change of control events, we will be required to offer to repurchase your notes at 101% of their principal amount, plus accrued interest. The terms of our senior credit facilities limit our ability to purchase your notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all of the notes upon a change of control, the financial effect of this repurchase could cause a default under our other indebtedness, even if the change in control itself would not cause a default. The ability to pay cash to the holders of the notes on a repurchase will be limited by our then existing financial resources. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facilities will not allow those repurchases. In addition, important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture.

  SOME PERSONS WHO PARTICIPATE IN THIS EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE REGISTERED NOTES.

     Based on no-action letters issued by the staff of the SEC to third parties, we believe that you may offer for resale, resell or otherwise transfer the registered notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "The Exchange Offer," you will remain obligated to comply with the prospectus delivery requirements of the Securities Act to transfer your registered notes. In these instances, if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your registered notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

RISKS RELATED TO OUR BUSINESS OPERATIONS

  OUR INABILITY TO INTEGRATE ACQUIRED BUSINESSES SUCCESSFULLY COULD HAVE ADVERSE CONSEQUENCES FOR OUR BUSINESS.

     We have experienced significant growth through acquisitions. Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We cannot assure you that we will be able to manage or integrate the acquired companies or businesses successfully. The process of combining RailTex into our operations and integrating our other acquired businesses may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:

     - loss of key employees or customers;

     - possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;

     - failure to maintain the quality of services that the companies have historically provided;

     - the need to coordinate geographically diverse organizations; and

     - the diversion of management's attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.

     These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we currently expect to result from that integration and may cause material adverse short- and long-term effects on our operating results and financial condition.

  WE EXPECT TO CONTINUE TO ACQUIRE OTHER BUSINESSES, WHICH MAY ADVERSELY AFFECT OUR OPERATING RESULTS, FINANCIAL CONDITION AND EXISTING BUSINESS.

     The success of our acquisition program will depend on, among other things:

     - the availability of suitable candidates;

     - competition from other companies for the purchase of available candidates;

     - our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

     - the availability of funds to finance acquisitions;

     - our ability to fund acquisitions in accordance with the restrictions contained in our senior credit facilities; and

     - the availability of management resources to oversee the integration and operation of the acquired businesses.

     If our acquisition program is not successful, our operating results, financial condition and existing business may be adversely affected.

     Financing for acquisitions may come from several sources, including cash on hand and proceeds from the incurrence of indebtedness or the issuance of additional common stock, preferred stock, convertible debt or other securities. Additional debt would increase our leverage and interest costs, and may rank senior to or pari passu with the notes.

  WE MAY NOT REALIZE THE ANTICIPATED COST SAVINGS AND OTHER BENEFITS FROM OUR ACQUISITION OF RAILTEX AND OUR OTHER ACQUISITIONS.

     Even if we are able to integrate the operations of RailTex and other acquired businesses into our operations, we may not realize the full benefits of the cost savings, revenue enhancements or other benefits that we currently expect to result. The potential cost savings are based on analyses completed by members of our management. These analyses necessarily involve assumptions as to future events, including general business and industry conditions, costs to operate our business and competitive factors, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions to be reasonable, they are estimates which are difficult to predict and necessarily speculative in nature. If we achieve the expected benefits, they may not be achieved within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by costs incurred in integrating the companies, increases in other expenses, operating losses or problems in the business unrelated to these acquisitions.

  WE FACE COMPETITION FROM OTHER TYPES OF TRANSPORTATION AND FROM OTHER RAIL OPERATORS.

     We compete directly with other modes of transportation, including motor carriers and, to a lesser extent, ships and barges. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided. While we must build or acquire and maintain our rail system, trucks are able to use public roadways. Any future improvements or expenditures materially increasing the quality of these alternative modes of transportation in the locations in which we operate, or legislation granting materially greater latitude for motor carriers with respect to size or weight limitations, could have a material adverse effect on our results of operations and financial condition.

     In addition, we compete for domestic acquisition opportunities with other short-line operators and for foreign acquisitions with other U.S. and foreign rail operators. Some of these competitors have significantly greater resources than we do and may possess greater local market knowledge as well.

  OUR BUSINESS MAY BE ADVERSELY AFFECTED BY UNFAVORABLE CONDITIONS IN THE AGRICULTURAL INDUSTRY BECAUSE A SUBSTANTIAL PORTION OF OUR RAILROAD TRAFFIC CONSISTS OF AGRICULTURAL COMMODITIES.

     Factors that negatively affect the agricultural industry in the regions in which we operate could have a material adverse effect on our results of operations and financial condition. These factors include weather conditions, export and domestic demand and total world supply, and fluctuations in agricultural prices. A significant portion of our revenues for the year ended December 31, 1999 and the six months ended June 30, 2000 were derived from the agricultural industry. We believe that agricultural commodities will continue to represent a principal component of our rail traffic base in the near future. As a result, we will continue to be affected by unfavorable conditions affecting the agricultural industry in general.

  WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES.

     We have railroad operations in Australia, Chile and Canada. We may also consider acquisitions in other foreign countries. The risks of doing business in foreign countries include:

     - adverse changes in the economy of those countries;

     - adverse effects of currency exchange controls;

     - restrictions on the withdrawal of foreign investment and earnings;

     - government policies against ownership of businesses by non-nationals; and

     - the potential instability of foreign governments.

     Our operations in foreign countries are also subject to economic uncertainties, including among others, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, exportation and transportation tariffs, foreign exchange restrictions and changes in taxation structure.

  BECAUSE SOME OF OUR SIGNIFICANT SUBSIDIARIES TRANSACT BUSINESS IN FOREIGN CURRENCIES, FUTURE EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     While our operations are predominantly in U.S. dollars, some of our significant subsidiaries transact business in foreign currencies, including the Australian dollar and the Canadian dollar. Changes in the relation of these and other currencies to the U.S. dollar could affect our revenues, result in exchange losses and result in the writedown of our investments in those foreign countries. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. Historically, we have not engaged in hedging transactions with respect to foreign currency exchange rates. However, if circumstances change, we may seek to limit our exposure to the risk of currency fluctuations by engaging in hedging or other transactions. We cannot assure you that we will successfully manage our exposure to currency fluctuations.

  BECAUSE WE DEPEND ON CLASS I RAILROADS FOR OUR NORTH AMERICAN OPERATIONS, OUR BUSINESS AND FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED IF OUR RELATIONSHIPS WITH CLASS I CARRIERS DETERIORATE.

     The railroad industry in the United States and Canada is dominated by a small number of Class I carriers that have substantial market control and negotiating leverage. Almost all of the traffic on our North American railroads is interchanged with Class I carriers. A decision by any of these Class I carriers to discontinue transporting commodities or to use alternate modes of transportation, such as motor carriers, could have a material adverse effect on our business and results of operations. Our ability to provide rail service to our customers in North America depends in large part upon our ability to maintain cooperative relationships with Class I carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, interchange and trackage rights. A deterioration in the operations of or service provided by those interchange partners, or in our relationship with our interchange partners, would adversely affect our business. In addition, much of the freight transported by our North American railroads moves on railcars supplied by Class I carriers. If the number of railcars supplied by Class I carriers is insufficient, we might not be able to obtain replacement railcars on favorable terms and shippers may seek alternate forms of transportation.

     Portions of our North American rail properties are operated under leases, operating agreements or trackage rights agreements with Class I carriers. Failure of our railroads to comply with these leases and agreements in all material respects could result in the loss of operating rights with respect to those rail properties, which would adversely affect our results of operations and financial condition. Class I carriers also have traditionally been significant sources of business for us, as well as sources of potential acquisition candidates as they continue to divest themselves of branch lines to smaller rail operators. Because we depend on Class I carriers for our North American operations, our business and financial results may be adversely affected if our relationships with those carriers deteriorate.

  WE ARE SUBJECT TO SIGNIFICANT GOVERNMENTAL REGULATION OF OUR RAILROAD OPERATIONS. THE FAILURE TO COMPLY WITH GOVERNMENTAL REGULATION COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     We are subject to governmental regulation by a significant number of foreign, federal, state and local regulatory authorities with respect to our railroad operations and a variety of health, safety, labor, environmental and other matters. Our failure to comply with applicable laws and regulations could have a material adverse effect on us. Governments may change the legislative framework within which we operate without providing us with any recourse for any adverse effects that the change may have on our business. Also, some of the regulations require us to obtain and maintain various licenses, permits and other authorizations and we cannot assure you that we will continue to be able to do so.

  WE MAY INCUR SIGNIFICANT EXPENSES IN CONNECTION WITH AUSTRALIA'S OPEN ACCESS REGIME.

     In Australia, where a significant portion of our operations are located, the applicable legislative framework enables third party rail operators to gain access to the railway infrastructure on which we operate for access fees. As part of this regime, we have executed and may be required to execute access agreements governing access to the railway infrastructure. We may be required to make significant expenditures and to incur significant expenses in order to comply with the applicable regulatory framework and these access agreements.

  WE MAY BE REQUIRED TO PAY PENALTY FEES UNDER SOME CIRCUMSTANCES TO A THIRD PARTY RAIL OPERATOR THAT HAS ACCESS TO THE AUSTRALIAN RAILWAYS.

     Our access agreement with V/Line Passenger in Australia contains penalty provisions if trains using the railway infrastructure are delayed, early or cancelled under a variety of circumstances resulting from our actions. The formulas for calculation of the penalty are complex. The penalties apply unless the penalty event is primarily due to acts of God, which includes, but is not limited to, events such as natural disasters, war, changes in applicable laws and power shortages. We cannot assure you that we will not incur significant penalties under the Australian access agreement.

  OUR LONG-TERM LEASE OF THE RAILWAY INFRASTRUCTURE IN AUSTRALIA MAY BE TERMINATED FOLLOWING SPECIFIED DEFAULTS.

     The director of public transport for the State of Victoria, Australia may terminate the lease in specified circumstances, including: (1) if we fail to maintain all necessary accreditations, (2) if we fail to maintain railway infrastructure and (3) if we fail to maintain insurance. The termination of the lease would have a material adverse effect on our financial condition, results of operations and business.

  TERMINATION OF OUR AGREEMENT WITH THE AUSTRALIAN WHEAT BOARD WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     If we fail to perform our obligations under our agreement with the Australian Wheat Board, they may terminate the agreement by giving us one month's notice in writing. Before giving us this one month's notice, the Australian Wheat Board must give us the opportunity to remedy the failure by giving us six weeks notice of our failure to perform. In addition to terminating the agreement for our failure to perform, the Wheat Board may terminate the agreement if we cease to exist in our present form as a result of a reconstruction or merger and a conflict of interest arises as a result. If our agreement is terminated, for any reason, our financial condition and results of operations would be adversely affected.

  WE COULD INCUR SIGNIFICANT COSTS FOR VIOLATIONS OF APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS.

     Our railroad and manufacturing operations and real estate ownership are subject to extensive foreign, federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, and the handling, storage, transportation and disposal of waste and other materials and cleanup of hazardous material or petroleum releases. Environmental liability can extend to previously owned or operated properties, leased properties and properties owned by third parties, as well as to properties currently owned and used by us. Environmental liabilities may also arise from claims asserted by adjacent landowners or other third parties in toxic tort litigation. We may be subject to allegations or findings to the effect that we have violated, or are strictly liable under, these laws or regulations. We could incur significant costs as a result. We may be required to incur significant expenses to investigate and remediate environmental contamination. Some reports prepared in connection with our recent acquisition of V/Line Freight and the Toledo, Peoria and Western Railroad Corporation identified a number of contaminated sites on the properties leased or licensed to us, which we may be required to remediate. In addition, some transactions, including the RailTex acquisition, may subject us to various requirements to investigate and remediate contamination at other properties.

  LOSS OF KEY PERSONNEL COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Our operations and prospects depend in large part on the performance of our senior management team. We cannot be sure that we would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of our senior management team, particularly Gary O. Marino, our chairman, president and chief executive officer, could have a material adverse effect on our business, financial condition and results of operations.

  SOME OF OUR EMPLOYEES BELONG TO LABOR UNIONS AND STRIKES OR WORK STOPPAGES COULD ADVERSELY AFFECT OUR OPERATIONS.

     We are a party to collective bargaining agreements with various labor unions in the United States, Australia, Chile and Canada. Some of these agreements expire within the next two years. Our inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and higher ongoing labor costs.

  WE MAY FACE LIABILITY FOR CASUALTY LOSSES WHICH ARE NOT COVERED BY INSURANCE.

     We have obtained insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. However, losses or other liabilities may arise that are not covered by insurance. In addition, under catastrophic circumstances our liability could exceed our insurance limits. Insurance is available from a limited number of insurers and may not continue to be available or, if available, may not be obtainable on terms acceptable to us.

  IF WE DO NOT COMPLETE OUR ANNOUNCED PLAN TO SELL KALYN/SIEBERT WE MAY BE UNABLE TO REPAY OUR ASSET SALE BRIDGE NOTES.

     In November 1999, we announced our intention to sell our trailer manufacturing business, Kalyn/Siebert. In connection with our acquisition of RailTex and refinancing of debt in February 2000, we entered into a $55.0 million asset sale bridge note facility that is secured by the assets of Kalyn/Siebert and is expected to be repaid in part out of the net proceeds of the sale of Kalyn/Siebert. We used $20.0 million from the net proceeds of the sale of the outstanding notes and related warrants to repay a portion of the asset sale bridge notes. To the extent that we are unable to sell Kalyn/Siebert on acceptable terms or at all, we may need to seek alternative means of financing our repayment of the remaining asset sale bridge notes. While recourse under the asset sale bridge notes is limited to the assets and stock of Kalyn/Siebert and the assets of Kalyn/Siebert Canada, we cannot assure you as to what the ultimate effect of our failure to fully repay the asset sale bridge notes in a timely manner would be.

  RISING FUEL COSTS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Fuel costs constitute a significant portion of our transportation expenses. Fuel costs were approximately 12.2% of our historical transportation expenses for the six months ended June 30, 2000, 13.9% for the year ended December 31, 1999 and 10.4% for the year ended December 31, 1998. Recently, diesel fuel prices have increased dramatically, and this increase may have a material adverse effect on our business and results of operations.

     Fuel prices and supplies are influenced significantly by international political and economic circumstances. If a fuel supply shortage were to arise from OPEC production curtailments, a disruption of oil imports or otherwise, higher fuel prices and any price increases would materially affect our operating results. We do not generally engage in fuel hedge contracts.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes as contemplated in this prospectus, we will receive in exchange the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the registered notes will be retired and cancelled and cannot be reissued. The issuance of the registered notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

     The following table shows our capitalization as of June 30, 2000 on an actual basis and on an as adjusted basis for us and for RailAmerica Transportation Corp. reflecting the issuance of the outstanding notes and related warrants and the application of the net proceeds.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Financial Information," "Selected Historical Financial Information" and the financial statements and the notes to those statements included or incorporated by reference in this prospectus.

                                                                   AS OF JUNE 30, 2000
                                                   ---------------------------------------------------
                                                                     (IN THOUSANDS)
                                                                       AS ADJUSTED
                                                                       -----------
                                                                  RAILAMERICA,          RAILAMERICA
                                                    ACTUAL          INC.(3)          TRANSPORTATION(4)
Cash and cash equivalents........................  $  9,041         $  9,041             $  8,403
                                                   ========         ========             ========
LONG-TERM DEBT (INCLUDING CURRENT PORTION):
  Senior credit facility
     Revolving credit facility...................  $ 13,014         $ 13,014             $ 13,014
     Term A loan.................................   121,875          121,046              121,046
     Term B loan.................................   203,975          203,023              203,023
  Other senior debt..............................    45,570           45,570               18,693
  Notes offered hereby(1)........................        --          117,180              117,180
  Subordinated bridge notes......................    95,000               --                   --
  Asset sale bridge notes(2).....................    57,063           37,063                   --
  Convertible subordinated debt..................    22,496           22,496                1,790
                                                   --------         --------             --------
          Total debt.............................   558,993          559,392              474,746
                                                   --------         --------             --------
Redeemable convertible preferred stock...........     6,827            6,827
                                                   --------         --------
STOCKHOLDERS' EQUITY:
  Common stock...................................        20               20
  Additional paid-in capital.....................   115,262          120,331
  Retained earnings..............................    22,200           21,288
  Accumulated other comprehensive income.........   (12,504)         (12,504)
  Less: treasury stock (shares at cost)..........    (6,500)          (6,500)
                                                   --------         --------
          Total stockholders' equity.............   118,478          122,635
                                                   --------         --------
          Total capitalization...................  $684,298         $688,854
                                                   ========         ========

------------------------
    (1) As adjusted reflects $122.2 million of gross proceeds from the sale of the outstanding notes and related warrants less a $5.1 million discount associated with the value of those warrants. The discount associated with the warrants has been allocated to additional paid-in capital.
    (2) At June 30, 2000, $37.1 million of the asset sale bridge notes are included in net liabilities of discontinued operations. For purposes of this table, we have included the entire amount of the asset sale bridge notes as long term debt.
    (3) Includes approximately $26.9 million of senior debt of Ferronor and $3.7 million of stockholders' equity attributable to Ferronor.
    (4) The pro forma as adjusted data for RailAmerica Transportation excludes approximately $26.9 million of other senior debt of Ferronor. The Ferronor debt is non-recourse to RailAmerica Transportation and its other subsidiaries.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information gives effect to the consummation of the acquisition of RailTex and the related financings and our 1999 acquisitions (each accounted for as a purchase for financial accounting purposes), and the issuance of the outstanding notes and related warrants and the application of the net proceeds from that issuance in each case as if it or they had been consummated; (1) on June 30, 2000, in the case of the unaudited pro forma combined balance sheet; and (2) on January 1, 1999, July 1, 1999 or January 1, 2000, in the case of the unaudited pro forma combined statements of operations.

     The following unaudited pro forma combined financial information is presented for illustrative purposes only and does not purport to be indicative of RailAmerica's actual financial position or results of operations as of the date hereof, or as of or for any other future date, and is not necessarily indicative of what our actual financial position or results of operations would have been had the acquisition of RailTex been consummated on the above-referenced dates, nor does it give effect to (1) any transactions other than the acquisition and those described in the notes to the unaudited pro forma combined financial information or (2) RailAmerica's or RailTex's results of operations since December 31, 1999 for the December 31, 1999 income statement or RailAmerica's or RailTex's results of operations since June 30, 2000 for the June 30, 2000 income statements.

     The following unaudited pro forma combined financial information is based upon the historical financial data of RailAmerica, V/Line Freight, RaiLink, the Toledo, Peoria and Western Railroad and RailTex and should be read in conjunction with the information appearing in "Use of Proceeds," "Capitalization," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," RailAmerica's audited consolidated financial statements and notes thereto, the RailTex audited financial statements and notes thereto, and other financial data included or incorporated by reference in this prospectus.

                       RAILAMERICA, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATING STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                TOLEDO,
                                           V/LINE FREIGHT                      PEORIA AND                 PRO FORMA    CONSOLIDATED
                          RAILAMERICA(A)   CORPORATION(B)   RAILLINK LTD.(C)   WESTERN(D)   RAILTEX(E)   ADJUSTMENTS     BALANCES
                          --------------   --------------   ----------------   ----------   ----------   -----------   ------------
Total operating
  revenue...............     $125,373         $28,831           $19,982         $ 7,674      $177,845     $  5,747(f)   $ 365,452
                             --------         -------           -------         -------      --------     --------      ---------
Operating expenses:
  Transportation -- railroad..      75,376     31,291            11,888           6,756        94,063       (3,841)(g)    215,533
  Selling, general and
    administrative......       19,550              --             3,915           1,627        36,437       (8,163)(h)     53,366
  Depreciation and
    amortization........        9,179           1,230             2,113             681        16,693          778(i)      30,674
                             --------         -------           -------         -------      --------     --------      ---------
        Total operating
          expenses......      104,105          32,521            17,916           9,064       147,193      (11,226)       299,573
                             --------         -------           -------         -------      --------     --------      ---------
        Operating
          income........       21,268          (3,690)            2,066          (1,390)       30,652       16,973         65,879
Interest expense........      (16,287)           (234)             (662)           (617)      (10,435)      (4,252)(j)    (52,708)
                                                                                                            (2,775)(k)
                                                                                                              (413)(l)
                                                                                                           (13,224)(m)
                                                                                                            (3,809)(n)
Amortization of deferred
  loans costs...........       (4,203)             --                --              --            --        1,987(o)      (2,216)
Other income
  (expense).............        5,739              --               356              18         3,051           --          9,164
Foreign exchange gain...          273              --                --              --            --         (273)(p)         --
Minority interest in
  income of
  subsidiary............       (1,551)             --                --              --            --           --         (1,551)
                             --------         -------           -------         -------      --------     --------      ---------
Income (loss) from
  continuing operations
  before income taxes...        5,239          (3,924)            1,760          (1,989)       23,268       (5,786)        18,568
Provision (benefit) for
  income taxes..........         (787)             --               629            (664)        9,389       (2,733)(q)      5,834
                             --------         -------           -------         -------      --------     --------      ---------
Income (loss) from
  continuing
  operations............     $  6,026         $(3,924)          $ 1,131         $(1,325)     $ 13,879     $ (3,053)     $  12,734
                             ========         =======           =======         =======      ========     ========      =========
Weighted average shares
  outstanding
  Basic.................       11,090                                                                        6,872         17,962
                             ========                                                                     ========      =========
  Diluted...............       11,665                                                                        8,956         20,621
                             ========                                                                     ========      =========
Earnings per share --
  continuing operations
  Basic.................     $   0.45                                                                                   $    0.65
                             ========                                                                                   =========
  Diluted...............     $   0.43                                                                                   $    0.61
                             ========                                                                                   =========

     The accompanying notes are an integral part of the pro forma financial statements.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 1999

STATEMENTS OF INCOME:

     (a) Reflects our historical consolidated statement of income for the year ended December 31, 1999 including the results of Ferronor. For the period, Ferronor had operating revenue of $19.1 million and EBITDA of $4.9 million. In addition, the historical consolidated statement of income includes the results of operation of certain non-core rail lines that we have announced are for sale. The revenue and EBITDA of these rail lines was $13.1 million and $5.1 million, respectively for the period.

     (b) Reflects the historical consolidated statement of income for V/Line Freight for the period from January 1, 1999 to April 30, 1999, the time period during the year ended December 31, 1999 which was prior to our acquisition of V/Line Freight.

     (c) Reflects the historical consolidated statement of income for RaiLink Ltd. for the period from January 1, 1999 to August 1, 1999, the time period during the year ended December 31, 1999 which was prior to our acquisition of RaiLink.

     (d) Reflects the historical consolidated statement of income for the Toledo, Peoria and Western Railroad for the period from January 1, 1999 to September 1, 1999, the time period during the year ended December 31, 1999 which was prior to our acquisition of the Toledo, Peoria and Western Railroad.

     (e) Reflects the historical consolidated statement of income for RailTex the year ended December 31, 1999 prior to our acquisition of RailTex.

     (f) Reflects revenue from track access fees at V/Line Freight for the period from January 1, 1999 to April 30, 1999, based upon the kilometers traveled times the agreed upon rate from other railroads with access to V/Line Freight's tracks, which would have been due to us had we acquired V/Line Freight on January 1, 1999.

     (g) Reflects adjustment to Transportation -- railroad expenses of $(3.8) million consisting of the reduction of V/Line Freight expenses resulting from
(i) outsourcing some maintenance functions, (ii) reimbursement of some maintenance costs from a third party and (iii) capitalization of track improvements.

     (h) Reflects an adjustment to selling, general and administrative costs of $(8.2) million consisting of: (A) $(0.4) million related to the elimination of costs incurred by RaiLink in connection with RailAmerica's acquisition of RaiLink and expensed by RaiLink during 1999; (B) $(0.9) related to a reduction in RaiLink costs resulting from (i) elimination of duplicative senior management positions, (ii) reduction in fuel costs based upon RailAmerica's negotiated prices and (iii) elimination of fees paid to directors of RaiLink and related expenses; and (C) $(6.8) million related to a reduction in RailTex costs resulting from (i) elimination of duplicative management positions as well as RailTex's Chairman Emeritus, (ii) elimination of fees paid to directors of RailTex and related costs and (iii) elimination of certain duplicative public company costs.

     (i) Reflects an adjustment to depreciation and amortization cost of $0.8 million consisting of (A) $1.2 million related to the increased depreciation and amortization due to the revaluation of V/Line Freight's property, plant and equipment and infrastructure lease; (B) $(0.3) million related to the decreased depreciation and amortization due to the revaluation of RaiLink's property, plant and equipment; (C) $(0.3) million related to the decreased depreciation and amortization due to the revaluation of Toledo, Peoria and Western Railroad's property, plant and equipment; (D) $(0.8) million related to the decreased depreciation and amortization due to the revaluation of RailTex's property, plant and equipment; and (E) $1.0 million related to the non-cash amortization of a not-to-compete payment paid to a former RailTex employee.

     (j) Reflects the adjustment to interest expense related to our acquisition of V/Line Freight for the period prior to the acquisition on April 30, 1999, assuming the acquisition was funded through the issuance of the

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL INFORMATION
              FOR THE YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

outstanding notes and convertible subordinated debt, less the elimination of historical interest expense, calculated as follows:

                                             INTEREST        ALLOCATED            INTEREST
                                               RATE      PRINCIPAL AMOUNT         EXPENSE
                                             --------   -------------------   ----------------
Outstanding notes..........................    14.0%       $95.0 million         $    4,433
Convertible subordinated debt..............     8.0%       $ 2.0 million                 53
Less: Historical interest expense on
  extinguished debt........................                                            (234)
                                                                                 ----------
                                                                                 $    4,252
                                                                                 ==========

     (k) Reflects the adjustment to interest expense related to our acquisition of RaiLink Ltd. for the period prior to the acquisition as of August 1, 1999, assuming the acquisition was funded through borrowings under our Senior Credit Facility and the issuance of the convertible subordinated debt less the elimination of historical interest expense, calculated as follows:

                                             INTEREST        ALLOCATED            INTEREST
                                               RATE      PRINCIPAL AMOUNT         EXPENSE
                                             --------   -------------------   ----------------
Senior Credit Facility.....................    9.3%        $48.6 million         $    2,636
Convertible subordinated debt..............    8.0%        $13.4 million                624
Less: Historical interest expense on
  extinguished debt........................                                            (485)
                                                                                 ----------
                                                                                 $    2,775
                                                                                 ==========

     The effect of a 1/8% increase in interest rates on the Senior Credit Facility would result in an increase in interest expense of $61,000 for the year ended December 31, 1999.

     (l) Reflects the adjustment to interest expense related to our acquisition of Toledo, Peoria and Western Railroad for the period prior to the acquisition as of September 1, 1999, assuming the acquisition was funded through borrowings under our Senior Credit Facility and the issuance of the convertible subordinated debt less the elimination of historical interest expense, calculated as follows:

                                             INTEREST        ALLOCATED            INTEREST
                                               RATE      PRINCIPAL AMOUNT         EXPENSE
                                             --------   -------------------   ----------------
Senior Credit Facility.....................    9.3%        $ 9.7 million         $      600
Convertible subordinated debt..............    8.0%        $ 8.1 million                430
Less: Historical interest expense on
  extinguished debt........................                                            (617)
                                                                                 ----------
                                                                                 $      413
                                                                                 ==========

     The effect of a 1/8% increase in interest rates on the Senior Credit Facility would result in an increase in interest expense of $12,000 for the year ended December 31, 1999.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL INFORMATION
              FOR THE YEAR ENDED DECEMBER 31, 1999 -- (CONTINUED)

     (m) Reflects the adjustment to interest expense related to our acquisition of RailTex resulting from borrowings under our Senior Credit Facility less the elimination of historical interest expense, calculated as follows:

                                             INTEREST        ALLOCATED            INTEREST
                                               RATE      PRINCIPAL AMOUNT         EXPENSE
                                             --------   -------------------   ----------------
Senior Credit Facility (Term B)............   9.35%       $205.0 million         $   19,578
Senior Credit Facility (Term A)............    9.3%       $ 43.9 million              4,081
Less: Historical interest expense on
  extinguished debt........................                                         (10,435)
                                                                                 ----------
                                                                                 $   13,224
                                                                                 ==========

     The effect of a 1/8% increase in interest rates on our Senior Credit Facility would result in an increase in interest expense of $311,000 for the year ended December 31, 1999.

     (n) Reflects the increase in interest expense for the periods subsequent to the acquisitions described in footnotes (j), (k) and (l), from the replacement of existing indebtedness with the issuance of the outstanding notes.

     (o) Reflects net increase in amortization of deferred loan costs as a result of our Senior Credit Facility and bridge loans used to finance the above acquisitions.

     (p) Reflects the elimination of a foreign exchange loss resulting from the extinguishment of debt used to finance our acquisition of V/Line Freight.

     (q) Reflects the income tax effect of the pro forma adjustments.

                       RAILAMERICA, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATING STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                             PRO FORMA       CONSOLIDATED
                                               RAILAMERICA(a)   RAILTEX(b)   ADJUSTMENTS      BALANCES
                                                  --------       -------       -------         --------
Operating revenue............................     $177,047       $14,074       $    --         $191,121
                                                  --------       -------       -------         --------
Operating expenses:
  Transportation -- railroad.................      102,103        10,889            --          112,992
  Selling, general and administrative........       28,750            --          (565)(c)       28,185
  Acquisition related costs..................        1,924            --            --            1,924
  Gain on sale of assets (net)...............       (7,785)           --            --           (7,785)
  Depreciation and amortization..............       14,384         1,480           (77)(d)       15,787
                                                  --------       -------       -------         --------
          Total operating expenses...........      139,376        12,369          (642)         151,103
                                                  --------       -------       -------         --------
          Operating income...................       37,671         1,705           642           40,018
Interest expense.............................      (23,062)         (633)       (1,339)(e)      (26,580)
                                                                                (1,546)(f)
Amortization of deferred loan costs..........       (2,638)           --         1,286(g)        (1,352)
Other income (expense).......................        1,007            --            --            1,007
Foreign exchange loss........................       (3,243)           --         2,979(h)          (264)
                                                  --------       -------       -------         --------
  Income (loss) from continuing operations
     before income taxes.....................        9,735         1,072         2,022           12,829
Provision (benefit) for income taxes.........        3,036           483           511(i)         4,030
                                                  --------       -------       -------         --------
  Income (loss) from continuing operations...     $  6,699       $   589       $ 1,511         $  8,799
                                                  ========       =======       =======         ========
Weighted average shares outstanding
  Basic......................................       17,493                       1,130           18,623
                                                  ========                     =======         ========
  Diluted....................................       17,684                       1,130           18,814
                                                  ========                     =======         ========
Earnings per share -- continuing operations
  Basic......................................     $   0.36                                     $   0.45
                                                  ========                                     ========
  Diluted....................................     $   0.36                                     $   0.45
                                                  ========                                     ========

     The accompanying notes are an integral part of the pro forma financial statements.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL INFORMATION
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2000

STATEMENT OF INCOME:

     (a) Reflects our historical consolidated statement of income for the six months ended June 30, 2000 including the results of Ferronor. For the period, Ferronor had operating revenue of $10.3 million and EBITDA of $2.0 million. In addition, the historical consolidated statement of income includes the results of operation of certain non-core rail lines that we have announced are for sale. The revenue and EBITDA of these rail lines was $7.2 million and $2.9 million, respectively for the period.

     (b) Reflects the historical consolidated statement of income for RailTex for the month of January 2000, the time period during the six month period ended June 30, 2000 which was prior to our acquisition of RailTex.

     (c) Reflects an adjustment to selling, general and administrative costs of $(0.6) million consisting of: a reduction in RailTex costs resulting from (i) elimination of duplicative management positions as well as RailTex's Chairman Emeritus, (ii) elimination of fees paid to directors of RailTex and related costs and (iii) elimination of certain duplicative public company costs.

     (d) Reflects an adjustment to depreciation and amortization cost of $(0.1) million consisting of (A) the decreased depreciation and amortization due to the revaluation of RailTex's property, plant and equipment and (B) $0.1 million related to the non-cash amortization of a not-to-compete payment paid to a former RailTex employee.

     (e) Reflects the adjustment to interest expense related to our acquisition of RailTex resulting from borrowings under our Senior Credit Facility less the elimination of historical interest expense, calculated as follows:

                                                    INTEREST      ALLOCATED        INTEREST
                                                      RATE     PRINCIPAL AMOUNT    EXPENSE
                                                    --------   ----------------    --------
Senior Credit Facility (Term B)...................   9.55%      $205.0 million      $1,631
Senior Credit Facility (Term A)...................    9.3%      $ 43.9 million         341
Less: Historical interest expense on extinguished
  debt............................................                                    (633)
                                                                                    ------
                                                                                    $1,339
                                                                                    ======

     The effect of a 1/8% increase in interest rates on our Senior Credit Facility would result in an increase in interest expense of $78,000 for the three months ended March 31, 2000.

     (f) Reflects the increase in interest expense from the replacement of existing indebtedness with the issuance of the outstanding notes.

     (g) Reflects net decrease in amortization of deferred loan costs as a result of our Senior Credit Facility and bridge loans used to finance the above acquisitions.

     (h) Reflects the elimination of a foreign exchange loss resulting from the extinguishment of debt used to finance our acquisition of V/Line Freight.

     (i) Reflects the income tax effect of the pro forma adjustments.

                       RAILAMERICA, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATING STATEMENTS OF INCOME
                   FOR THE TWELVE MONTHS ENDED JUNE 30, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               TOLEDO
                                                                             PEORIA AND                 PRO FORMA    CONSOLIDATED
                                         RAILAMERICA(A)   RAILINK LTD.(B)    WESTERN(C)   RAILTEX(D)   ADJUSTMENTS     BALANCES
                                         --------------   ----------------   ----------   ----------   -----------   ------------
Operating revenues:
Total operating revenue................     $262,542          $ 2,832         $ 1,912      $101,594      $    --       $368,880
                                            --------          -------         -------      --------      -------       --------
Operating expenses:
  Transportation -- railroad...........      154,127            1,824           2,564        52,156           --        210,671
  Acquisition related costs............        1,924               --              --            --           --          1,924
  Gain on sale of assets, net..........       (7,785)              --              --            --           --         (7,785)
  Selling, general and
    administrative.....................       40,495            1,056             844        22,934       (4,675)(e)     60,653
  Depreciation and amortization........       20,843              314             170         9,980          (14)(f)     31,293
                                            --------          -------         -------      --------      -------       --------
        Total operating expenses.......      209,604            3,194           3,578        85,070       (4,690)       296,756
                                            --------          -------         -------      --------      -------       --------
        Operating income...............       52,938             (362)         (1,666)       16,524        4,690         72,124
Interest expense.......................      (34,961)             (96)           (214)       (5,924)        (395)(g)    (53,997)
                                                                                                             (44)(h)
                                                                                                          (7,877)(i)
                                                                                                          (4,485)(j)
Amortization of deferred loan costs....       (5,853)               0               0             0        2,908(k)      (2,945)
Other income (expense).................        5,729               42               0         2,211                       7,982
Foreign exchange gain (loss)...........       (4,975)               0               0             0        2,979(l)      (1,996)
                                            --------          -------         -------      --------      -------       --------
  Income (loss) from continuing
    operations before income taxes.....       12,878             (416)         (1,880)       12,811       (2,224)        21,168
Provision (benefit) for income taxes...        1,581             (215)           (640)        5,204       (1,188)(m)      4,742
                                            --------          -------         -------      --------      -------       --------
Income (loss) from continuing
  operations...........................     $ 11,297          $  (201)        $(1,240)     $  7,607      $(1,037)      $ 16,424
                                            ========          =======         =======      ========      =======       ========
Weighted average shares outstanding
  Basic................................       14,528                                                       5,541         20,069
                                            ========                                                     =======       ========
  Diluted..............................       17,378                                                       5,541         22,919
                                            ========                                                     =======       ========
Earnings per share -- Continuing
  operations
  Basic................................     $   0.72                                                                   $   0.75
                                            ========                                                                   ========
  Diluted..............................     $   0.62                                                                   $   0.67
                                            ========                                                                   ========

     The accompanying notes are an integral part of the pro forma financial statements.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL INFORMATION
                FOR THE TWELVE MONTH PERIOD ENDED JUNE 30, 2000

INCOME STATEMENT:

     (a) Reflects our historical consolidated statement of income for the twelve months ended June 30, 2000 including the results of Ferronor. For the period, Ferronor had operating revenue of $21.4 million and EBITDA of $5.0 million. In addition, the historical consolidated statement of income includes the results of operation of certain non-core rail lines that we have announced are for sale. The revenue and EBITDA of such rail lines was $13.3 million and $5.6 million, respectively for the period.

     (b) Reflects the historical consolidated statement of income for RaiLink Ltd. for the period from July 1, 1999 to August 1, 1999, the time period during the twelve month period ended June 30, 2000 which was prior to our acquisition of RaiLink.

     (c) Reflects the historical consolidated statement of income for the Toledo, Peoria and Western Railroad for the period from July 1, 1999 to September 1, 1999, the time period during the twelve month period ended June 30, 2000 which was prior to our acquisition of the Toledo, Peoria and Western Railroad.

     (d) Reflects the historical consolidated statement of income for RailTex for the period from July 1, 1999 to February 1, 2000, the time period during the twelve month period ended June 30, 2000 which was prior to our acquisition of RailTex.

     (e) Reflects an adjustment to selling, general and administrative costs of $(4.7) million consisting of: (A) $(0.1) million related to the elimination of costs incurred by RaiLink in connection with RailAmerica's acquisition of RaiLink and expensed by RaiLink during 1999; (B) $(0.7) related to a reduction in RaiLink costs resulting from (i) elimination of duplicative senior management positions, (ii) reduction in fuel costs based upon RailAmerica's negotiated prices and (iii) elimination of fees paid to directors of RaiLink and related expenses; and (C) $(3.9) related to a reduction in RailTex costs resulting from
(i) elimination of duplicative management positions as well as RailTex's Chairman Emeritus, (ii) elimination of fees paid to directors of RailTex and related costs and (iii) elimination of certain duplicative public company costs.

     (f) Reflects an adjustment to depreciation and amortization cost consisting of (A) $(0.1) related to the decreased depreciation and amortization due to the revaluation of RaiLink's property, plant and equipment; (B) $(0.1) related to the decreased depreciation and amortization due to the revaluation of Toledo, Peoria and Western Railroad's property, plant and equipment; (C) $(0.4) related to the decreased depreciation and amortization due to the revaluation of RailTex's property, plant and equipment; and (D) $0.6 million related to the non-cash amortization of a not-to-compete payment paid to a former RailTex employee.

     (g) Reflects the adjustment to interest expense related to our acquisition of RaiLink Ltd. for the period prior to the acquisition on August 1, 1999, assuming the acquisition was funded through borrowings under our Senior Credit Facility and the issuance of convertible subordinated debt less the elimination of historical interest expense, calculated as follows:

                                                    INTEREST      ALLOCATED        INTEREST
                                                      RATE     PRINCIPAL AMOUNT    EXPENSE
                                                    --------   ----------------    --------
Senior Credit Facility............................    9.3%      $ 48.6 million      $  402
Convertible Subordinated debt.....................    8.0%      $ 13.4 million          89
Less: Historical interest expense on extinguished
  debt............................................                                     (96)
                                                                                    ------
                                                                                    $  395
                                                                                    ======

     The effect of a 1/8% increase in interest rates on our Senior Credit Facility would result in an increase in interest expense of $15,000 for the period.

     (h) Reflects the adjustment to interest expense related to our acquisition of the Toledo, Peoria and Western Railroad for the period prior to the acquisition as of September 1, 1999, assuming the acquisition

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL INFORMATION
         FOR THE TWELVE MONTH PERIOD ENDED JUNE 30, 2000 -- (CONTINUED)

was funded through borrowings under our Senior Credit Facility and the issuance of convertible debt less the elimination of historical interest expense, calculated as follows:

                                                    INTEREST      ALLOCATED        INTEREST
                                                      RATE     PRINCIPAL AMOUNT    EXPENSE
                                                    --------   ----------------    --------
Senior Credit Facility............................    9.3%      $  9.7 million      $ 150
Convertible subordinated debt.....................    8.0%      $  8.1 million        108
Less: Historical interest expense on extinguished
  debt............................................                                   (214)
                                                                                    -----
                                                                                    $  44
                                                                                    =====

     The effect of a 1/8% increase in interest rates on our Senior Credit Facility would result in an increase in interest expense of $3,000 for the period.

     (i) Reflects the adjustment to interest expense related to our acquisition of RailTex for the period prior to the acquisition as of February 1, 2000, as a result of borrowings under our Senior Credit Facility less the elimination of historical interest expense. The interest rates and debt balances are as follows:

                                                   INTEREST      ALLOCATED        INTEREST
                                                     RATE     PRINCIPAL AMOUNT    EXPENSE
                                                   --------   ----------------    --------
Senior Credit Facility (Term B)..................   9.55%      $205.0 million     $11,419
Senior Credit Facility (Term A)..................    9.3%      $ 43.9 million       2,382
Less: Historical interest expense on extinguished
  debt...........................................                                  (5,924)
                                                                                  -------
                                                                                  $ 7,877
                                                                                  =======

     The effect of a 1/8% increase in interest rates on our Senior Credit Facility would result in an increase in interest expense of $311,000 for the period.

     (j) Reflects the increase in interest expense for the periods subsequent to the acquisitions described in footnotes (g), (h) and (i) from the replacement of existing indebtedness with the issuance of the outstanding notes.

     (k) Reflects the net increase in amortization of deferred loan costs as a result of our Senior Credit Facility and bridge loans used to finance the above acquisitions.

     (l) Reflects the elimination of a foreign exchange loss resulting from the extinguishment of debt used to finance our acquisition of V/Line Freight.

     (m) Reflects the income tax effect of the pro forma adjustments.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 30, 2000
                                 (IN THOUSANDS)

                                                                          PRO FORMA      CONSOLIDATED
                                                        RAILAMERICA(A)   ADJUSTMENTS       BALANCES
                                                        --------------   -----------     ------------
                                               ASSETS
Cash..................................................    $   9,041       $      --        $  9,041
Accounts and notes receivable.........................       57,056              --          57,056
Inventories...........................................       11,968              --          11,968
Other current assets..................................        7,958              --           7,958
Net assets of discontinued operation..................       19,338              --          19,338
                                                          ---------       ---------        --------
          Total current assets........................      105,361              --         105,361
Property, plant and equipment, net....................      737,238              --         737,238
Investment in affiliates..............................        4,739              --           4,739
Other assets..........................................       21,371           5,000(b)       24,600
                                                                             (1,770)(c)
                                                          ---------       ---------        --------
          Total assets................................    $ 868,709       $   3,229        $871,938
                                                          =========       =========        ========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt..................    $  20,553       $      --        $ 20,553
Current portion of asset sale bridge loan.............       37,063              --          37,063
Accounts payable......................................       41,210              --          41,210
Accrued expenses......................................       38,224            (468)(d)      37,756
                                                          ---------       ---------        --------
          Total current liabilities...................      137,050            (468)        136,582
                                                          ---------       ---------        --------
Long-term debt........................................      383,880         (21,781)(d)     479,279
                                                                            117,180(e)
Subordinated debt.....................................       96,790         (95,000)(d)       1,790
Convertible debt......................................       20,706                          20,706
Other liabilities.....................................       28,742                          28,742
Deferred income taxes.................................       66,552            (708)(c)      65,844
Minority interest.....................................        9,684                           9,684
Redeemable convertible preferred stock................        6,827                           6,827
Stockholders' equity
  Common stock........................................           20                              20
  Additional paid in capital..........................      115,262           5,069(e)      120,331
  Retained earnings...................................       22,200          (1,163)(c)      21,137
  Accumulated other comprehensive income..............      (12,504)                        (12,504)
  Less treasury stock.................................       (6,500)                         (6,500)
                                                          ---------       ---------        --------
          Total stockholders' equity..................      118,478           4,006         122,484
                                                          ---------       ---------        --------
          Total liabilities and stockholders'
            equity....................................    $ 868,709       $   3,229        $871,938
                                                          =========       =========        ========

     The accompanying notes are an integral part of the pro forma financial statements.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATING FINANCIAL INFORMATION

                              AS OF JUNE 30, 2000

BALANCE SHEET:

     (a) Represents our historical balance sheet as of June 30, 2000.

     (b) Represents debt issuance costs related to the outstanding notes.

     (c) Represents the write-off of $1.8 million of debt issuance costs associated with debt which was refinanced in connection with the issuance of the outstanding notes and related warrants.

     (d) Represents the portion of outstanding debt that was refinanced in connection with the issuance of the outstanding notes and related warrants.

     (e) Represents the outstanding notes and the value of warrants issued with the notes.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     Our selected historical financial information as of and for each of the five years in the period ended December 31, 1999, have been derived from our audited consolidated financial statements and notes thereto. Our selected historical financial information as of and for the six months ended June 30, 1999 and 2000 have been derived from our unaudited consolidated financial statements and notes thereto. Our results of operations for the six months ended June 30, 2000 are not indicative of the results to be expected for the full year. You should read the following selected historical financial information in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited consolidated financial statements and notes thereto and the other financial data contained elsewhere or incorporated by reference in this prospectus.

                        SELECTED HISTORICAL CONSOLIDATED
                   FINANCIAL INFORMATION OF RAILAMERICA, INC.
                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                                                                                                              SIX MONTHS
                                                                    YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                                        -----------------------------------------------   ------------------
                                                         1995     1996      1997      1998       1999      1999       2000
INCOME STATEMENT DATA:
  Operating revenue...................................  $7,205   $12,020   $24,496   $37,256   $125,372   $39,878   $177,047
  Operating income....................................     541     2,516     3,365     5,497     21,268     6,001     37,671
  Income (loss) from continuing operations before
    income taxes......................................     (40)      777      (127)     (887)     5,239     2,096      9,735
  Income (loss) from continuing operations............     (22)      478       288       113      6,026     1,428      6,699
  Net income (loss)...................................  $  868   $   505   $ 1,939   $ 4,401   $  9,921   $ 3,951   $  4,371
BASIC EARNINGS PER COMMON SHARE:
  Continuing operations...............................  $(0.15)  $  0.10   $  0.02   $  0.01   $   0.45   $  0.09   $   0.36
  Net income per share................................  $ 0.04   $  0.10   $  0.23   $  0.46   $   0.80   $  0.32   $   0.24
DILUTED EARNINGS PER COMMON SHARE:
  Continuing operations...............................  $(0.15)  $  0.09   $  0.02   $  0.01   $   0.43   $  0.08   $   0.36
  Net (loss) income per share.........................  $ 0.04   $  0.10   $  0.22   $  0.45   $   0.77   $  0.31   $   0.23
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic...............................................   4,554     4,966     8,304     9,553     11,090    10,617     17,493
  Diluted.............................................   4,554     4,966     8,587     9,778     11,665    11,004     17,684
OTHER DATA:
  EBITDA before certain charges (2)(3)(4).............  $1,364   $ 3,609   $ 5,153   $ 8,040   $ 31,098   $ 8,721   $ 52,055
  Cash flows from operations..........................  $3,321   $ 2,206   $ 2,292   $ 5,743   $ 21,500   $13,029   $ 19,305
  Ratio of earnings to fixed charges (5)..............     N/A      1.38      1.18      1.13       1.25   $  1.35   $   1.35

                                                                 AT DECEMBER 31,                       AT JUNE 30, 2000
                                                  ----------------------------------------------   -------------------------
                                                   1995     1996      1997      1998      1999      ACTUAL    AS ADJUSTED(1)
BALANCE SHEET DATA:
  Working capital (deficit).....................  $  830   $ 2,199   $ 1,407   $10,071   $23,957   $(31,689)    $ (31,221)
        Total assets............................  34,687    65,317    95,235   135,833   443,928    868,709       871,938
  Long-term debt, excluding current
    maturities..................................  15,540    36,273    43,875    62,770   145,016    383,880       362,099
  Subordinated debt, excluding current
    maturities..................................   2,000     2,000     2,000        --   122,449    117,496       139,676
  Redeemable convertible preferred stock........      --        --        --     6,882     8,830      6,827         6,827
  Stockholders' equity..........................  $9,149   $15,992   $26,814   $34,760   $69,466   $118,478     $ 122,635
OPERATING DATA:
  Freight carloads..............................  18,505    25,871    69,140   117,535   154,091    551,332       551,332
  Track mileage.................................     450       930     2,330     2,400     7,650     11,750        11,750
  Number of employees...........................     265       275       542       652     1,697      2,600         2,600

------------------------------

(1) Adjusted to give effect to the sale of the outstanding notes and the related warrants and the application of the net proceeds from that sale and the issuance of the warrants.

(2) EBITDA represents income from continuing operations before provisions for income taxes, interest expense and depreciation and amortization. While EBITDA should not be construed as a substitute for other historical operating data prepared in accordance with GAAP in analyzing our operating performance, financial position and cash flows, we have included EBITDA because it is commonly used by some investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine our ability to service debt.

(3) For the year ended December 31, 1999, EBITDA excludes $651,146 of expenses associated with the Delaware Valley Railway.

(4) For the six months ended June 30, 2000, EBITDA excludes (1) $1,924,000 of acquisition related costs which consisted of (a) 170,000 non-cash amortization of a not-to-compete to a former RailTex employee and (b) $1,754,000 of other RailTex related acquisition costs, (2) $925,000 non-cash amortization of a fuel hedge and (3) $7,785,000 of net gain on sale and impairment of assets.

(5) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income before taxes and fixed charges and "fixed charges" include interest expense, amortization of deferred financing fees and costs and a portion of rent expense that is representative of the interest factor in these rentals. Fixed charges exceeded earnings by approximately $40,000 for the year ended December 31, 1995.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     As a condition to the sale of the outstanding notes, we and the initial purchasers of the outstanding notes entered into the registration rights agreement. Under the registration rights agreement, we agreed to:

     - file with the SEC an exchange offer registration statement under the Securities Act with respect to the registered notes no later than November 12, 2000;

     - use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than February 10, 2001; and

     - keep the exchange offer open for a period not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to holders of the outstanding notes; and

     - cause the exchange offer to be consummated no later than the 30th business day after it is declared effective under the Securities Act.

     The exchange offer being made by this prospectus is intended to satisfy our obligations under the registration rights agreement. You may be entitled to "shelf" registration rights. In accordance with the registration rights agreement, we are required to file a shelf registration covering your outstanding notes for a continuous offering in accordance with Rule 415 of the Securities Act if:

     - we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

     - any holder of outstanding notes which are Transfer Restricted Securities notifies us before the 20th business day following the consummation of the exchange offer that:

        - it is prohibited by law or SEC policy from participating in the exchange offer;

        - it may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus (including any amendment or supplement thereto) contained in the exchange offer registration statement is not appropriate or available for those resales by it; or

        - it is a broker-dealer and holds notes acquired directly from us or any of our affiliates.

     In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective until the later of two years from the date the shelf registration is declared effective by the SEC or the date on which all of the outstanding notes have been sold thereunder.

     For purposes of the registration rights agreement, "Transfer Restricted Securities" means each note until the earlier of:

          (1) the date on which that note is exchanged in the exchange offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

          (2) the date on which that note has been disposed of in accordance with the shelf registration statement;

          (3) the date on which that note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the exchange offer registration statement (including delivery of the prospectus contained therein); and

          (4) the date on which that note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The registration rights agreement provides that:

          (1) if we fail to file an exchange offer registration statement with the SEC on or before November 12, 2000;

          (2) if the exchange offer registration statement is not declared effective before February 10, 2001;

          (3) if the exchange offer is not consummated on or before the 30th business day after the exchange offer registration statement is declared effective;

          (4) if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or before the 30th day after that filing obligation arises;

          (5) if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or before the 90th day after the obligation to file a shelf registration statement arises; or

          (6) if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a "Registration Default"), then we will pay to each holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of the Transfer Restricted Securities held by such holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Transfer Restricted Securities. We will not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     We will pay all accrued Liquidated Damages to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

EFFECT OF THE EXCHANGE OFFER

     Based on no-action letters issued by the staff of the SEC to third parties, we believe that you may offer for resale, resell and otherwise transfer the registered notes issued to you under the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you can represent that:

     - you are acquiring the registered notes in the ordinary course of your business;

     - you are not engaging in and do not intend to engage in a distribution of the registered notes;

     - you have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the registered notes; and

     - you are not an "affiliate" (as defined in Rule 405 of the Securities Act) of ours.

     If you are not able to make these representations, you are a "Restricted Holder." As a Restricted Holder, you will not be able to participate in the exchange offer, may not rely on the SEC staff positions set forth in the Exxon Capital Holdings Corporation no-action letter and similar no-action letters and may only sell your outstanding notes as part of a registration statement containing the selling security holder information required by Item 507 or 508 of SEC Regulation S-K, as applicable, or under an exemption from the registration requirements of the Securities Act.

     In addition, each broker-dealer, other than a Restricted Holder, that receives registered notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities (a "Participating Broker-Dealer") may be a statutory underwriter and must acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act upon any resale of those registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the SEC staff, we believe that a Participating Broker-Dealer may offer for resale, resell and otherwise transfer registered notes issued under the exchange offer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as part of their resales. We have agreed that, for a period of one year after the completion of the exchange offer, we will make this prospectus available to any broker-dealer for use by the broker-dealer in any resale. For more information, please see the section in this prospectus entitled "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

     To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will decrease with a resulting decrease in the liquidity in the market for the outstanding notes. In addition, following completion of the exchange offer, except as provided in the registration rights agreement, you will not have any further registration rights and your outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your outstanding notes could be adversely affected. You may suffer adverse consequences if you fail to exchange your outstanding notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal, we will accept for exchange any and all outstanding notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount at maturity of registered notes in exchange for each $1,000 principal amount at maturity of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes under the exchange offer. However, outstanding notes may be tendered only in minimum denominations of $1,000 principal amount and integral multiples of $1,000. As of the date of this prospectus, an aggregate of $130,000,000 in principal amount at maturity of the outstanding notes is outstanding. This prospectus, together with the
accompanying letter of transmittal, is first being sent on or about           ,
2000, to the nominee of The Depository Trust Company ("DTC" or the "Depository") and to others believed to have beneficial ownership in the outstanding notes.

     The form and terms of the registered notes will be substantially identical to the form and terms of the outstanding notes, except that:

     - the offering of the registered notes has been registered under the Securities Act;

     - the registered notes will not be subject to transfer restrictions; and

     - the registered notes will be issued free of any covenants regarding registration rights and free of any provision for Liquidated Damages.

     The registered notes will evidence the same debt as the outstanding notes and will be issued under the same indenture.

     You do not have any appraisal or dissenters rights under law or the indenture in the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act. Outstanding notes which are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding.

     We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral notice, promptly confirmed in writing, or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the registered notes from us.

     If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, certificates for any such unaccepted outstanding notes will be returned to you, without expense, as promptly as practicable after the expiration date.

     If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of outstanding notes under the exchange offer. We will pay all charges and expenses, other than underwriting discounts and commissions and transfer taxes, as part of the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE, EXTENSIONS, TERMINATION

     The term "expiration date" means 5:00 p.m., New York City time, on
          , 2000, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     We have the right, subject to applicable law, in our reasonable discretion, at any time and from time to time, (1) to extend the exchange offer or (2) to terminate the exchange offer, if any of the conditions set forth below under " -- Conditions" shall not have been satisfied by giving oral or written notice of such extension or termination to the exchange agent. Any such extension or termination will be followed as promptly as practicable by a public announcement.

     Any such termination or extension will be followed promptly by oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and that announcement in the case of an extension will be made no later than 9:00 am, New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

  Book-Entry Interests

     The outstanding notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

     If you hold your outstanding notes in the form of book-entry interests and you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

          (1) written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

          (2) computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

     In addition, in order to deliver outstanding notes held in the form of book-entry interests:

          (A) a timely confirmation of book-entry transfer of those notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "-- Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

          (B) you must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OUTSTANDING NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  Certificated Outstanding Notes

     Only registered holders of certificated outstanding notes may tender those notes in the exchange offer. If your outstanding notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date. a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "-- Exchange Agent." In addition, in order to validly tender your certificated outstanding notes:

          (1) the certificates representing your outstanding notes must be received by the exchange agent prior to the expiration date, or

          (2) you must comply with the guaranteed delivery procedures described below.

  Procedures Applicable to All Holders

     If you validly tender outstanding notes and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

          (A) outstanding notes tendered in the exchange offer are tendered either:

             (1) under "Special Delivery Instructions" on the letter of transmittal; or

             (2) for the account of an eligible institution; and

          (B) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that are participants in the Securities Transfer Agents Medallion Program. the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

     If the letter of transmittal is signed by a person other than you, your outstanding notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those outstanding notes.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your outstanding notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

          (1) you improperly tender your outstanding notes;

          (2) you have not cured any defects or irregularities in your tender;
     and

          (3) we have not waived those defects, irregularities or improper tender.

     The exchange agent will return your outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

     By tendering, you will represent to us that, among other things:

          (1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer;

          (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer; and

          (4) you are not an "affiliate" of ours, as defined under Rule 405 of the Securities Act.

     In all cases, issuance of registered notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your outstanding notes or a timely book-entry confirmation of your outstanding notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged outstanding notes, or outstanding notes in substitution therefor, will be returned without expense to you. In addition, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged outstanding notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

  Guaranteed Delivery Procedures

     If you desire to tender your outstanding notes and your outstanding notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

          (1) you tender through an eligible financial institution;

          (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

          (3) the certificates for all certificated outstanding notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

     The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

          (1) your name and address;

          (2) the amount of outstanding notes you are tendering; and

          (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three NYSE trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

             (A) the certificates for all certificated outstanding notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

             (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

             (C) any other documents required by the letter of transmittal.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occur:

          (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

          (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date;

     then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address listed in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

     - specify the name in which any outstanding notes are to be registered if different from that of the person that deposited the outstanding notes to be withdrawn.

     If the outstanding notes have been delivered under the book-entry procedure set forth above under "-- Procedures for Tendering," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn outstanding notes.

     We will determine, in our sole discretion, all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination shall be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and registered notes will not be issued in exchange for those withdrawn outstanding notes unless the withdrawn outstanding notes are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

     Any outstanding notes that are tendered but not accepted due to withdrawal, rejection of tender or termination of the exchange offer will be returned as soon as practicable to the holder without cost to the holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, these outstanding notes will be credited to an account maintained with that book-entry transfer facility for the outstanding notes).

CONDITIONS

     Notwithstanding any other term of the exchange offer, we are not required to accept for exchange any outstanding notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of any outstanding notes, if:

     - the exchange offer will violate applicable law or any applicable interpretation of the SEC staff;

     - the outstanding notes are not tendered in accordance with the exchange offer;

     - you do not represent that you are acquiring the registered notes in the ordinary course of your business, that you are not engaging in and do not intend to engage in a distribution of the registered notes, and that you have no arrangement or understanding with any person to participate in a distribution of the registered notes; or

     - any action or proceeding is instituted or threatened by any governmental agency with respect to the exchange offer which would reasonably be expected to impair our ability to proceed with the exchange offer.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition or we may waive them in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If we determine in our reasonable judgment that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders (or, in the case of outstanding notes delivered by book-entry transfer within DTC, credit any outstanding notes to the account maintained within DTC by the participant in DTC which delivered the notes), (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the tenders of outstanding notes (see "Withdrawal of Tenders" above) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn. If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that five to ten business day period.

EXCHANGE AGENT

     Wells Fargo Bank Minnesota, N.A. has been appointed as exchange agent for the exchange offer. Delivery of letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent as follows:

By Registered or Certified Mail:                       In Person by Hand Only:
WELLS FARGO BANK MINNESOTA, N.A.                       WELLS FARGO BANK MINNESOTA, N.A.
Corporate Trust Operations                             12th Floor -- Northstar East Building
MAC N9303-121                                          Corporate Trust Services
P.O. Box 1517                                          608 Second Avenue South
Minneapolis, MN 55480                                  Minneapolis, MN

By Regular Mail or Overnight Courier:                  By Facsimile (Eligible Institution Only):
WELLS FARGO BANK MINNESOTA, N.A.                       (616) 667-4927
Corporate Trust Operations                             Attention: Corporate Trust Operations
MAC N9303-121                                          Confirmed by Telephone: (800) 344-5128
Sixth & Marquette Avenue
Minneapolis, MN 55479                                  (Originals of all documents submitted by facsimile
                                                       should be sent promptly by hand, overnight courier or
                                                       registered or certified mail.)

     Delivery to other than the above address or facsimile number will not constitute a valid delivery of your outstanding notes.

FEES AND EXPENSES

     We will pay expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and regular employees.

     We have not retained any dealer-manager as part of the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services and will reimburse it for its reasonable out-of-pocket expenses under the exchange offer. We will also pay the reasonable fees and expenses of one firm acting as counsel for the holders of the outstanding notes. Expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

     You must pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. If satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to you.

ACCOUNTING TREATMENT

     The registered notes will be recorded at the same carrying value as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the outstanding notes will be amortized over the term of the registered notes.

                      DESCRIPTION OF THE REGISTERED NOTES

GENERAL

     The registered notes will be issued under the indenture for the outstanding notes among RailAmerica Transportation Corp., the guarantors and Wells Fargo Bank Minnesota, N.A., as trustee. Any outstanding notes that remain outstanding after the completion of the exchange offer, together with the registered notes issued in exchange for the outstanding notes, will be treated as a single class of debt securities under the indenture. Unless otherwise indicated, the outstanding notes and the registered notes to be issued in the exchange offer are collectively referred to as the "notes" in this summary description. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the Trust Indenture Act for a statement thereof. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus.

     The following description is a summary of the material provisions of the indenture. It is not complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture of certain terms used below. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

     The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "RailAmerica Transportation" refers only to RailAmerica Transportation Corp. and not to any of its subsidiaries.

     The notes:

     - are general unsecured obligations of RailAmerica Transportation;

     - rank junior in right of payment to all secured indebtedness to the extent of the assets securing that indebtedness;

     - rank junior in right of payment to all existing and future Senior Indebtedness of RailAmerica Transportation including Obligations under the Senior Credit Facility;

     - rank equally in right of payment with any future senior subordinated Indebtedness of RailAmerica Transportation;

     - rank senior in right of payment to all future subordinated Indebtedness of RailAmerica Transportation; and

     - be effectively junior to all liabilities of RailAmerica Transportation's non-guarantor subsidiaries.

     The notes will be unconditionally guaranteed on a senior subordinated basis by RailAmerica Transportation's parent, Palm Beach Rail Holding, Inc., its indirect parent RailAmerica, Inc. and by each of its Restricted Subsidiaries that are Domestic Subsidiaries. The guarantees:

     - are general unsecured obligations of the Guarantors;

     - will rank junior in right of payment to all existing and future Guarantor Senior Indebtedness of the Guarantors, including borrowings and guarantees under the Senior Credit Facility;

     - will rank equally in right of payment with any future senior subordinated Indebtedness of the Guarantors; and

     - will rank senior in right of payment to any future subordinated Indebtedness of the Guarantors.

     As of June 30, 2000, RailAmerica Transportation and the Guarantors had outstanding approximately $337.1 million of consolidated Senior Indebtedness and its non-guarantor subsidiaries had approximately $90.1 million of outstanding liabilities, including trade payables but excluding intercompany obligations and obligations represented by guarantees of indebtedness of RailAmerica Transportation or another Guarantor. The indenture permits RailAmerica Transportation and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness, in the future. See "Risk Factors" and "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." RailAmerica, Inc. and Palm Beach Rail Holding, Inc. are not subject to the restrictive covenants contained in the indenture. As a result, you should not rely on their guarantees in evaluating an investment in the notes.

     As of the date of this prospectus, all of RailAmerica Transportation's Domestic Subsidiaries will be Restricted Subsidiaries and Guarantors. For the year ended December 31, 1999 and the six months ended June 30, 2000, these subsidiaries accounted for 54% and 49% of its pro forma total revenue. So long as it satisfies the conditions described in the definition of "Unrestricted Subsidiary," RailAmerica Transportation will be permitted to designate current or future Subsidiaries as "Unrestricted" Subsidiaries that are not subject to the restrictive covenants included in the indenture.

     The effect of designating a Subsidiary as an "Unrestricted Subsidiary" will be

     - an Unrestricted Subsidiary will not be subject to the restrictive covenants in the indenture;

     - a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be removed from its guarantee; and

     - the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of RailAmerica Transportation for purposes of calculating compliance with the restrictive covenants contained in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     - The notes are limited to $130,000,000 in aggregate principal amount and will mature on August 15, 2010.

     - The notes bear interest at the rate of 12 7/8% per annum.

     - RailAmerica Transportation will pay interest on the notes in cash in arrears on August 15 and February 15 of each year, commencing February 15, 2001, to holders of record of notes at the close of business on the August 1 or February 1 immediately preceding such interest payment date.

     - Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

     - Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     - The notes will be issued in denominations of $1,000 and integral multiples thereof.

     RailAmerica Transportation will pay principal of, premium, if any, and interest and liquidated damages, if any, on the notes:

     - at the office of the paying agent and registrar in New York, New York;
       or,

     - at RailAmerica Transportation's option, by check mailed to a holder's registered address;

     - however, all payments with respect to global notes and certificated notes, the holders of which have given wire transfer instructions to RailAmerica Transportation, will be paid by wire transfer of immediately available funds to the accounts specified by the holders thereof.

     The registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "-- Transfer and Exchange." The trustee is acting as paying agent and registrar. RailAmerica Transportation may change the paying agent or registrar without prior notice to holders of notes, and RailAmerica Transportation or any of its Subsidiaries may act as paying agent or registrar.

SUBORDINATION

     The payment of Subordinated Note Obligations will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred.

     Upon any distribution to creditors of RailAmerica Transportation in a liquidation or dissolution of RailAmerica Transportation or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to RailAmerica Transportation or its property, an assignment for the benefit of creditors or any marshaling of the assets and liabilities of RailAmerica Transportation,

          (1) the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Indebtedness including interest after the commencement of any such proceeding whether or not allowable as a claim in any such proceeding at the rate specified in the applicable Senior Indebtedness, before the holders of notes will be entitled to receive any payment with respect to the Subordinated Note Obligations under the notes, and

          (2) until all Obligations with respect to Senior Indebtedness are paid in full in cash or Cash Equivalents, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Indebtedness.

     However, holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance."

     RailAmerica Transportation also may not make any payment upon or in respect of the Subordinated Note Obligations, except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance," until all Obligations with respect to Senior Indebtedness have been paid in full in cash or Cash Equivalents if:

          (1) a default in the payment of the principal (including reimbursement obligations in respect of letters of credit) of, premium, if any, or interest on or commitment, letter of credit or administrative fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

          (2) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which that default relates to accelerate its maturity and the trustee receives a notice of that default (a "Payment Blockage Notice") from RailAmerica Transportation or the holders of any Designated Senior Indebtedness.

     Payments on the notes may and shall be resumed:

          (1) in the case of a payment default, upon the date on which that default is cured or waived; and

          (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the trustee, unless a payment default on Designated Senior Indebtedness then exists.

     No new period of payment blockage for a nonpayment default may be commenced unless and until 360 days have elapsed since the date of receipt by the trustee of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless that default shall have been waived or cured for a period of not less than 90 days.

     "Designated Senior Indebtedness" means:

          (i) any Indebtedness outstanding under the Senior Credit Facility at any time and

          (ii) following the payment in full in cash of all Indebtedness under the Senior Credit Facility and the permanent termination of all commitments thereunder, any other Senior Indebtedness permitted under the indenture the principal amount of which is $25 million or more and that has been designated by RailAmerica Transportation as "Designated Senior Indebtedness."

     "Permitted Junior Securities" means Equity Interests in RailAmerica Transportation or unsecured debt securities of RailAmerica Transportation that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Indebtedness.

     "Senior Indebtedness" means all Obligations, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of RailAmerica Transportation, whether outstanding on the issue date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes; provided that Indebtedness under this sentence shall constitute "Senior Indebtedness" only to the extent that such Indebtedness is secured by interests in property or assets and only if the Chief Financial Officer of RailAmerica Transportation or RailAmerica delivers a certificate to the Trustee at the time of the incurrence of such Indebtedness stating that, after due inquiry, the Indebtedness is secured by interests in property and assets which have, and such officer has no reason to believe that such property and assets will not continue to have, a fair market value that equals or exceeds the principal amount and one interest payment on such Indebtedness, giving due regard to the type and amount of any other Indebtedness secured by such property and assets. Such certificate shall constitute conclusive evidence, binding for all purposes, that such Indebtedness is secured. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include all Obligations, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, all monetary obligations (including guarantees thereof) of every nature of RailAmerica Transportation under the Senior Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities. "Senior Indebtedness" shall not include

          (i) any Indebtedness of RailAmerica Transportation to a Subsidiary of RailAmerica Transportation or any Affiliate of RailAmerica Transportation;

          (ii) Indebtedness to, or guarantees on behalf of, any shareholder, director, officer or employee of RailAmerica Transportation or any Subsidiary of RailAmerica Transportation (including, without limitation, amounts owed for compensation);

          (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

          (iv) Indebtedness represented by Disqualified Stock;

          (v) any liability for federal, state, local or other taxes owed or owing by RailAmerica Transportation;

          (vi) that portion of any Indebtedness incurred in violation of the indenture provisions set forth under "-- Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (vii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of RailAmerica Transportation.

     "Subordinated Note Obligations" means all Obligations with respect to the notes, including, without limitation, principal, premium, if any, interest and liquidated damages, if any, payable pursuant to the terms of the notes (including, without limitation, upon the acceleration or redemption thereof), together with and including, without limitation, any amounts received or receivable upon the exercise of rights of rescission or other rights of action, including, without limitation, claims for damages, or otherwise.

     RailAmerica Transportation will promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of notes may recover less ratably than creditors of RailAmerica Transportation who are holders of Senior Indebtedness.

GUARANTEES

     RailAmerica Transportation's payment obligations under the notes will be jointly and severally guaranteed by the Guarantors. The guarantee of each Guarantor will be subordinated to the prior payment in full in cash or Cash Equivalents of all Guarantor Senior Indebtedness of that Guarantor, including that Guarantor's borrowings under, or guarantee of, the Senior Credit Facility, to the same extent that the notes are subordinated to Senior Indebtedness of RailAmerica Transportation. The obligations of each Guarantor that is a Subsidiary under its guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

     No Guarantor may consolidate with or merge with or into another person or entity, whether or not the Guarantor is the surviving Person, unless:

          (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger, if other than RailAmerica Transportation or the Guarantor, unconditionally assumes all the obligations of the Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the trustee under the indenture, the guarantee and the registration rights agreement; and

          (2) immediately after giving effect to such transaction, no Default or Event of Default exists.

     In the event of:

          - a sale or other disposition of all of the assets of a Guarantor that is a Subsidiary, by way of merger, consolidation or otherwise, if the Guarantor applies the Net Proceeds of that sale in accordance with the "Asset Sales" provisions of the indenture;

          - a sale or other disposition of all of the capital stock of a Guarantor that is a Subsidiary, if the Net Proceeds of that sale are applied in accordance with the "Asset Sales" provisions of the indenture; or

          - the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the terms of the indenture,

     that Guarantor will be released and relieved of any obligations under its guarantee.

OPTIONAL REDEMPTION

     Except as provided below, the notes will not be redeemable at RailAmerica Transportation's option prior to August 15, 2005. Thereafter, the notes will be redeemable, at the option of RailAmerica Transportation, in whole or in part, upon at least 30, but not more than 60 days notice, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and liquidated damages, if any, to the redemption date if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................   106.438%
2006........................................................   104.292
2007........................................................   102.146
2008 and thereafter.........................................   100.000

     Notwithstanding the foregoing, at any time on or before August 15, 2003, RailAmerica Transportation may (at its option) redeem for cash up to 35% of the aggregate principal amount of the notes originally issued under the indenture at a redemption price of 112.875% of the principal amount thereof, in each case plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of an Equity Offering; provided that:

     - at least 65% of the principal amount of the notes issued under the indenture remains outstanding immediately after the occurrence of such redemption; and

     - the redemption occurs within 60 days of the date of the closing of such Equity Offering.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption as follows:

          (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

          (2) if the notes are not so listed, on a pro rata basis, by lot or by another method the trustee considers fair and appropriate; provided that if a partial redemption is made with the proceeds of a Equity Offering, selection of the notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited;

     provided that no notes of $1,000 or less shall be redeemed in part.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

MANDATORY REDEMPTION

     RailAmerica Transportation is not required to make any mandatory redemption of, or sinking fund payments with respect to, the notes.

REPURCHASE AT THE OPTION OF THE HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each holder of notes shall have the right to require RailAmerica Transportation to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest and liquidated damages, if any, to the date of purchase (the "Change of Control Payment"). Within 60 days following any Change of Control, RailAmerica Transportation will, or will cause the trustee to, mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the indenture and described in that notice.

     RailAmerica Transportation will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, RailAmerica Transportation will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

     On the Change of Control Payment Date, RailAmerica Transportation will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by RailAmerica Transportation.

     The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for that holder's notes, and the trustee will promptly authenticate and mail or cause to be transferred by book-entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.

     The indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, RailAmerica Transportation will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. The indenture requires RailAmerica Transportation to publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that RailAmerica Transportation repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The Senior Credit Facility prohibits RailAmerica Transportation from purchasing any notes and also provides that some change of control events, which may include events not otherwise constituting a Change of Control under the indenture, with respect to RailAmerica Transportation would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which RailAmerica Transportation becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when RailAmerica Transportation is prohibited from purchasing notes, RailAmerica Transportation could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain that prohibition. If RailAmerica Transportation does not obtain such a consent or repay those borrowings, RailAmerica Transportation will remain prohibited from purchasing notes. In that case, RailAmerica Transportation's failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under the Senior Credit Facility. In those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

     RailAmerica Transportation will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by RailAmerica Transportation and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

     In addition, RailAmerica Transportation will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of a Change of Control, it has made an offer to purchase (an "Alternate Offer") any and all notes validly tendered at a cash price equal to or greater than the Change of Control offer price and has purchased all notes properly tendered in accordance with the terms of such Alternate Offer.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of RailAmerica Transportation and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act);

          (2) the adoption of a plan for the liquidation or dissolution of RailAmerica Transportation or RailAmerica, Inc. (whether or not otherwise in compliance with the provisions of the indenture);

          (3) RailAmerica Transportation or RailAmerica, Inc. becoming aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy vote, written notice or otherwise) the acquisition by any Person or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a Permitted Holder, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 40% or more of the total voting power entitled to vote in the election of the board of directors of RailAmerica Transportation or of such other Person surviving the transaction; or

          (4) the first day on which a majority of the members of the board of directors of RailAmerica, Inc. are not Continuing Members.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of RailAmerica Transportation and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require RailAmerica Transportation to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of RailAmerica Transportation and its Subsidiaries taken as a whole to another person or group may be uncertain.

     "Continuing Members" means, as of any date of determination, any member of the board of directors of RailAmerica, Inc., as the case may be, who:

          (1) was a member of RailAmerica, Inc.'s board of directors, as the case may be, at the date of the indenture; or

          (2) was nominated for election or elected to RailAmerica, Inc.'s board of directors, as the case may be, with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of RailAmerica, Inc.'s board of directors, as the case may be, at the time of that nomination or election.

     "Permitted Holder" means RailAmerica, Inc. and any direct or indirect wholly-owned subsidiary of RailAmerica, Inc.

  Asset Sales

     The indenture provides that RailAmerica Transportation will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless:

          (1) RailAmerica Transportation or the Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value (evidenced by an Officers' Certificate delivered to the trustee in the case of an Asset Sale with a fair market value less than $5.0 million and a resolution of the board of directors set forth in an Officers' Certificate delivered to the trustee in the case of an Asset Sale with a fair market value greater than or equal to $5.0 million) of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration therefor received by RailAmerica Transportation or the Restricted Subsidiary is in the form of cash or Cash Equivalents.

     For the purposes of this provision, each of the following shall be deemed to be cash:

          (i) any liabilities, as shown on RailAmerica Transportation's or the Restricted Subsidiary's most recent balance sheet, of RailAmerica Transportation or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases RailAmerica Transportation or the Restricted Subsidiary from further liability; and

          (ii) any securities, notes or other obligations received by RailAmerica Transportation or the Restricted Subsidiary from the transferee that are promptly converted (but in any event within 90 days) of their receipt by RailAmerica Transportation or the Restricted Subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, RailAmerica Transportation or the Restricted Subsidiary, as the case may be, shall apply the Net Proceeds, at its option, to:

          (1) repay or purchase Senior Indebtedness or Pari Passu Indebtedness and, if the Indebtedness repaid is Indebtedness under a revolving line of credit, to correspondingly reduce commitments with respect thereto; provided that, if RailAmerica Transportation shall elect to repay or purchase Pari Passu Indebtedness, RailAmerica Transportation shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all holders of notes to purchase notes at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase (any such offer shall be on a ratable basis with the holders of such Pari Passu Indebtedness); or

          (2) (a) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business; or (b) the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if as a result of the acquisition by RailAmerica Transportation or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary.

     Pending the final application of any Net Proceeds, RailAmerica Transportation may temporarily reduce Indebtedness (including revolving indebtedness under the Senior Credit Facility) or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the second preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, RailAmerica Transportation will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that, together with all Pari Passu Indebtedness which RailAmerica Transportation is concurrently offering to repay or purchase, may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, in accordance with the procedures set forth in the indenture.

     To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, RailAmerica Transportation may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased as set forth under "-- Selection and Notice." Upon completion of an offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     RailAmerica Transportation will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, RailAmerica Transportation will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

CERTAIN COVENANTS

  Restricted Payments

     The indenture provides that RailAmerica Transportation will not, and will not permit any Restricted Subsidiary to, directly or indirectly,

          (1) declare or pay any dividend or make any other payment or distribution on account of RailAmerica Transportation's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving RailAmerica Transportation) or to the direct or indirect holders of RailAmerica Transportation's or any of its Subsidiaries' Equity Interests other than

          - dividends or distributions payable in Equity Interests (other than Disqualified Stock of RailAmerica Transportation) or

          - dividends or distributions payable by a Restricted Subsidiary to RailAmerica Transportation or any Restricted Subsidiary of RailAmerica Transportation;

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving RailAmerica Transportation) any Equity Interests of RailAmerica Transportation or any direct or indirect parent of RailAmerica Transportation (other than any such Equity Interests owned by RailAmerica Transportation or any Restricted Subsidiary of RailAmerica Transportation);

          (3) make any principal payment on or with respect to, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of RailAmerica Transportation that is subordinate or junior in right of payment to the notes except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing that Indebtedness (but not pursuant to any mandatory offer to repurchase upon the occurrence of any event); or

          (4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; or

          (b) RailAmerica Transportation would, immediately after such Restricted Payment and after giving pro forma effect thereto as if that Restricted Payment had been made at the beginning of RailAmerica Transportation's most recently completed four full fiscal quarters, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by RailAmerica Transportation and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) and (5) (ii) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (1) 50% of the aggregate Consolidated Net Income of RailAmerica Transportation for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing after the date of the indenture to the end of RailAmerica Transportation's most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if Consolidated Net Income for that period is a deficit, less 100% of the deficit); plus

             (2) 100% of the net cash proceeds received by RailAmerica Transportation after the date of the indenture from contributions to RailAmerica Transportation's common equity or from the issue or sale after the date of the indenture of Equity Interests (other than Disqualified Stock) of RailAmerica Transportation or of Disqualified Stock or convertible debt securities of RailAmerica Transportation to the extent that they have been converted into such Equity Interests, other than

             - Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of RailAmerica Transportation;
               and

             - Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock.

     PLUS (3) without duplication,

          (i) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
     (B) the initial amount of such Restricted Investment; and

          (ii) the redesignation of Unrestricted Subsidiaries whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to RailAmerica Transportation's equity interest in that Subsidiary, at the lesser of (a) the fair market value of the net assets of that Subsidiary at the time of that redesignation and (b) the initial amount of such Restricted Investment).

     The foregoing provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all the provisions of the indenture;

          (2) if no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of RailAmerica Transportation in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of RailAmerica Transportation) of other Equity Interests of RailAmerica Transportation (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

          (3) if no Default or Event of Default shall have occurred and be continuing, the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of RailAmerica Transportation with the net cash proceeds from a substantially concurrent sale (other than to a Subsidiary of RailAmerica Transportation) of, or in exchange for, subordinated Indebtedness;

          (4) the payment of dividends by a Restricted Subsidiary on any class of common stock of that Restricted Subsidiary if:

             (i) that dividend is paid pro rata to all holders of that class of common stock; and

             (ii) at least a majority of that class of common stock is held by RailAmerica Transportation or one or more of its Restricted Subsidiaries;

          (5) (i) the payment of amounts to RailAmerica, Inc. (directly or through Palm Beach Rail Holding, Inc.) in an amount necessary to enable RailAmerica, Inc. to pay: (a) the reasonable fees and expenses of its directors, (b) the salaries, wages, employee benefits, insurance and other direct expenses incurred in the ordinary course of business of RailAmerica, Inc., (c) taxes in the amounts set forth in the Tax Sharing Agreement, (d) dividends and mandatory redemption with respect to Series A Convertible Preferred Stock of RailAmerica, Inc. that is outstanding on the date of the indenture, (e) interest and principal, when due, on RailAmerica, Inc.'s 6% junior convertible subordinated debentures due 2004, (f) up to $2.0 million per fiscal year to repurchase RailAmerica, Inc. common stock under its stock buyback program and (g) its public company expenses, including legal fees, directors' and officers' insurance costs, accounting fees, financial advisory fees, investor relations costs, directors' fees and printing fees and related expenses, in each case of clauses (a), (b) and (g) in an amount that substantially reflects the contribution of RailAmerica Transportation and its Subsidiaries to the consolidated financial results of RailAmerica and its subsidiaries and (ii) the payment of the Net Proceeds from the sale of Quebec Railway Corporation to Palm Beach Rail Holding, Inc. to the extent used to repay Palm Beach Rail Holding, Inc.'s asset sale bridge notes issued on February 4, 2000; and

          (6) if no Default or Event of Default shall have occurred and be continuing, additional Restricted Payments in an aggregate amount not to exceed $22.0 million; provided, that no more than $20.0 million of Restricted Payments made pursuant to this clause (6) may be used to repay Palm Beach Rail Holding, Inc.'s asset sale bridge notes issued on February 4, 2000.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by RailAmerica Transportation or that Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

     The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of RailAmerica Transportation whose resolution with respect thereto shall be delivered to the trustee. The board of directors' determination must be based on an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million.

     Not later than the date of making any Restricted Payment (other than a Restricted Payment made pursuant to section (5)(i)), RailAmerica Transportation shall deliver to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The indenture provides that:

          (1) RailAmerica Transportation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness); and

          (2) RailAmerica Transportation will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock;

     provided that RailAmerica Transportation or any Guarantor may incur Indebtedness, including Acquired Indebtedness, if the Fixed Charge Coverage Ratio for RailAmerica Transportation's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on

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which that additional Indebtedness is incurred would have been at least (x) 2.25 to 1.0 in the case of any such incurrence or issuance occurring on or prior to the thirty-six month anniversary of the date of the indenture and (y) 2.5 to 1 in the case of any such incurrence or issuance that occurs thereafter, in each case determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred at the beginning of that four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1) the incurrence by RailAmerica Transportation and any Restricted Subsidiary under the Senior Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of RailAmerica Transportation and those Guarantors thereunder) outstanding under the Senior Credit Facility (together with any Indebtedness incurred pursuant to clause (2) below) does not exceed an amount equal to $380 million less (x) the amount of term Indebtedness repaid with the proceeds of this offering and (y) the aggregate amount of all Net Proceeds of Asset Sales that have been applied by RailAmerica Transportation or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under the Senior Credit Facility pursuant to the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales" and less the aggregate amount of all Net Proceeds of Asset Sales applied by RailAmerica Transportation or any of its Restricted Subsidiaries to repay any revolving credit Indebtedness under the Senior Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (2) the incurrence by RailAmerica Transportation and its Restricted Subsidiaries of Existing Indebtedness;

          (3) the incurrence by RailAmerica Transportation of Indebtedness represented by the notes issued in this offering on the date of the indenture (and new notes issued in exchange therefor) and the indenture and the incurrence by the Guarantors of the guarantees;

          (4) the incurrence by RailAmerica Transportation or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of RailAmerica Transportation or that Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable) not to exceed $10.0 million outstanding after giving effect to that incurrence;

          (5) Indebtedness arising from agreements of RailAmerica Transportation or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that:

             (a) that Indebtedness is not reflected on the balance sheet of RailAmerica Transportation or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financing statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause
        (a)); and

             (b) the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by RailAmerica Transportation and/or that Restricted Subsidiary in connection with that disposition;

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          (6) the incurrence by RailAmerica Transportation or any of its
     Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, defease or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred;

          (7) the incurrence by RailAmerica Transportation or any of its Restricted Subsidiaries of intercompany Indebtedness between or among RailAmerica Transportation and/or any of its Restricted Subsidiaries; provided that:

             (a) if RailAmerica Transportation is the obligor on that Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than RailAmerica Transportation or a Restricted Subsidiary thereof and

             (ii) any sale or other transfer of any such Indebtedness to a Person that is not either RailAmerica or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by RailAmerica Transportation or that Restricted Subsidiary, as the case may be, that was not permitted by this clause
        (7);

          (8) the incurrence by RailAmerica Transportation or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging:

             (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding;

             (b) exchange rate risk with respect to agreements or Indebtedness of that Person payable denominated in a currency other than U.S. dollars; and

             (c) risk with respect to fluctuations in the cost of raw materials (including, without limitation, fuel) used in the ordinary course of business;

     PROVIDED that those agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, interest rates or the cost of raw materials or by reason of fees, indemnities and compensation payable thereunder;

          (9) the guarantee by RailAmerica Transportation or any of its Restricted Subsidiaries of Indebtedness of RailAmerica Transportation or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

          (10) obligations in respect of performance and surety bonds and completion guarantees (including related letters of credit), bankers' acceptances, workers' compensation claims and payment obligations in connection with self-insurance or similar obligations provided by RailAmerica Transportation or any Restricted Subsidiary in the ordinary course of business and industrial revenue bonds or other similar governmental or municipal bonds; and

          (11) the incurrence by RailAmerica Transportation or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to that incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $25.0 million.

     For purposes of determining compliance with this covenant:

     - in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, RailAmerica Transportation shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred pursuant to any one of those clauses or
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

       pursuant to the first paragraph hereof and RailAmerica Transportation may divide and classify an item of Indebtedness under more than one of the categories of Permitted Indebtedness described in clauses (1) through
       (11); and

     - accrual of interest or dividends, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

     The indenture provides that RailAmerica Transportation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of RailAmerica Transportation, on any property or asset now owned or hereafter acquired by RailAmerica Transportation or any of its Restricted Subsidiaries, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as those obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of RailAmerica Transportation, that Lien is subordinated to the Lien securing the notes at least to the same extent that such subordinated Indebtedness is subordinated to the notes.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The indenture provides that RailAmerica Transportation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

          (1) (a) pay dividends or make any other distributions to RailAmerica Transportation or any of its Restricted Subsidiaries

          (i) on its Capital Stock or

          (ii) with respect to any other interest or participation in, or measured by, its profits; or

          (b) pay any Indebtedness owed to RailAmerica Transportation or any Restricted Subsidiary,

          (2) make loans or advances to RailAmerica Transportation or any Restricted Subsidiary or

          (3) transfer any of its properties or assets to RailAmerica Transportation or any Restricted Subsidiary.

     However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) Existing Indebtedness as in effect as of the date of the indenture;

          (2) the Senior Credit Facility as in effect as of the date of the indenture;

          (3) the indenture, the notes and the Guarantees;

          (4) Foreign Credit Facilities; provided that the Indebtedness incurred thereunder was permitted by the terms of the indenture to be incurred;

          (5) applicable law and any applicable rule, regulation or order;

          (6) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by RailAmerica Transportation or any of its Restricted Subsidiaries as in effect at the time of that acquisition (except to the extent created in contemplation of that acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, that Indebtedness was permitted by the terms of the indenture to be incurred;

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

          (7) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (8) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (6) above on the property so acquired;

          (9) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of the Restricted Subsidiary;

          (10) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Liens" that limit the right of the debtor to dispose of the assets securing that Indebtedness;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

          (13) Permitted Refinancing Indebtedness of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1),
     (2), (3), (4) or (6) above; provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are, in the good faith judgment of RailAmerica Transportation's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced.

MERGER, CONSOLIDATION, OR SALES OF ASSETS

     The indenture provides that RailAmerica Transportation may not consolidate or merge with or into (whether or not RailAmerica Transportation is the surviving corporation), or, directly or indirectly, sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

          (1) RailAmerica Transportation is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than RailAmerica Transportation) or to which that sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than RailAmerica Transportation) or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of RailAmerica Transportation under the registration rights agreement, the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

          (3) immediately after that transaction no Default or Event of Default exists; and

          (4) RailAmerica Transportation or the Person formed by or surviving any such consolidation or merger (if other than RailAmerica Transportation), or to which that sale, assignment, transfer, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto as if the transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     The foregoing clause (4) will not prohibit:

          (a) a merger between RailAmerica Transportation and a Wholly Owned Subsidiary of RailAmerica, Inc.;

          (b) a merger between RailAmerica Transportation and a Wholly Owned Restricted Subsidiary; or
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

          (c) a merger between RailAmerica Transportation and an Affiliate incorporated solely for the purpose of reincorporating RailAmerica Transportation in another State of the United States so long as, in the case of clauses (a), (b) and (c), the amount of Indebtedness of RailAmerica Transportation and its Restricted Subsidiaries is not increased thereby.

  Transactions with Affiliates

     The indenture provides that RailAmerica Transportation will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of RailAmerica Transportation (each of the foregoing, an "Affiliate Transaction"), unless:

          (1) that Affiliate Transaction is on terms that are no less favorable to RailAmerica Transportation or that Restricted Subsidiary than those that would have been obtained in a comparable transaction by RailAmerica Transportation or that Restricted Subsidiary with an unrelated Person; and

          (2) RailAmerica Transportation delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an Officers' Certificate certifying that the relevant Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of the notes of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

          (1) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by RailAmerica Transportation or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (a) $2.5 million outstanding in the aggregate at any time and (b) $0.5 million to any one employee) and consistent with the past practice of RailAmerica Transportation or that Restricted Subsidiary;

          (2) transactions between or among RailAmerica Transportation and/or its Restricted Subsidiaries;

          (3) payments of customary arms'-length fees by RailAmerica Transportation or any of its Restricted Subsidiaries to investment banking firms, financial consultants and financial advisors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures that are approved by a majority of the board of directors in good faith;

          (4) any agreement as in effect on the date of the indenture or any amendment thereto (so long as that amendment is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby;

          (5) the issuance and sale of Equity Interests (other than Disqualified Stock) of RailAmerica Transportation for cash;

          (6) payments pursuant to the Tax Sharing Agreement;

          (7) transactions pursuant to loan documents between RailAmerica de Chile, S.A. and RailAmerica Transportation as in effect on the date of the indenture; and

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

          (8) Restricted Payments that are permitted by the provisions of the indenture described under the caption "-- Restricted Payments" and any Permitted Investments.

  No Senior Subordinated Indebtedness

     The indenture provides that

     - RailAmerica Transportation will not incur any Indebtedness that would rank both (a) senior in right of payment to the notes and (b) subordinate in right of payment to any other Indebtedness of RailAmerica Transportation; and

     - no Guarantor that is a Restricted Subsidiary will incur any Indebtedness that would rank both (a) senior in right of payment to that Guarantor's guarantee and (b) subordinate in right of payment to any other Indebtedness of such Guarantor.

  Additional Note Guarantees

     If RailAmerica Transportation or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture or if any Foreign Restricted Subsidiary issues a guarantee in favor of the lenders under the Senior Credit Facility (other than guarantees by Canadian Subsidiaries of borrowings under the Canadian revolving credit facility and guarantees by Australian Subsidiaries of borrowings under the Australian revolving credit facility), such Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel to the trustee within ten business days of the date on which it was acquired or created; provided that all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the indenture shall not become Guarantors for so long as they continue to constitute Unrestricted Subsidiaries.

  Designation of Restricted and Unrestricted Subsidiaries

     The board of directors of RailAmerica Transportation may designate any Restricted Subsidiary of RailAmerica Transportation to be an Unrestricted Subsidiary if that designation would not cause a Default or an Event of Default. If a Restricted Subsidiary of RailAmerica Transportation is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by RailAmerica Transportation and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, if applicable, as RailAmerica Transportation shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default or an Event of Default.

  Business Activities

     RailAmerica Transportation will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to RailAmerica Transportation and its Restricted Subsidiaries taken as a whole.

  Payments for Consent

     RailAmerica Transportation will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive

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

or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, RailAmerica, Inc. will furnish to the holders of notes, if not then obtainable from the SEC:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K of RailAmerica, Inc. with appropriate footnotes regarding the results of operations and financial position of RailAmerica Transportation or if RailAmerica Transportation were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by RailAmerica, Inc.'s certified independent accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if RailAmerica, Inc. were required to file those reports, in each case, within the time periods specified in the SEC's rules and regulations.

     In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the SEC, RailAmerica, Inc. will file a copy of all the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.

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                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     This general discussion of certain U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of a registered note acquired in exchange for an outstanding note applies to you if you acquired the outstanding note for cash on its original issuance at its issue price and if you hold the outstanding note and the registered note as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended.

     This discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

     - a bank or a broker-dealer;

     - an insurance company;

     - a pension or other employee benefit plan;

     - a tax exempt organization or entity;

     - a U.S. expatriate or former long-term resident of the United States;

     - a trader in securities that elects market-to-market accounting treatment;

     - a person holding registered notes as a part of a hedging or conversion transaction or a straddle;

     - a hybrid entity or an owner of interests therein; or

     - a holder whose functional currency is not the U.S. dollar.

     In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a registered note and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. WE URGE YOU TO CONSULT YOUR TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS RELEVANT TO ACQUIRING, HOLDING AND DISPOSING OF A REGISTERED NOTE AS WELL AS ANY TAX CONSIDERATIONS APPLICABLE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

EXCHANGE OF NOTES

     Your exchange of an outstanding note for a registered note pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, you should have the same acquisition date, adjusted basis, holding period, original issue discount, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods for a registered note acquired pursuant to the exchange offer as you had for the outstanding note immediately before the exchange. The tax consequences of ownership and disposition of a registered note should be the same as the tax consequences of the ownership and disposition of the outstanding note surrendered in exchange for it.

     Accordingly, in the following discussion, the U.S. federal income tax consequences with respect to a registered note assume that the registered note is treated, for U.S. federal income tax purposes, as the same note as the outstanding note for which it was issued and that the registered note has the same acquisition date, adjusted basis, holding period, original issue discount, issue price, adjusted issue price, stated redemption price at maturity, yield and accrual periods as the outstanding note had in your hands immediately before the exchange, and that any amounts that accrue or are paid or payable on an outstanding note are treated as accruing or as paid or payable on the registered note.

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U.S. HOLDERS

     If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the section "Non-U.S. Holders" applies to you. You are a U.S. Holder if you are the beneficial owner of a registered note and you are:

     - a citizen or individual resident (as defined in section 7701(b) of the Internal Revenue Code) of the United States;

     - a corporation (or an entity treated as a corporation) created or organized in the United States or under the law of the United States, any state or the District of Columbia;

     - an estate the income of which is subject to U.S. federal income tax regardless of its source; or

     - a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or
       (b) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

     Stated Interest. Stated interest on a registered note generally will be includible in a U.S. Holder's gross income and taxable as ordinary income for U.S. federal income tax purposes at the time it is paid or accrues in accordance with the U.S. Holder's regular method of tax accounting.

     Original Issue Discount. The outstanding notes were issued with original issue discount, known as OID. As noted above, a U.S. Holder of a registered note should be subject to the rules on OID in the same manner as if the registered note were a continuation of the outstanding note for which it is issued. As a result, each U.S. Holder generally will be required to include in income (regardless of whether the U.S. Holder uses the cash or an accrual method of accounting for U.S. federal income tax purposes) in each taxable year, in advance of the receipt of the corresponding cash payments on a registered note, that portion of the OID, computed on a constant yield basis, attributable to each day during the year on which the U.S. Holder holds the registered note.

     The amount of OID with respect to each registered note will be equal to the excess of (i) the stated redemption price at maturity of the registered note over (ii) the issue price of the registered note (which, as noted above, is the same as the issue price of the outstanding note). The stated redemption price at maturity of a registered note will be equal to the sum of all cash payments required to be made on the registered note other than payments of qualified stated interest. Generally, qualified stated interest payments include stated interest payments that are unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed or variable rate that appropriately takes into account the length of intervals between payments. The issue price of an outstanding note will be equal to the portion of the issue price of a unit (which constitutes an investment unit for U.S. federal income tax purposes consisting of an outstanding note and the warrant) allocable to the note based upon the relative fair market values of the outstanding note and the warrant comprising the unit on the issue date of the unit. Because the unit was issued for money, the issue price of the unit was the first price at which a substantial amount of the units was sold for money. For purposes of determining the issue price of the units, sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers are ignored. Under Treasury regulations, we have allocated the issue price of the units between the outstanding notes and the warrants. We have allocated $901.38 of the issue price of each unit to the outstanding note and $39.00 to the warrant. Our allocation of the issue price is binding on you unless you explicitly disclose (on a form prescribed by the IRS and attached to your timely-filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit) that you have made a different determination. Our allocation, however, is not binding on the Internal Revenue Service.

     A U.S. Holder of a debt instrument issued with OID generally is required for U.S. federal income tax purposes to include OID in gross income each year under a constant yield method, regardless of the holder's

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

regular method of tax accounting. The amount of OID includible in income by a U.S. Holder of a registered note in any taxable year is the sum of the daily portions of the OID for all days during the taxable year in which the U.S. Holder holds the registered note. The daily portions of OID required to be included in a U.S. Holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during a taxable year in which the U.S. Holder holds the registered note a pro rata portion of the OID on that registered note that is attributable to the accrual period in which that day is included.

     The amount of the OID attributable to each accrual period is an amount equal to the excess, if any, of (1) the product of the adjusted issue price of the registered note at the beginning of that accrual period and the yield to maturity of the registered note (that is, the discount rate that, when used in computing the present value of all principal and interest payments to be made under the registered note in the manner prescribed by Treasury regulations, produces an amount equal to the issue price of the registered note) over (2) the amount of any qualified stated interest (defined above) allocable to the accrual period. The adjusted issue price of a registered note at the beginning of the first accrual period will be its issue price. Thereafter, the adjusted issue price at the beginning of any accrual period will be equal to (a) the sum of the issue price of the registered note and the aggregate amount of OID that accrued for all prior accrual periods minus (b) the amount of all prior payments (other than payments of qualified stated interest) made on or before the first day of the accrual period. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, the adjusted issue price at the beginning of that accrual period is reduced by the amount of the payment. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than qualified stated interest) and the adjusted issue price of the registered note at the beginning of the final accrual period. The calculation of OID for an initial short accrual period may be determined using any reasonable method.

     The registered notes may be redeemed prior to their stated maturity at our option. For purposes of computing the yield on the registered notes, we will be deemed to exercise or not to exercise our option to redeem the registered notes in a manner that minimizes the yield on the registered notes. We do not anticipate that our ability to redeem the registered notes will affect the registered notes' yield to maturity.

     Our failure to file or cause to be declared effective an exchange offer registration statement or a shelf registration statement, as described under "Description of the Notes -- Registration Rights; Liquidated Damages," if the failure occurs, will cause liquidated damages to accrue on the outstanding notes in the manner described therein. According to the applicable Treasury regulations, the possibility of a change in the interest rate on the outstanding notes will not affect the amount or timing of interest income recognized by a holder of an outstanding note if the likelihood of the change, as of the date the outstanding notes were issued, was remote. We intend to take the position that the likelihood of the payment of liquidated damages with respect to the outstanding notes was remote and do not intend to treat that possibility of a change in the interest rate as affecting the yield to maturity of the outstanding notes. Accordingly, any liquidated damages payable to holders of the outstanding notes if there is a registration default should be includible in gross income by a U.S. Holder at the time the payment is paid or accrues in accordance with the U.S. Holder's regular method of tax accounting. Similarly, we intend to take the position that the likelihood of a redemption or repurchase if there is a change of control is remote under applicable Treasury regulations and similarly do not intend to treat that possibility as affecting the yield to maturity of the outstanding or the registered notes.

     A U.S. Holder may elect to include in gross income, on the constant yield method, all income on a registered note (including stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest), as adjusted by any amortizable bond premium or acquisition premium. In applying the constant-yield method to a registered note with respect to which this election has been made, the issue price of the registered note will equal the electing U.S. Holder's adjusted basis in the registered note immediately after its acquisition, the issue date of the registered note will be the date of its acquisition by the electing U.S. Holder, and no payments on the registered note will be treated as payments of qualified stated interest. This election generally will apply only to the registered note with respect to which it is made and may not be revoked without the consent of the IRS.

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

     Adjusted Tax Basis. A U.S. Holder's initial tax basis in a registered note is the amount of the issue price of the unit allocated to the outstanding note. A U.S. Holder's tax basis in a registered note will be increased by the amount of OID that the U.S. Holder includes in income pursuant to the foregoing rules through the day preceding the day of disposition and will be decreased by the amount of any payments received on the registered note (other than payments of qualified stated interest).

     We will furnish annually to the Internal Revenue Service and to holders (other than certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while registered notes were held by the holders. The amount of OID that you must include in gross income may differ from the amount of OID we report to the Internal Revenue Service and to you, depending on your individual circumstances.

     Sale, Exchange or Retirement of a Registered Note. Each U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or retirement of a registered note measured by the difference, if any, between (1) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property is attributable to accrued interest not previously included in income, which amount will be taxable as ordinary income) and (2) the holder's adjusted tax basis in the registered note. That gain or loss will be long-term capital gain or loss if the registered note has been held for more than one year at the time of the sale, exchange or retirement. Non-corporate taxpayers are generally subject to a maximum regular U.S. federal income tax rate of 20 percent on net long-term capital gain. The deductibility of capital losses is subject to certain limitations.

     Prospective investors should be aware that the resale of a registered note may be affected by the "market discount" rules of the Internal Revenue Code, under which a portion of any gain realized on the retirement or other disposition of a registered note by a subsequent holder that acquires the registered note at a market discount generally would be treated as ordinary income to the extent of the market discount that accrues while that holder holds the registered note.

     Information Reporting and Backup Withholding. A U.S. Holder of a registered note may be subject, under certain circumstances, to information reporting and backup withholding at a rate of 31 percent with respect to certain reportable payments, including interest on or principal (and premium, if any) of a registered note and the gross proceeds from a disposition of a registered note. The backup withholding rules apply if the holder, among other things,

          (1) fails to furnish a social security number or other taxpayer identification number, known as a TIN, certified under penalties of perjury within a reasonable time after the request therefor,

          (2) furnishes an incorrect TIN,

          (3) fails to report properly the receipt of interest or dividends or

          (4) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding.

     A U.S. Holder who does not provide us with its correct TIN also may be subject to penalties. Backup withholding will not apply with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. We will report annually to the IRS and to each U.S. Holder of a registered note the amount of any reportable payments and the amount of tax withheld, if any, with respect to those payments.

     Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a refund or as a credit against that U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

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

NON-U.S. HOLDERS

     The following discussion is limited to U.S. federal income and estate tax consequences relevant to a Non-U.S. Holder. As used herein, a Non-U.S. Holder is a beneficial owner of a registered note that, for U.S. federal income tax purposes, is (a) a nonresident alien individual, (b) a corporation (or an entity treated as a corporation) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States or (c) a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder. For purposes of the withholding tax discussed below (other than backup withholding), a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. This discussion does not address tax consequences relevant to an expatriate or former long-term resident of the United States or to a person who holds a registered note through a partnership. A person who holds a registered note through a hybrid entity (that is, an entity that is fiscally transparent for U.S. federal income tax purposes but not for foreign tax purposes) may not be entitled to the benefits of a tax treaty. For example, a person who is a partner in a foreign partnership or beneficiary of a foreign trust or estate and who is subject to U.S. federal income tax because of his own status, for example, as a U.S. resident or a foreign person engaged in trade or business in the United States, may be subject to U.S. federal income tax even though the foreign partnership, trust or estate is not itself subject to U.S. federal income tax. For purposes of the following discussion, U.S. trade or business income of a Non-U.S. Holder generally means interest or gain on a sale, exchange or retirement of a registered note if interest or gain is (i) effectively connected with trade or business conducted by the Non-U.S. Holder within the United States or (ii) in most cases of a resident of a country with which the United States has an income tax treaty, attributable to a permanent establishment (or fixed base) of the Non-U.S. Holder in the United States.

     Interest and OID. In general, interest (and premium, if any) paid to and OID paid to or accrued by a Non-U.S. Holder of a registered note will not be subject to U.S. withholding tax if it qualifies for the portfolio interest exemption, and it will not otherwise be subject to U.S. federal income tax if it is not U.S. trade or business income of the Non-U.S. Holder. Interest and OID on a registered note qualify for the portfolio interest exemption if

          (1) the Non-U.S. Holder of the registered note

             (a) does not own, actually and constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote,

             (b) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and

             (c) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business, and

          (2) either

             (a) the Non-U.S. Holder certifies, under penalties of perjury, to us or to the paying agent, as the case may be, that it is a Non-U.S. Holder and provides its name and address, or

             (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the registered note on behalf of the Non-U.S. Holder certifies, under penalties of perjury, that it or a financial institution between it and the Non-U.S. Holder has received such a certificate and furnishes the payer with a copy thereof.

     Treasury regulations that generally will be effective for payments made after December 31, 2000 provide alternative methods for satisfying the certification requirement described in (2) above. The new regulations generally will require, in the case of a registered note held by a foreign partnership, that the certificate described in (2)(b) above must be provided by the partners rather than by the foreign partnership and that the partnership must provide certain information, including a U.S. TIN.

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

     Interest and premium, if any, and OID paid to or accrued by a Non-U.S. Holder that constitutes U.S. trade or business income will be subject to U.S. federal income tax on a net income basis at graduated rates in the same manner that a U.S. taxpayer is subject to tax and will be exempt from the withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30 percent rate (or, if applicable, a lower treaty rate). The gross amount of interest (and premium, if any) and OID paid to a Non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to withholding of U.S. federal income tax at the rate of 30 percent, unless a U.S. income tax treaty reduces or eliminates withholding. To claim the benefit of a tax treaty or to claim an exemption from withholding because income is U.S. trade or business income, a Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI, as applicable, prior to the payment of the income. These forms must be updated periodically. Under the new Treasury regulations, a Non-U.S. Holder who is claiming the benefits of a tax treaty may be required to obtain a U.S. TIN and to provide certain documentary evidence issued by a foreign governmental authority to prove residence in the foreign country. Special procedures are provided in the new regulations for payments through qualified intermediaries. You should consult your own tax adviser regarding the effect, if any, of the new regulations on you.

     Sale, Exchange or Retirement of a Registered Note. Subject to the discussion below of backup withholding, gain recognized by a Non-U.S. Holder on a sale, exchange or retirement of a registered note generally will not be subject to U.S. federal income tax unless (i) the gain is U.S. trade or business income of the Non-U.S. Holder or (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the registered note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition. A non-U.S. Holder's initial tax basis in an outstanding note will be equal to the portion of the holder's tax basis in a unit that is allocated to the outstanding note as described in "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS -- U.S. Holders -- Original Issue Discount." A Non-U.S. Holder's tax basis in a registered note should be increased by the amount of OID that accrues on the registered note through the day preceding the day of disposition pursuant to the rules described in " -- U.S. Holders -- Original Issue Discount" and will be decreased by the amount of any payments received on the registered note (other than payments of qualified stated interest).

     You should be aware that the resale of a registered note to a U.S. Holder may be affected by the market discount rules of the Code, under which a portion of any gain realized on retirement or other disposition of a registered note by a subsequent holder that is a U.S. Holder that acquires the registered note at a market discount generally would be treated as ordinary income to the extent of the market discount that accrues while the U.S. Holder holds the registered note.

     Federal Estate Tax. A registered note that is owned, or treated as owned, by an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death will not be subject to U.S. federal estate tax, provided the individual did not own, actually and constructively, ten percent or more of the total combined voting power of all classes of stock in our company entitled to vote and provided the income on the registered note was not U.S. trade or business income.

     Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-U.S. Holder any interest or OID that is subject to U.S. withholding tax (and the amount of tax withheld) and any interest or OID that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Information reporting and backup withholding (at a rate of 31 percent) do not apply to our payments of principal of or interest on a registered note to a Non-U.S. Holder if the holder certifies under penalties of perjury that it is not a U.S. Holder or otherwise establishes an exemption (provided that neither we nor our paying agent has actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of a registered note to or through the U.S. office of any broker, U.S. or foreign, is subject to information reporting and possible backup withholding unless the
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

owner certifies under penalties of perjury that it is not a U.S. Holder or otherwise establishes an exemption (provided that the broker does not have actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied).

     The proceeds of a disposition of a registered note by a Non-U.S. Holder to or through a foreign office of a broker will not be subject to backup withholding. However, information reporting will apply in the case of a "U.S. related broker" unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. A broker is a "U.S. related broker" if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50 percent or more of whose income from all sources for a designated period is from activities that are effectively connected with the conduct of trade or business within the United States or, with respect to payments made after December 31, 2000, a foreign partnership that, at any time during its taxable year, is owned 50 percent or more (by income or capital interest) by United states persons or is engaged in the conduct of trade or business in the United States. The new Treasury regulations provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless the Non-U.S. Holder provides a certification as to its status as a Non-U.S. Holder.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or as a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF ACQUIRING, HOLDING AND DISPOSING OF A REGISTERED NOTE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

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

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes in exchange for outstanding notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of one year after consummation of the exchange offer.

     We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that effects any resale of registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those registered notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     RailAmerica is, and as a result of the exchange offer, RailAmerica Transportation and the subsidiary guarantors will be subject to the periodic reporting and other informational requirements of the Exchange Act. Each of us will file annual, quarterly and special reports and other information with the SEC. In addition, we have agreed under the indenture that governs the outstanding notes and the registered notes that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the outstanding notes or registered notes remain outstanding, we will furnish to the holders of any of those securities and file with the SEC, unless the SEC will not accept such a filing, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the outstanding notes or registered notes remain outstanding, we have agreed to make available to any prospective purchaser or beneficial owner of any of those securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

     We have filed a registration statement on Form S-4 with the SEC to register under the Securities Act the registered notes. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, some parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the
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

registration statement and related exhibits and schedules filed therewith for further information with respect to us and the registered notes offered by this prospectus. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

     You may read and copy any document we file at the SEC's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov.

     The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means:

     - incorporated documents are considered part of this prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:

     - our annual report on Form 10-K for the year ended December 31, 1999;

     - our quarterly reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000; and

     - our current reports on Form 8-K filed on (1) May 17, 1999, as amended on July 16, 1999, (2) August 6, 1999, as amended on October 5, 1999, (3) September 20, 1999, as amended on November 12, 1999, (4) February 4, 2000, (5) April 18, 2000, (6) August 1, 2000 and (7) September 1, 2000.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

     - any reports filed under Sections 13(a) and (c) of the Securities Exchange Act;

     - definitive proxy or information statements filed under Section 14 of the Securities Exchange Act in connection with any subsequent stockholders' meetings; and

     - any reports filed under Section 15(d) of the Securities Exchange Act.

     You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the registered notes in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date. You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                               RailAmerica, Inc.
                       5300 Broken Sound Boulevard, N.W.
                           Boca Raton, Florida 33487
                                 (561) 994-6015
                      Attn: Donald D. Redfearn, Secretary

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

                                 LEGAL MATTERS

     The validity of the registered notes offered hereby will be passed upon by Greenberg Traurig, P.A., Miami, Florida.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1999 and for the three years in the period ended December 31, 1999, included in this prospectus and incorporated by reference from RailAmerica's Annual Report on Form 10-K in this prospectus, except as they relate to Empresa De Transporte Ferrovario S.A., have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Empresa De Transporte Ferrovario S.A. as of December 31, 1998 and 1999 and for the years then ended, by Arthur Andersen Langton Clarke, independent accountants. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in accounting and auditing.

     The financial statements of V/Line Freight Corporation as of June 30, 1998 and for the year then ended, incorporated into this prospectus by reference from RailAmerica's Current Report on Form 8-K/A, dated July 16, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of RaiLink Ltd. as of December 31, 1998 and for the year then ended, incorporated into this prospectus by reference from RailAmerica's Current Report on Form 8-K/A, dated October 5, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of The Toledo, Peoria and Western Railroad Corporation as of December 31, 1998 and for the year then ended, incorporated into this prospectus by reference from RailAmerica's Current Report on Form 8-K/A, dated November 12, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are incorporated in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

     The financial statements of RailTex and schedules included in this prospectus and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX OF FINANCIAL STATEMENTS

     The following consolidated financial statements of RailAmerica, Inc. and its subsidiaries and of RailTex, Inc. and its subsidiaries are included in this offering memorandum:

                                                                 PAGES
                                                              -----------
RAILAMERICA, INC.
Report of Independent Certified Public Accountants..........      F-2
Consolidated Balance Sheets -- December 31, 1999 and 1998...      F-4
Consolidated Statements of Income -- For the Years Ended
  December 31, 1999, 1998 and 1997..........................      F-5
Consolidated Statement of Stockholders' Equity -- For the
  Years Ended December 31, 1999, 1998 and 1997..............      F-6
Consolidated Statements of Cash Flows -- For the Years Ended
  December 31, 1999, 1998 and 1997..........................      F-8
Notes to Consolidated Financial Statements..................  F-9 - F-39
Consolidated Balance Sheets -- June 30, 2000 and December
  31, 1999 (unaudited)......................................     F-40
Consolidated Statements of Income -- For the three and six
  months ended June 30, 2000 and 1999 (unaudited)...........     F-41
Consolidated Statement of Stockholders' Equity -- For the
  six months ended June 30, 2000 (unaudited)................     F-42
Consolidated Statements of Cash Flows -- For the six months
  ended June 30, 2000 and 1999 (unaudited)..................     F-43
Notes to Consolidated Financial Statements..................  F-44 -F-52

RAILTEX, INC.
Report of Independent Public Accountants....................     F-53
Consolidated Statements of Income for the years ended
  December 31, 1999, 1998 and 1997..........................     F-54
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................     F-55
Consolidated Statements of Shareholders' Equity for the
  years ended December 31, 1999, 1998 and 1997..............     F-56
Consolidated Statements of Cash Flows -- For the Years Ended
  December 31, 1999, 1998 and 1997..........................     F-57
Notes to Consolidated Financial Statements..................  F-58 - F-86

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
RailAmerica, Inc.

     In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of RailAmerica, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Empresa De Transporte Ferroviario S.A., a 55% owned subsidiary of the Company, which statements reflect total assets of $87,555,000 and $74,306,000 as of December 31, 1999 and 1998, respectively, and total revenues of $19,115,000 and $15,312,000 for the years ended December 31, 1999 and 1998. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Empresa De Transporte Ferroviario S.A., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Ft. Lauderdale, Florida
March 15, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Ferronor S.A.:

     We have audited the balance sheets of Empresa de Transporte Ferroviario S.A ("Ferronor") as of December 31, 1999 and 1998, and the related statements of income and cash flows for the years ended December 31, 1999 and 1998 and for the ten-month period ended December 31, 1997. These financial statements (not included separately herein) are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We have conducted our audits in accordance with generally accepted auditing standards in Chile, which are substantially consistent with those followed in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respect, the financial position of Ferronor as of December 31, 1999 and 1998 and the results of its operations and its cash flow for the years ended December 31, 1999 and 1998 and for the ten-month period ended December 31, 1997 in conformity with generally accepted accounting principles in the United States of America.

Charles A. Bunce                               ARTHUR ANDERSEN -- LANGTON CLARKE

February 4, 2000
Santiago, Chile

                       RAILAMERICA, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                                                                  1999           1998
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash......................................................  $ 11,597,540   $  5,085,402
  Accounts and notes receivable.............................    40,856,772      7,733,238
  Inventories...............................................     9,928,789      3,647,885
  Other current assets......................................     3,500,166      1,480,637
  Net assets of discontinued operation......................    14,995,915     13,882,586
                                                              ------------   ------------
          Total current assets..............................    80,879,182     31,829,748
Property, plant and equipment, net..........................   347,617,262     91,875,650
Notes receivable, less current portion......................     2,122,843      1,284,200
Investment in affiliates....................................     4,666,776      1,938,942
Other assets................................................     8,642,071      4,035,372
                                                              ------------   ------------
          Total assets......................................  $443,928,134   $130,963,912
                                                              ============   ============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $ 17,811,326   $  3,557,430
  Accounts payable..........................................    23,731,732      7,004,497
  Accrued expenses..........................................    15,379,461      2,775,962
                                                              ------------   ------------
          Total current liabilities.........................    56,922,519     13,337,889
                                                              ------------   ------------
Long-term debt, less current maturities.....................   145,016,269     62,769,869
Subordinated debt...........................................   100,000,000             --
Convertible subordinated debt...............................    22,448,642             --
Other liabilities...........................................    16,374,169        427,288
Deferred income taxes.......................................    15,382,013      4,848,869
Minority interest...........................................     9,488,693      7,937,992

Commitments and contingencies

Redeemable convertible preferred stock, $0.01 par value, $25 liquidation value, 1,000,000 shares authorized; 378,400
  and 300,600 outstanding, respectively.....................     8,829,844      6,881,684
Stockholders' equity:
  Common stock, $0.001 par value, 30,000,000 shares
     authorized; 12,610,725 issued and 11,894,136
     outstanding at December 31, 1999; 10,207,477 issued and
     9,631,188 outstanding at December 31, 1998.............        12,611         10,207
  Additional paid-in capital................................    52,304,578     28,277,533
  Retained earnings.........................................    18,170,824      9,285,122
  Accumulated other comprehensive income....................     3,485,717        470,820
  Treasury stock (716,589 and 576,289 shares, respectively,
     at cost)...............................................    (4,507,745)    (3,283,361)
                                                              ------------   ------------
          Total stockholders' equity........................    69,465,985     34,760,321
                                                              ------------   ------------
          Total liabilities and stockholders' equity........  $443,928,134   $130,963,912
                                                              ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                             1999          1998          1997
                                                         ------------   -----------   -----------
Operating revenues:
  Transportation -- railroad...........................  $118,910,941   $30,303,562   $22,023,717
  Other................................................     6,461,383     2,700,421     2,472,188
  Motor Carrier........................................            --     4,252,329            --
                                                         ------------   -----------   -----------
          Total operating revenue......................   125,372,324    37,256,312    24,495,905
                                                         ------------   -----------   -----------
Operating expenses:
  Transportation -- railroad...........................    75,375,742    15,702,487    12,502,153
  Selling, general and administrative..................    19,549,612     9,075,571     6,840,467
  Depreciation and amortization........................     9,179,239     2,543,115     1,788,594
  Motor Carrier........................................            --     4,438,039            --
                                                         ------------   -----------   -----------
          Total operating expenses.....................   104,104,593    31,759,212    21,131,214
                                                         ------------   -----------   -----------
       Operating income................................    21,267,731     5,497,100     3,364,691
Interest and other expense.............................   (20,490,358)   (4,944,113)   (3,641,164)
Other income...........................................     6,012,072       232,070     1,000,382
Minority interest in income of subsidiary..............    (1,550,700)   (1,671,750)     (851,243)
                                                         ------------   -----------   -----------
       Income from continuing operations before income
          taxes........................................     5,238,745      (886,693)     (127,334)
Provision for income taxes.............................      (786,979)   (1,000,000)     (415,000)
                                                         ------------   -----------   -----------
       Income from continuing operations...............     6,025,724       113,307       287,666
Discontinued operations:
  Estimated loss on disposal of discontinued segments
     (net of income tax benefit of $277,000)...........            --            --      (452,402)
  Income from operations of discontinued segments (less
     applicable income tax provisions of $2,300,000,
     $2,500,000, and $1,200,000).......................     3,895,512     4,287,842     2,103,935
                                                         ------------   -----------   -----------
          Net income...................................  $  9,921,236   $ 4,401,149   $ 1,939,199
                                                         ============   ===========   ===========
Net income available to common stockholders............  $  8,885,702   $ 4,401,149   $ 1,939,199
                                                         ============   ===========   ===========
Basic earnings per common share
     Continuing operations.............................  $       0.45   $      0.01   $      0.02
     Discontinued operations...........................          0.35          0.45          0.21
                                                         ------------   -----------   -----------
          Net income...................................  $       0.80   $      0.46   $      0.23
                                                         ============   ===========   ===========
Diluted earnings per common share
     Continuing operations.............................  $       0.43   $      0.01   $      0.02
     Discontinued operations...........................          0.34          0.44          0.20
                                                         ------------   -----------   -----------
          Net income...................................  $       0.77   $      0.45   $      0.22
                                                         ============   ===========   ===========
Weighted average common shares outstanding:
     Basic.............................................    11,089,614     9,552,866     8,303,938
                                                         ============   ===========   ===========
     Diluted...........................................    11,664,871     9,777,866     8,586,938
                                                         ============   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                           STOCKHOLDERS' EQUITY
                                       -------------------------------------------------------------
                                       NUMBER OF              ADDITIONAL      COMMON
                                         SHARES       PAR       PAID-IN       STOCK       RETAINED
                                         ISSUED      VALUE      CAPITAL     SUBSCRIBED    EARNINGS
                                       ----------   -------   -----------   ----------   -----------
Balance, January 1, 1997.............   6,125,410   $ 6,125   $11,773,036   $2,340,000   $ 2,944,774
  Net income.........................          --        --            --           --     1,939,199
  Issuance of common stock...........   1,720,627     1,721     7,163,206   (2,340,000)           --
  Treasury stock received for sale of
     subsidiaries....................          --        --            --           --            --
  Stock incentive plan issuance......          --        --            --           --            --
  Exercise of stock options..........     202,933       203       747,837           --            --
  Exercise of warrants...............   1,080,594     1,081     3,666,653           --            --
  Cumulative translation.............          --        --            --           --            --
                                       ----------   -------   -----------   ----------   -----------
Balance, December 31, 1997...........   9,129,564     9,130    23,350,732           --     4,883,973
  Net income.........................          --        --            --           --     4,401,149
  Other comprehensive income.........
  Cumulative translation.............          --        --            --           --            --
          Total comprehensive income
  Issuance of common stock...........     138,786       138       677,039           --            --
  Purchase of treasury stock.........          --        --            --           --            --
  Exercise of stock options..........     237,950       238       870,637           --            --
  Tax benefit exercise of options....          --        --       178,000           --            --
  Exercise of warrants...............     167,000       167       934,501           --            --
  Conversion of debt.................     534,177       534     2,266,624           --            --
                                       ----------   -------   -----------   ----------   -----------
Balance, December 31, 1998...........  10,207,477    10,207    28,277,533           --     9,285,122
  Net income.........................          --        --            --           --     9,921,236
  Other comprehensive income.........
  Cumulative translation.............          --        --            --           --            --
          Total comprehensive income
  Issuance of common stock...........   1,437,888     1,438    12,027,787           --            --
  Purchase of treasury stock.........          --        --            --           --            --
  Exercise of stock options..........     141,168       141       580,669           --            --
  Tax benefit exercise of options....          --        --       152,000           --            --
  Conversion of debt.................     563,520       564     3,332,268           --            --
  Conversion of preferred stock......     260,672       261     2,006,244           --            --
  Issuance of warrants...............          --        --     5,928,077           --            --
  Preferred stock dividends and
     accretion.......................          --        --            --           --    (1,035,534)
                                       ----------   -------   -----------   ----------   -----------
Balance, December 31, 1999...........  12,610,725   $12,611   $52,304,578   $       --   $18,170,824
                                       ==========   =======   ===========   ==========   ===========

                                                                     (continued)

                       RAILAMERICA, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                  STOCKHOLDERS' EQUITY
                                                       ------------------------------------------
                                                           OTHER
                                                       COMPREHENSIVE    TREASURY
                                                          INCOME          STOCK          TOTAL
                                                       -------------   -----------    -----------
Balance, January 1, 1997.............................   $    67,441    $(1,139,269)   $15,992,107
  Net income.........................................            --             --      1,939,199
  Issuance of common stock...........................            --             --      4,824,927
  Treasury stock received for sales of
     subsidiaries....................................            --       (479,629)      (479,629)
  Stock incentive plan issuance......................            --        173,516        173,516
  Exercise of stock options..........................            --             --        748,040
  Exercise of warrants...............................            --             --      3,667,734
  Cumulative translation.............................       (52,068)            --        (52,068)
                                                        -----------    -----------    -----------
Balance, December 31, 1997...........................        15,373     (1,445,382)    26,813,826
  Net income.........................................            --             --      4,401,149
  Other comprehensive income.........................
  Cumulative translation.............................       455,447                       455,447
                                                                                      -----------
          Total comprehensive income.................                                   4,856,596
                                                                                      -----------
  Issuance of common stock...........................            --             --        677,177
  Purchase of treasury stock.........................            --     (1,837,979)    (1,837,979)
  Exercise of stock options..........................            --             --        870,875
  Tax benefit exercise of options....................            --             --        178,000
  Exercise of warrants...............................            --             --        934,668
  Conversion of debt.................................            --             --      2,267,158
                                                        -----------    -----------    -----------
Balance, December 31, 1998...........................       470,820     (3,283,361)    34,760,321
  Net income.........................................            --             --      9,921,236
  Other comprehensive income.........................
  Cumulative translation.............................     3,014,897             --      3,014,897
                                                                                      -----------
          Total comprehensive income.................                                  12,936,133
                                                                                      -----------
  Issuance of common stock...........................            --             --     12,029,225
  Purchase of treasury stock.........................            --     (1,224,384)    (1,224,384)
  Exercise of stock options..........................            --             --        580,810
  Tax benefit exercise of options....................            --             --        152,000
  Conversion of debt.................................            --             --      3,332,832
  Conversion of preferred stock......................            --             --      2,006,505
  Issuance of warrants...............................            --             --      5,928,077
  Preferred stock dividends and accretion............            --             --     (1,035,534)
                                                        -----------    -----------    -----------
Balance, December 31, 1999...........................   $ 3,485,717    $(4,507,745)   $69,465,985
                                                        ===========    ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                  1999           1998           1997
                                                              ------------   ------------   ------------
Cash flows from operating activities:
  Net income................................................  $  9,921,236   $  4,401,149   $  1,939,199
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization.........................    14,133,502      4,156,546      3,053,728
      Minority interest in income of subsidiary.............     1,550,701      1,671,750        851,243
      Equity interest in earnings of affiliate..............      (230,109)            --             --
      Gain on insurance settlement..........................    (4,069,278)            --             --
      Loss (gain) on sale or disposal of properties.........       118,426        (76,791)      (608,380)
      Write-off of excess of costs over net assets..........            --             --        729,681
      Write-off of deferred acquisition costs...............        38,855        176,179         76,292
      Deferred income taxes.................................     3,401,804        912,967        382,122
      Employee stock grants.................................            --             --         15,188
      Forgiveness of debt...................................            --        (32,809)            --
      Changes in operating assets and liabilities, net of
         acquisitions and dispositions:
         Accounts receivable................................    (2,246,205)      (885,983)    (3,037,697)
         Inventories........................................    (2,270,833)    (6,921,847)    (1,294,501)
         Other current assets...............................    (1,830,526)    (1,157,666)       124,247
         Accounts payable...................................     3,243,680      2,410,602       (606,499)
         Accrued expenses...................................     3,326,059        720,498        714,409
         Other liabilities..................................    (2,294,441)            --             --
         Deposits and other.................................    (1,292,753)       368,476        (47,264)
                                                              ------------   ------------   ------------
           Net cash provided by operating activities........    21,500,118      5,743,071      2,291,768
                                                              ------------   ------------   ------------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................   (51,391,127)   (28,128,546)    (7,455,848)
  Proceeds from sale of properties..........................       165,610      1,806,127        331,654
  Proceeds from sale of equity interest.....................       998,441             --             --
  Acquisitions, net of cash acquired........................    (8,453,218)    (1,757,033)    (7,389,903)
  Deposit on purchase agreement.............................            --     (1,962,067)            --
  Investment in Great Southern Railway......................            --             --       (596,665)
  Loan receivable from Great Southern Railway...............            --             --     (1,193,330)
  Cash held in discontinued.................................      (656,367)      (674,468)          (472)
  Deferred acquisition costs and other......................       638,881       (612,956)      (457,168)
                                                              ------------   ------------   ------------
           Net cash used in investing activities............   (58,697,780)   (31,328,943)   (16,761,732)
                                                              ------------   ------------   ------------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................   182,085,208     56,006,737     31,453,500
  Principal payments on long-term debt......................  (150,182,917)   (35,723,969)   (25,449,364)
  Sale of convertible preferred stock.......................     4,095,000      7,515,000             --
  Sale of common stock......................................    11,868,058      1,032,168      8,163,962
  Proceeds from exercise of stock options...................       580,810        870,875        748,041
  Preferred stock dividends paid............................      (843,024)            --             --
  Purchase of treasury stock................................    (1,224,384)    (1,837,979)            --
  Deferred financing costs paid.............................      (333,400)      (603,549)      (286,724)
  Deferred loan costs paid..................................    (2,421,445)      (333,071)      (294,361)
                                                              ------------   ------------   ------------
           Net cash provided by financing activities........    43,623,906     26,926,212     14,335,054
                                                              ------------   ------------   ------------
Effect of exchange rates on cash............................        85,894             --             --
                                                              ------------   ------------   ------------
Net increase (decrease) in cash.............................     6,512,138      1,340,340       (134,910)
Cash, beginning of period...................................     5,085,402      3,745,062      3,879,972
                                                              ------------   ------------   ------------
Cash, end of period.........................................  $ 11,597,540   $  5,085,402   $  3,745,062
                                                              ============   ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of RailAmerica, Inc. and all of its majority-owned subsidiaries (the "Company"). All significant inter-company balances and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to the 1999 presentation. The Company announced a plan to sell its trailer manufacturing operation during 1999 and it is included as a discontinued operation for all periods reported in these consolidated financial statements.

     All of RailAmerica's consolidated subsidiaries are wholly owned except Empresa de Transporte Ferrovario, S.A. ("Ferronor") in which the Company has a 55% equity interest. In accordance with the Shareholders' Agreement between RailAmerica and Andres Pirrazzoli y Cia, Ltda ("APCO"), RailAmerica controls the appointment of a majority of the Board of Directors of Ferronor, including the Chairman. APCO maintains certain minority rights under the shareholders Agreement, such as the right to request the General Manager's removal under certain circumstances. The Company considered these minority rights in determining whether to consolidate Ferronor and has concluded that consolidation is appropriate based upon the Company's ownership position, and its level of control of the Board of Directors and senior management.

     In July 1999, the Company acquired a 26.3% equity interest in Quebec Railway Corporation ("QRC") as part of its RaiLink acquisition. The Company accounts for the investment using the equity method of accounting.

     The Company's principal operations include rail transportation in North America, Chile and Australia. The Company hauls varied products for its customers corresponding to their local operating areas, primarily paper and forest products and agricultural commodities in North America, agricultural commodities in Australia and iron ore and nitrates in Chile.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

INVENTORIES

     Inventories, which are recorded at cost, consist of replacement or repair parts for equipment and track that are charged to property, plant and equipment when utilized.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments purchased with a maturity of three months or less at the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     The Company maintains its cash in demand deposit accounts which at times may exceed FDIC insurance limits. As of December 31, 1999, the Company had approximately $3.4 million of cash in excess of FDIC insurance limits.

                       RAILAMERICA, INC. AND SUBSIDIARIES

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at historical cost. Costs assigned to property purchased as part of an acquisition are based on the fair value of such assets on the date of acquisition. Improvements are capitalized, and expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses on sales and retirements of properties are included in the determination of the results of operations.

     Depreciation has been computed using the straight-line method based on estimated useful lives as follows:

Buildings and improvements..................................  20-33 years
Railroad track and improvements.............................   3-40 years
Locomotives, transportation and other equipment.............   5-20 years
Office equipment............................................   5-10 years

INCOME TAXES

     The Company utilizes the liability method of accounting for deferred income taxes. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are also established for the future tax benefits of loss and credit carryovers. The liability method of accounting for deferred income taxes requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

REVENUE RECOGNITION

     Transportation -- The Company recognizes transportation revenue after services are provided. For the years ended December 31, 1999, 1998 and 1997, approximately 27%, 62% and 59%, respectively, of the Company's North American railroad transportation revenue was derived from interchanging with BNSF and for the years ended December 31, 1999, 1998 and 1997, and approximately 14%, 30% and 32%, respectively, from interchanging with CSX. For the year ended December 31, 1999, approximately 19% and 25% of the Company's North American transportation revenue was derived from interchanging with Canadian National Railroad and Canadian Pacific Railroad, respectively. The Company had two customers in Chile who each represented more than 10% of the Chilean transportation revenue and two costumers in Australia which represented 21% and 19%, respectively, of the Australian transportation revenue.

     Commercial Trailer Sales -- The Company's discontinued trailer manufacturing operations recognize revenue from the commercial sale of trailers when title and risk of ownership are transferred to the customer, which generally is upon shipment or customer pick-up. In certain instances prior to shipment or customer pick-up, the Company receives full payment for a trailer. At that time, the Company issues a certificate of title or statement of origin to the customer and revenue is recognized. In these cases, the customer has made a fixed, written commitment to purchase, the trailer has been completed and is available for pick-up or delivery, and the customer has requested the Company to hold the trailer until the customer determines the most economical means of taking possession. In such cases, the Company has no further obligation except to segregate the trailer and hold it for a short period of time, as is customary in the industry, generally less than one month, until pick-up or delivery. Trailers are built to customer specifications and no right of return or exchange privileges are granted.

     Governmental Trailer Sales -- The Company's discontinued trailer manufacturing operations recognize revenue from the sale of trailers to governmental agencies when title and risks of ownership are transferred,

                       RAILAMERICA, INC. AND SUBSIDIARIES
which is upon completion, inspection and acceptance of trailers by the governmental agency. At that time, the governmental agency has made a fixed written commitment to purchase in the form of a contract, the trailer has been completed and is available for pick-up or delivery, and the governmental agency has requested the Company to hold the trailer until the governmental agency determines the appropriate means of taking possession. The Company has no further obligation except to segregate the trailer and hold it for a short period of time, as is customary in the industry, generally less than one month, until pick-up or delivery. The trailers are built to the government's specifications pursuant to a written contract and are inspected and accepted for delivery by the governmental agency. The contract terms provide for prepayments by the government of up to 90% of the trailer's cost. These prepayments are recorded as advances against the inventory. Sales to governmental agencies represented 23%, 35% and 37% of the Company's manufacturing revenue for the years ended December 31, 1999, 1998 and 1997, respectively.

FOREIGN CURRENCY TRANSLATION

     The financial statements and transactions of the Company's foreign operations are maintained in their functional currency. Assets and liabilities are translated at current exchange rates in effect at the balance sheet date. Translation adjustments, which result from the process of translating the financial statements into United States dollars, are accumulated in the cumulative translation adjustment account, which is a component of accumulated other comprehensive income. Revenues and expenses are translated at the average exchange rate for each period. Gains and losses from foreign currency transactions are included in net income. The aggregate gain on foreign currency translation for 1999 was $0.7 million. As a result of a decline in the value of the Australian dollar against the U.S. dollar, the Company recorded a transaction loss of approximately $2.6 million during the first quarter of fiscal year 2000.

     During 1999, Ferronor changed its functional currency from the Chilean Peso to the U.S. dollar, as the U.S. dollar has become more representative of the primary economic environment in which Ferronor operates. Factors influencing this change include the Ferronor's cash flows, sales price, sales market and financing indicator considerations. This change has been accounted for prospectively.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires all derivatives to be measured at fair value and recognized at either assets or liabilities on the balance sheet. Furthermore, the accounting for changes in the fair value of a derivative (i.e. gains and losses) depends on the intended use of the derivative.

2.  EARNINGS PER SHARE

     Basic earnings per share is calculated using the weighted average number of common shares outstanding during the year. For the year ended December 31, 1999, income from continuing operations is reduced by preferred stock dividends and accretion for the basic earnings per share computation.

     Diluted earnings per share is calculated using the sum of the weighted average number of common shares outstanding plus potentially dilutive common shares arising out of stock options and warrants. Options and warrants totaling
1.8 million were excluded from the diluted earnings per share calculation as the exercise prices of these options and warrants were greater than the average market price of the Common Stock. Assumed conversion of $26.5 million of convertible debt and the convertible preferred stock are anti-dilutive and are not included in the calculation.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The following is a summary of the net income available for common stockholders and weighted average shares for the diluted calculation (in thousands):

                                                               1999     1998     1997
                                                              ------   ------   ------
  Income from continuing operations.........................  $6,026   $  113   $  288
  Preferred stock dividends and accretion...................  (1,036)      --       --
  Interest on convertible debt..............................      42       --       --
                                                              ------   ------   ------
  Income available to common stockholders...................  $5,032   $  113   $  288
                                                              ======   ======   ======
  Weighted average shares outstanding.......................  11,090    9,553    8,304
  Assumed conversion of options and warrants................     379      225      283
  Assumed conversion of convertible debt....................     196       --       --
                                                              ------   ------   ------
  Weighted average shares outstanding.......................  11,665    9,778    8,587
                                                              ======   ======   ======

3.  DISCONTINUED OPERATIONS

     In November 1999, the Company adopted a plan to sell its trailer manufacturing operations. This business has been accounted for as a discontinued operation and the results of operations have been excluded from continuing operations in the consolidated statements of operations for all periods presented.

     Total revenue for the trailer manufacturing segment was $44.3 million, $39.9 million and $22.9 million for the years ended December 31, 1999, 1998 and 1997, respectively. Income before income taxes for the trailer manufacturing segment was $6.2 million, $6.9 million and $3.7 million for the years ended December 31, 1999, 1998 and 1997, respectively. Total assets in this division as of December 31, 1999 and 1998 were $28.8 million and $28.1 million respectively. Total liabilities in this division as of December 31, 1999 and 1998 were $13.9 million and $14.3 million, respectively.

     In March 1997, the Company adopted a formal plan to discontinue its motor carrier division. The motor carrier division consists of Steel City Carriers and RailAmerica Intermodal Services, both wholly-owned subsidiaries of the Company. During the fourth quarter of 1997, the Company re-evaluated the carrying amount of Steel City Carriers' assets and recorded an impairment charge of approximately $730,000. This amount was determined based on what the Company believes it will recover through the final disposition of the remaining assets.

     Operating results of the discontinued operations, as shown below, include the operations of the Motor Carrier segment for the three months ended March 31, 1998 and the year ended December 31, 1997. The motor carrier operations have been included in continuing operations for the nine months ended December 31, 1998, since the disposition of the segment was not completed by April 1998.

     Effective December 1, 1998, the Company ceased all motor carrier operations and leased substantially all of the operating assets of Steel City Carriers, Ltd. to Laidlaw Carriers, Inc., an operating subsidiary of Ontario, Canada-based Contrans Corporation. The leases are for a period of 18 to 24 months. In addition, the Company has entered into an agreement to sell its Ontario real estate that was previously used in its motor carrier operations.

     Total revenue for the motor carrier segment was $1.8 million and $7.1 million for the three months ended March 31, 1998 and year ended December 31, 1997, respectively. Loss before income taxes for the motor carrier segment was $0.1 million and $1.1 million for the three months ended March 31, 1998 and year ended December 31, 1997, respectively.

                       RAILAMERICA, INC. AND SUBSIDIARIES

4.  ACQUISITIONS

     On September 3, 1999, the Company, through its wholly-owned subsidiary, Florida Rail Lines, Inc., completed the acquisition of all the outstanding common stock of The Toledo, Peoria and Western Railroad Corporation ("TPW") from CSX Transportation, Delaware Ostego Corporation, and other shareholders for an aggregate purchase price of $18 million (including the repayment of indebtedness), subject to certain adjustments. The Company funded the acquisition through its revolving line of credit. TPW is headquartered in East Peoria, Illinois and provides rail freight services to customers in the midwest United States and operates over rail lines running from Fort Madison, Iowa across North Central Illinois to Logansport, Indiana. TPW has certain unsettled litigation and contingencies outstanding whose ultimate outcome will impact the purchase price allocation.

     On July 26, 1999, the Company acquired approximately 98% of the outstanding shares of RaiLink Ltd ("RaiLink"). Through the Company's wholly-owned Canadian subsidiary, RL Acquisition Corp., the Company commenced an all cash-bid in May 1999 for all of the common shares of RaiLink at a price of CDN$8.75 per share pursuant to a Pre-Acquisition Agreement dated May 17, 1999 between the Company and RaiLink. RaiLink had approximately 8.36 million common shares outstanding on a fully diluted basis, giving the transaction an equity value of approximately CDN$73.2 million (approximately USD$49.8 million). As more than 90% of the outstanding shares were acquired under the offer, the Company acquired the remainder of the shares pursuant to the compulsory acquisition provisions of applicable Canadian law. A portion of the accrued liabilities assumed represented severance costs which the Company has accrued in accordance with EITF No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." RaiLink is a regional railway company based in Edmonton, Alberta and provides freight transportation services to the national railways of Canada and to a wide variety of shippers. RaiLink and its 26.3% owned affiliate, Quebec Railway Corporation, currently operate 11 regional railways covering approximately 2,500 miles of track in Alberta, the Northwest Territories, Ontario, Quebec and New Brunswick. A portion of the funding for the transaction was provided by a consortium of banks with National Bank of Canada, as agent, through the Company's revolving line of credit. The balance of the funding came from a private offering of the Company's junior convertible subordinated debt.

     On April 30, 1999, the Company, through its wholly owned Australian subsidiary, Freight Victoria Limited ("Freight Victoria"), completed the acquisition of the assets and liabilities comprising the railroad freight business of V/Line Freight Corporation ("VLF"), a corporation established by the Government of the State of Victoria, Australia. VLF was established in March 1997 as part of Victoria's public transportation privatization process and assumed many of the activities formerly carried out by the V/Line Freight business unit of the Public Transportation Corporation of the Government of Victoria.

     Under the Sale of Assets Agreement (the "Agreement") dated February 22, 1999 by and between the Company, Freight Victoria and VLF, Freight Victoria acquired all of the locomotives, wagons, motor vehicles, equipment, stock, spare parts inventory and accounts receivable, certain business, brand and trade names and trade marks, and the outstanding business contracts of VLF for a purchase price of AUD$73.4 million in cash (approximately U.S.$49.0 million). The purchase price has been allocated to assets acquired. In connection with the acquisition, Freight Victoria also entered into other agreements, including a primary infrastructure lease (the "Infrastructure Lease") with the Director of Public Transport of Australia and various facilities leases, access agreements, maintenance and service agreements and other miscellaneous agreements. Pursuant to the Infrastructure Lease, Freight Victoria received a 45-year lease of the non-electrified intrastate Victorian railway tracks and infrastructure.

     Pursuant to certain other agreements, Freight Victoria is responsible for, among other things, track and rolling stock maintenance, train control, access to the railway infrastructure by other rail operators and safety and signaling. Under a letter issued by Freight Victoria in connection with its bid for the VLF business, Freight Victoria prepaid in cash the net present value of the rental payments for the Infrastructure Lease

                       RAILAMERICA, INC. AND SUBSIDIARIES
totaling AUD$80.8 million (approximately U.S.$54.0 million). Freight Victoria commenced operations of the rail-based freight business on May 1, 1999.

     In August 1998, the Company, through its newly formed, wholly-owned subsidiary, VCRR, entered into a long term lease/purchase agreement to operate a 13-mile rail line serving the Port of Hueneme and the Oxnard Harbor District in Oxnard, California, located approximately 50 miles north of Los Angeles. VCRR's operations commenced September 1, 1998 and are included in the results of domestic rail operations as of that date.

     In January 1998, the Company acquired, through its wholly-owned subsidiary Kalyn, all of the outstanding stock of Canadian truck trailer manufacturer Fabrex, Inc. and its affiliate, Services Remorques Plus, Inc. (collectively "Fabrex") for approximately $1.5 million in cash and 70,000 shares of RailAmerica common stock, $.001 par value ("Common Stock"), and assumption of approximately $1.0 million of long-term debt. Fabrex's operations have been combined into KSC, a wholly-owned subsidiary of Kalyn. Fabrex, a manufacturer of specialty bulk-hauling truck trailers used in the solid waste, agricultural and construction industries, was founded in 1985 and is located in Trois Rivieres, Quebec.

     On February 19, 1997, the Company acquired, through its wholly-owned subsidiary, RailAmerica de Chile, S.A., a majority interest in Ferronor, a 1,400 mile railroad serving northern Chile. The Company was joined in the purchase of Ferronor by Andres Pirrazzoli y Cia, Ltda ("APCO"). The purchase price paid by RailAmerica/APCO for substantially all of the stock of Ferronor, was approximately $12.3 million and was funded 55% by RailAmerica and 45% by APCO.

     All of the above acquisitions were accounted for as purchases and their results have been included since the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the above referenced acquisitions had occurred at the beginning of 1999 and 1998 and do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future. (In thousands except net income per share)

                                                                1999       1998
                                                              --------   --------
Operating revenue...........................................  $187,607   $167,778
Income from continuing operations...........................  $  5,262   $     46
Earnings per share -- continuing operations
  Basic.....................................................  $   0.37   $  (0.09)
  Diluted...................................................  $   0.36   $  (0.09)

     The significant adjustments related to the above years represent the inclusion of revenue on new agreements, elimination of certain operating costs, elimination of costs related to the acquisitions, inclusion of depreciation differences on the revaluation of property, plant and equipment, additional interest expense based on an increase in long-term obligations, amortization of intangible assets and the related income tax effects.

5.  GREAT SOUTHERN RAILWAY LIMITED

     On October 31, 1997, the Company acquired a minority interest, of approximately 11.4%, in the Great Southern Railway Limited ("GSR"). GSR completed the acquisition of the assets and business comprising the passenger rail service of the Australian National Railway Commission. The Company has invested $0.6 million in equity of GSR, $1.2 million in uncollateralized subordinated notes (the "Notes"). The Company sold both its interest in the equity of GSR and the Notes to the majority shareholder of GSR in October 1999. The Company received $0.9 million in cash and a note for $1.3 million due March 15, 2000. A gain of $0.3 million is included in the 1999 consolidated statement of income. The remaining note is included in current assets in the consolidated balance sheet as of December 31, 1999 and was paid in March 2000.

                       RAILAMERICA, INC. AND SUBSIDIARIES

6.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following as of December 31, 1999 and 1998 (in thousands):

                                                                1999      1998
                                                              --------   -------
Land........................................................  $ 34,345   $19,301
  Buildings and improvements................................     8,683     5,275
  Railroad track and improvements...........................   186,670    44,700
  Locomotives, transportation and other equipment...........   135,309    31,104
                                                              --------   -------
                                                               365,007   100,380
  Less accumulated depreciation.............................    17,390     8,504
                                                              --------   -------
                                                              $347,617   $91,876
                                                              ========   =======

     Depreciation expense was approximately $9.2 million, $3.0 million and $1.8 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     In January 1999, the Company through a newly formed subsidiary E&N Railway Company Ltd. ("ENR") acquired certain assets of the Esquimalt and Nanaimo Railway ("E&N") from the Canadian Pacific Railway ("CPR"). The transaction included the purchase of a 68-mile section of rail line between Port Alberni, British Columbia and Nanaimo, British Columbia and the lease of a 113-mile section of rail line from Victoria-to-Nanaimo and from Parksville-to-Courtenay on British Columbia's Vancouver Island. The purchase of the assets of the E&N Railway accounted for approximately $10.8 million of fixed asset additions for year ended December 31, 1999.

7.  INVESTMENT IN AFFILIATE

     As of December 31, 1999, the Company's recorded investment in QRC was $4.7 million and the Company's underlying equity in net assets of QRC was $4.5 million. The difference is treated as goodwill and is being amortized over a 20 year period. The Company recorded $0.2 million in income, net of amortization, from this investment in the consolidated statement of operations for 1999.

8.  OTHER ASSETS

     Other assets consist of the following as of December 31, 1999 and 1998 (in thousands):

                                                               1999     1998
                                                              ------   ------
  Deferred loan costs, net..................................  $6,657   $  608
  Deposits and other........................................   1,985    3,427
                                                              ------   ------
                                                              $8,642   $4,035
                                                              ======   ======

     Deferred loan costs are being amortized utilizing the interest method over the term of the respective term loans.

9.  RELATED PARTY TRANSACTIONS

     First London Securities Corporation ("First London"), of which Douglas Nichols, a director of the Company, is President and principal shareholder, served as the exclusive placement agent for the Company's private placement which had a final close in January 1999. A portion of the private placement was received by the Company and closed in December 1998 (see Note 13 Redeemable Preferred stock). First London received a total of $0.8 million in placement fees and cost reimbursements during December 1998 and the

                       RAILAMERICA, INC. AND SUBSIDIARIES
first quarter of 1999 on this transaction and two-year warrants to purchase 140,727 shares of Common Stock at an exercise price of $8.25 per share.

     During 1997, the Company sold all the outstanding stock of its wholly-owned subsidiary Gettysburg Scenic Rail Tours, Inc. ("GSRT"), certain railroad equipment and substantially all the assets of Gettysburg Railway ("GBR") to a company owned by its Vice Chairman. The sale price for GSRT and the railroad equipment was $0.5 million, which consisted of cash of $0.1 million and 62,602 shares of the Company's common stock valued at $0.4 million. A gain of approximately $0.2 million was recognized on the transaction and is included in other income (expense) in the consolidated income statement for 1997. The sale price for substantially all of the assets of GBR was $1.45 million, which consisted of cash of $0.3 million, an $0.8 million promissory note due June 30, 1998 and a $0.35 million mortgage note, at an interest rate of 8.5% with a maturity of June 30, 2003. The promissory note and mortgage note are collateralized by the land, buildings and track assets of Gettysburg Railway. A gain of approximately $0.2 million was recognized on the transaction and is included in other operating income in the consolidated income statement. The $800,000 promissory notes maturity date was extended until June 2000.

     As of December 31, 1999, $1.15 million of notes receivable from related parties is included in notes receivable, less current portions on the consolidated balance sheet.

                       RAILAMERICA, INC. AND SUBSIDIARIES

10.  LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1999 and 1998 (in thousands):

                                                                1999      1998
                                                              --------   -------
Revolving line of credit. See below.........................  $121,005   $44,207
Various equipment notes, with interest imputed at rates from
  8.12% to 11.63%, due in fixed monthly installments of $114
  (including interest) with varying maturities through
  November 2004. Certain equipment serves as collateral.....     3,381     4,457
Burlington Northern Santa Fe ("BNSF") rail facilities
  installment purchase obligation, annual payments of $250,
  including interest at 10%, maturing in October 2116. If
  car loads at OTVR fall below 7,250 in a year, BNSF will
  credit payments on this debt at a rate of $250 per car....     2,139     2,139
Credit facilities with various financial institutions,
  ranging in monthly interest rates from 0.77% to 1.495%,
  maturing from 30 to 90 days...............................     4,180     1,481
Credit facilities with Banco de Desarrollo, see below.......    10,261     7,782
Credit facility with Banco Security, interest rate of
  0.0928% monthly...........................................     5,102        --
Note payable to Compania Minera del Pacifico, bearing
  interest at LIBOR plus 2.5% due in monthly installments
  (including interest)maturing in 2003. Certain Ferronor
  assets serve as collateral................................     1,765     2,822
Mortgage note payable, bearing interest at 7.85%, due in
  fixed monthly installments of $46 (including interest),
  with a final payment of $4,827 in January 2010. Corporate
  office building serves as collateral......................     6,000        --
Debenture payable, interest at 6.5%, maturing December 31,
  2000. Certain rail line serves as collateral..............     4,085        --
Capital lease obligations...................................     1,042     1,459
Other long-term debt........................................     3,867     1,980
                                                              --------   -------
                                                               162,827    66,327
  Less current maturities...................................    17,811     3,557
                                                              --------   -------
          Long-term debt, less current maturities...........  $145,016   $62,770
                                                              ========   =======

     Ferronor refinanced certain short-term debt as of January 28, 1999 with Banco de Desarrollo. The refinancing consists of two credit lines. The first credit line is a $5.0 million facility which bears interest at the interbank cost (7.08% at December 31, 1999) plus 1.75% with interest to be paid over 120 equal monthly installments and principal to be paid over 96 equal installments beginning two years from the funding. The second credit line is a $7.7 million facility which bears interest at LIBOR plus 2.75% and is payable in 120 equal monthly installments (including interest).

     In February 2000, the Company entered into a credit agreement and two bridge note facilities in connection with the acquisition of RailTex and the refinancing of most of the Company's and RailTex's existing debt. The credit agreement provides (1) a $125 million Term A loan, initially bearing interest at LIBOR plus 3.00%, (2) a $205 million Term B loan, initially bearing interest at LIBOR plus 3.25%, and (3) a $50 million revolving credit facility which includes $30 million of U.S. dollar denominated loans, $10 million of Canadian dollar denominated loans and $10.0 million of Australian dollar denominated loans with an initial interest rate of LIBOR plus 3.00%, or a Canadian equivalent. The loans are provided by a syndicate of banks with Donaldson, Lufkin & Jenrette as syndication agent and The Bank of Nova Scotia as

                       RAILAMERICA, INC. AND SUBSIDIARIES
administrative agent. All of the stock of all the Company's U.S. subsidiaries serve as collateral for the credit facilities.

     The Term A loans requires principal payments of 5% in 2000, 10% in 2001, 15% in 2002, 20% in 2003, 25% in both 2004 an 2005. The Term B loan requires principal payments of 1% per year through 2005 and a balloon maturity at December 31, 2006. The revolving loans mature on December 31, 2005.

     The Company's new credit facilities include covenants which impose financial and operating restrictions on RailAmerica's ability to, among other things:

     - incur more debt;

     - pay dividends, redeem or repurchase its stock or make other distributions;

     - make acquisitions or investments;

     - use assets as security in other transactions;

     - enter into transactions with affiliates;

     - merge or consolidate with others;

     - dispose of assets or use asset sale proceeds;

     - create liens on its assets; and

     - extend credit.

     The new credit facilities also contain financial covenants that will require the Company to meet a number of financial ratios and tests.

     In February 2000, the Company, through its wholly-owned subsidiary RailAmerica Transportation, Inc., issued $95 million of subordinated bridge notes, under a securities purchase agreement with DLJ Bridge Finance, Inc. These notes mature on February 4, 2001 and have an initial interest rate of 13% per annum, which rate increases every three months based on the highest specified rates. The Company, through its wholly-owned subsidiary Palm Beach Holding, Inc. issued $55 million of asset sale bridge notes, under a securities purchase agreement with DLJ Bridge Finance, Inc. These notes mature on February 4, 2001 and have an initial interest rate of 15% per annum, which rate increases every three months based on the highest of specified rates. The asset sale bridge notes are collateralized by the assets of Kalyn/Siebert, L.P. and its subsidiaries, which are discontinued operations held for sale.

     In connection with the issuance of the subordinated bridge notes, the purchasers of such notes are entitled to receive warrants to purchase common stock at an exercise price of $7.75 per share commencing in May 2001 to the extent the subordinated bridge notes are then outstanding. In connection with the issuance of the asset sale bridge notes, the purchasers of such notes are entitled to receive warrants to purchase common stock at an exercise price of $7.75 per share commencing in August 2000 to the extent the asset sale bridge notes are then outstanding. The maximum number of shares issuable upon exercise of all these warrants would be 1,604,330, subject to specified anti-dilution adjustments.

     In connection with the February 2000 debt refinancing, including the refinancing of RailTex's debt, the Company will record an extraordinary charge in the first quarter of 2000.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The aggregate annual maturities of long-term debt are as follows net of discount amortization taking into effect the above refinancing (in thousands):

  2000......................................................  $ 17,811
  2001......................................................    18,827
  2002......................................................    23,938
  2003......................................................    29,324
  2004......................................................    35,309
  Thereafter................................................    37,618
                                                              --------
                                                              $162,827
                                                              ========

     During the years ended December 31, 1999, 1998 and 1997 interest of approximately $1,386, $465 and $69, respectively, was capitalized.

CAPITAL LEASES

     The Company entered into equipment finance leases for certain tractors, trailers and other equipment expiring at various times through 2003. These leases are accounted for as capital leases. The financing of the purchase of the tractors, trailers and equipment under these capital leases was capitalized using the interest rate appropriate at the inception of the respective leases.

     Minimum annual lease commitments at December 31, 1999 are as follows (in thousands):

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
  2000......................................................  $  427     $ 2,977
  2001......................................................     451       2,631
  2002......................................................     218       2,242
  2003......................................................      75       1,870
  2004......................................................      --       1,033
  Thereafter................................................      --       1,163
                                                              ------     -------
          Total.............................................   1,171     $11,916
                                                                         =======
       Less amount representing interest....................     129
                                                              ------
          Present value of future minimum lease payments....   1,042
     Less current portion...................................     355
                                                              ------
          Noncurrent portion................................  $  687
                                                              ======

     Rental expense under operating leases was approximately $3.4 million, $2.7 million and $0.9 million for the years ended December 31, 1999, 1998 and 1997, respectively.

11.  SUBORDINATED DEBT

     To facilitate the acquisition of VLF, Freight Victoria obtained a $100 million bridge loan from Barclays Bank PLC under a senior secured loan facility. Upon the execution of the facility, the Company issued to Barclays Bank PLC warrants to acquire 750,000 shares of the Company's Common Stock at an exercise price of $9.75 per share. On November 30, 1999, in accordance with the terms of the bridge loan the Company issued additional warrants to acquire 50,000 shares of the Company's Common Stock to Barclays Bank PLC at an exercise price of $7.7875 per share and increased the interest rate by 200 basis points. The bridge loan was refinanced in February 2000 in conjunction with the acquisition of RailTex (see note 10).

                       RAILAMERICA, INC. AND SUBSIDIARIES

12.  CONVERTIBLE SUBORDINATED DEBT

     In August 1999, the Company issued $22.5 million aggregate principal amount of its junior convertible subordinated debentures. Interest on the debentures accrues at the rate of 6% per annum and is payable semi-annually, commencing January 31, 2000. The debentures are convertible, at the option of the holder, into shares of RailAmerica at a conversion price of $10, subjected to adjustment in selected circumstances. The debentures mature on July 31, 2004, are general unsecured obligations and rank subordinate in right of payment to all senior indebtedness. At RailAmerica's option, the debentures may be redeemed at par, plus accrued but unpaid interest thereon to the date of redemption, in whole or in part, if the closing price of RailAmerica's common stock is above 200% of the conversion price for 10 consecutive trading days.

     In addition to the bridge loan the Company issued AUD$3 million (approximately U.S.$2.0 million) in convertible debt to a certain vendor of Freight Victoria ("Vendor Debt"). The Vendor Debt is convertible into the Company's common stock at the current market price or convertible into Freight Victoria stock at the option of the Company. The Company also issued $2.64 million of convertible debt in lieu of cash payments for fees owed to its investment banker in the transaction. The convertible debt bears interest at 6%, is convertible into the Company's common stock at $9.83 per share and was converted in July 1999 into 272,415 shares of common stock.

13.  REDEEMABLE PREFERRED STOCK

     In January 1999, the Company completed a private offering of $11.6 million of its Series A Convertible Redeemable Preferred Stock ("Preferred Stock"). The Company sold 464,400 shares of its Preferred Stock at a price of $25 per share. The Preferred Stock pays annual dividends of 7.5%, is convertible into shares of the Company's common stock at a price of $8.25 per share and is non-voting. The Preferred Stock is mandatorily redeemable 5 years from its issuance. The December 31, 1998 balance sheet includes 300,600 shares which were issued during 1998. The remainder of the shares were issued in January 1999. The carrying value of the Preferred Stock is the par value less issuance costs. The issuance costs will be amortized on a straight-line basis over the life of the Preferred Stock. 86,000 shares of the Preferred Stock were converted in the fourth quarter of 1999 and 88,000 shares were converted in the first quarter of 2000.

14.  COMMON STOCK TRANSACTIONS

     On August 24, 1998, the Company's Board of Directors authorized a share repurchase program to buy back up to 1,000,000 shares of its Common Stock (limited to $2 million per year pursuant to the new credit facilities). Purchases will be made from time to time in the open market and will continue until all of such shares are purchased or until the Company determines to terminate the repurchase program. As of December 31, 1999, the Company had purchased 445,400 shares with a total cost of $3.1 million. The Company purchased 172,500 shares with a total cost of $1.1 million in the first quarter of 2000.

     In March 1999, the Company completed a private placement of approximately $12.5 million of restricted common stock. Pursuant to the offering, the Company sold approximately 1.4 million shares of its common stock at a price of $8.8125 per share and issued approximately 212,000 warrants to purchase an equivalent number of shares of common stock at an exercise price of $10.125 per share within one year of the transaction's closing date. First London Securities Corporation, of which Douglas Nichols, a director of the Company, is President and principal shareholder, acted as placement agent and received approximately $0.4 million in fees and cost reimbursement and one-year warrants to purchase 141,504 shares of the Company's common stock at an exercise price of $10.125. All of the warrants issued for this transaction expired on March 3, 2000.

     In August 1999, the Company issued warrants to purchase an aggregate of 676,363 shares of common stock to the investors in the private offering of $22.5 million principal amount of its junior convertible

                       RAILAMERICA, INC. AND SUBSIDIARIES
subordinated debentures described in Note 7. The warrants are exercisable during the five-year period ending August 5, 2004 at an exercise price of $10.50 per share, subject to adjustment under selected circumstances. Warrants to purchase 200,000 shares of common stock at an exercise price of $10.50 per share during the two-year period ending July 31, 2001 were issued in connection with the private offering to the placement agent.

15.  OTHER REVENUE

     Other revenue as of December 31, 1999, 1998 and 1997 consisted of the following (in thousands):

                                                               1999     1998     1997
                                                              ------   ------   ------
Gain on sale of properties and easements....................  $  266   $  695   $1,251
Rental income...............................................   2,850    1,484      857
Maintenance revenue.........................................   1,703       --       --
Other.......................................................   1,642      521      364
                                                              ------   ------   ------
                                                              $6,461   $2,700   $2,472
                                                              ======   ======   ======

16.  INCOME TAX PROVISION

     Income before income taxes for the years ended December 31, 1999, 1998 and 1997 consists of (in thousands):

                                                              1999      1998      1997
                                                             -------   -------   -------
Domestic...................................................  $(2,978)  $(2,327)  $(1,140)
Foreign Subsidiaries.......................................    8,217     1,440     1,013
                                                             -------   -------   -------
                                                             $ 5,239   $  (887)  $  (127)
                                                             =======   =======   =======

     The provision for income taxes for the years ended December 31, 1999, 1998 and 1997 consists of (in thousands):

                                                               1999      1998    1997
                                                              -------   ------   -----
Federal income taxes:
  Current...................................................  $    15   $  232   $  --
  Deferred..................................................    1,234    1,039     708
                                                              -------   ------   -----
                                                                1,249    1,271     708
                                                              -------   ------   -----
State income taxes:
  Current...................................................      149      281     161
  Deferred..................................................     (106)     (55)    (26)
                                                              -------   ------   -----
                                                                   43      226     135
                                                              -------   ------   -----
Foreign income taxes:
  Current...................................................      857       33      --
  Deferred..................................................    2,197       --    (306)
  Change in tax law.........................................   (2,835)      --      --
                                                              -------   ------   -----
          Total income tax provision........................  $ 1,511   $1,530   $ 537
                                                              =======   ======   =====

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The following summarizes the total income tax provisions for each of the years ended December 31, 1999, 1998 and 1997 (in thousands):

  Continuing operations.....................................  $   (787)  $1,570   $963
  Discontinued operations...................................     2,298      (40)  (426)
                                                              --------   ------   ----
          Total income tax provision........................  $  1,511   $1,530   $537
                                                              ========   ======   ====

     The differences between the U.S. federal statutory tax rate and the Company's effective rate from continuing operations are as follows (in thousands):

                                                               1999     1998     1997
                                                              ------   ------   ------
  Income tax provision, at 35%..............................  $1,833   $2,113   $1,259
  Statutory federal Surtax exemption........................     (52)     (60)     (36)
  State income tax, net of federal benefit..................     (48)     147       90
  Benefit due to difference between U.S. &
     Chilean tax rates......................................    (295)    (316)    (192)
  Benefit due to utilization of Chilean net operating loss
     carryforwards..........................................      --     (306)    (152)
  Benefit due to reduction in Canadian tax rate for
     manufacturing companies................................      --      (42)      --
  Benefit due to difference between U.S. &
     Australian tax rates...................................    (266)      --       --
  Net Benefit due to tax law changes in Australia...........  (2,835)      --       --
  Amortization of warrants not deductible...................     602       --       --
  Non-deductible expenses, net..............................     320       45       33
  Other, net................................................     124      107       60
  Valuation allowance.......................................    (170)    (118)     (99)
                                                              ------   ------   ------
                                                              $ (787)  $1,570   $  963
                                                              ======   ======   ======

     The Company joins in the filing of a consolidated U.S. income tax return with its domestic subsidiaries. For state income tax purposes, the Company and each of its domestic subsidiaries generally file on a separate return basis in the states in which they do business. The Company's Canadian subsidiaries file Canadian and provincial income tax returns. The Company's Chilean and Australian subsidiaries file income tax returns in their respective jurisdictions.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The components of deferred income tax assets and liabilities as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                1999      1998
                                                              --------   -------
Deferred tax assets:
  Net operating loss carry forwards.........................  $  7,667   $ 2,798
  Alternative minimum tax credit............................       790       766
  Accrued Expense (net of deferred expense).................     4,478        --
  Other.....................................................       108       205
                                                              --------   -------
          Total deferred assets.............................    13,043     3,769
Less: valuation allowance...................................      (321)     (491)
                                                              --------   -------
          Total deferred assets, net........................    12,722     3,278
Deferred tax liabilities:
  Property, plant and equipment.............................    29,162    11,339
  Minority Investments......................................       836        --
  Installment Sales.........................................       180       181
  Capital Lease Obligation..................................       859        --
  Deferred Revenue..........................................       495        --
                                                              --------   -------
  Net deferred tax liability................................  $(18,810)  $(8,242)
                                                              ========   =======

     The liability method of accounting for deferred income taxes requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. It is management's belief that it is more likely than not that a portion of the deferred tax assets will not be realized. The Company has established a valuation allowance of $0.3 million at December 31, 1999 and $0.5 million at December 31, 1998, respectively. The valuation allowance at December 31, 1999 is comprised of $0.2 million, which relates to prior and current year state net operating losses, and $0.1 million which relates to prior and current year Chilean net operating losses of Ferronor.

     The following is a summary of net operating loss carryforwards by jurisdiction as of December 31, 1999 (in thousands):

                                                              AMOUNT    EXPIRATION PERIOD
                                                              -------   -----------------
  U.S. -- Federal...........................................  $ 5,536      2003 - 2019
  U.S. -- State.............................................   16,064      2000 - 2019
  Chile.....................................................    1,069        None
  Australia.................................................   10,938        None
  Canada....................................................    2,741      2004 - 2006
                                                              -------
                                                              $36,348
                                                              =======

     As part of certain acquisitions, the Company acquired net operating loss carry forwards for federal and state income tax purposes. The utilization of the acquired tax loss carry forwards is further limited by the Internal Revenue Code
Section 382 to approximately $0.1 million each year. These tax loss carry forwards expire in the years 2001 through 2010.

     No provision was made in 1999 for U.S. income taxes on undistributed earnings of the Chilean, Canadian or Australian subsidiaries as it is the intention of management to utilize those earnings in their respective operations for an indefinite period of time.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The provision includes a one-time income tax benefit of $3.4 million due to legislation passed in Australia during the third quarter of 1999, which permits the Company's Australian subsidiary to deduct, for income tax purposes, a larger amount of depreciation than is reported for financial statement purposes. Additionally, during December 1999, Australian tax regulations were passed which will ultimately reduce the statutory tax rate in Australia from 36% to 30%. A one-time income tax provision of $0.6 million was recorded to revalue the Company's Australian net deferred tax assets due to this rate reduction.

17.  OTHER INCOME

     Included in other income for 1999 was a fourth quarter gain on insurance settlement of $4.1 million from an accident which destroyed certain locomotives and railcars in Australia. In addition, other income for 1999 includes $0.7 million in exchange gains from Australia and Chile and $0.3 million in gain on the sale of the Company's minority interest in GSR.

18.  STOCK OPTIONS

     In July 1992, the Company implemented a stock option plan (the "1992 Plan") for certain officers, consultants, employees and outside directors of the Company. The aggregate number of shares which may be issued pursuant to the 1992 Plan is 250,000 shares which are exercisable at date of grant and have a ten year life.

     Effective January 1, 1995, the Company implemented two new stock option plans: the 1995 Stock Incentive Plan and the 1995 Non-Employee Director Stock Option Plan. Each plan calls for 250,000 shares to be reserved for future issuance. Options granted under the Stock Incentive Plan are exercisable at the date of grant. Options granted under the Non-Employee Director Stock Option Plan are 1/3 exercisable at the date of grant, 1/3 exercisable at the first anniversary of the grant date and 1/3 exercisable at the second anniversary of the grant date. All the options granted under the Stock Incentive Plan and Non-Employee Director Stock Option Plan have a ten year life from the date of grant. In June 1997, the Company's stockholders approved a 750,000 increase in the number of shares of common stock reserved for issuance pursuant to the Company's 1995 Stock Incentive Plan, bringing total shares reserved under this plan to 1,000,000.

     Under an employment agreement dated November 1994, Mr. Marino was granted ten-year non-qualified options to purchase an aggregate of 350,000 shares of the Company's common stock at exercise prices ranging from $3.10 to $4.15. Options to purchase 175,000 shares were immediately exercisable and options to purchase 87,500 shares became exercisable on each of March 1, 1996 and 1997.

     Effective January 1, 1998, Mr. Marino entered into a new employment agreement with the Company under which he was granted ten-year non-qualified options to purchase 300,000 shares of common stock of the Company at exercise prices varying from $7.25 to $9.50. All of the options are immediately exercisable.

     During June 1998, the Company implemented the 1998 Omnibus Executive Incentive Compensation Plan ("1998 Plan"). The 1998 Plan supersedes the 1992 Plan and the 1995 Stock Incentive Plan. The 1998 Plan provides for grants of stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards. The aggregate number of shares to be issued pursuant to the 1998 Plan are 930,000 shares. Options for 76,000 shares of common stock of the Company, at an exercise price of $6.125, were issued pursuant to the 1998 Plan as of July 1, 1998. Options for 126,000 shares of common stock of the Company, at an exercise price of $8.75, were issued pursuant to the 1998 Plan as of April 1999. These options vest ratably over a three year period on each anniversary date and mature ten years after the grant date. Options for 725,000 shares of common stock of the Company, at an exercise price of $9.00, were issued pursuant to the 1998 Plan as of January 1, 2000. These options are subject to shareholder approval at the Company's 1999 Annual Shareholders Meeting.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     In July 1998, the Company issued, options to purchase an aggregate of 150,000 shares of common stock to certain employees at exercise prices equal to $6.125 per share. The options vest ratably over a three year period on each anniversary date and mature June 30, 2008. During 1999, the Company issued options to purchase an aggregate of 25,000 shares of common stock of the Company at an exercise price of $7.8125, options to purchase 153,500 shares of common stock of the Company at an exercise price of $8.75 and options to purchase 125,500 shares of common stock of the Company at an exercise price of $9.75. All of these options vest ratably over a three year period from the date of grant and mature in ten years from the date of grant.

     The Company has adopted the disclosure-only provisions of Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation costs have been recognized for the stock options issued during 1999, 1998 and 1997 as all stock options were granted with an exercise price at least equal to the market price on the date of grant. Had compensation cost for the Company's stock options issued been determined based on the fair value at the grant date for awards in 1999, 1998 and 1997 consistent with the provisions of SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands except per share information):

                                                               1999     1998     1997
                                                              ------   ------   ------
  Net income -- as reported.................................  $9,921   $4,401   $1,939
                                                              ======   ======   ======
  Net income -- pro forma...................................  $8,972   $3,562   $1,152
                                                              ======   ======   ======
  Basic net income per share -- as reported.................  $ 0.80   $ 0.46   $ 0.23
                                                              ======   ======   ======
  Basic net income (loss) per share -- pro forma............  $ 0.72   $ 0.37   $ 0.14
                                                              ======   ======   ======

     These calculations only take into account the options issued since January 1, 1995. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997: dividend yield 0.0%; expected volatility of 45%-55%; risk-free interest rate of 5.50%-7.8%; and expected lives of 10 years. The weighted average fair value of options granted for 1999, 1998 and 1997 were $5.86, $3.97, and $3.08, respectively.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     Information regarding the above options for 1999, 1998 and 1997 is as follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
Outstanding at January 1, 1997..............................  1,124,000    $3.74
  Granted...................................................    363,500    $5.00
  Exercised.................................................   (202,933)   $3.69
  Forfeited.................................................    (33,667)   $4.21
                                                              ---------
Outstanding at December 31, 1997............................  1,250,900    $4.10
  Granted...................................................    551,000    $7.35
  Exercised.................................................   (237,950)   $3.66
  Forfeited.................................................    (78,450)   $3.58
                                                              ---------
Outstanding at December 31, 1998............................  1,485,500    $5.40
  Granted...................................................    455,000    $8.97
  Exercised.................................................    (89,667)   $4.35
  Forfeited.................................................    (10,833)   $5.09
                                                              ---------
Outstanding at December 31, 1999............................  1,840,000    $6.34
                                                              =========

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                       OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                               -----------------------------------   ---------------------
                                                             WEIGHTED
                                                              AVERAGE     WEIGHTED                WEIGHTED
RANGE OF                                                     REMAINING    AVERAGE                 AVERAGE
EXERCISE                                         NUMBER     CONTRACTUAL   EXERCISE     NUMBER     EXERCISE
  PRICE                                        OF OPTIONS      LIFE        PRICE     OF OPTIONS    PRICE
--------                                       ----------   -----------   --------   ----------   --------
$3.40-$5.00..................................    836,750       5.92        $4.24       836,750     $4.24
$5.01-$7.00..................................    248,250       8.50        $6.13        80,916     $6.13
$7.01-$9.50..................................    755,000       8.80        $8.74       308,333     $8.36
                                               ---------                             ---------
                                               1,840,000                             1,225,999
                                               =========                             =========

     In January 1995, the Company established an Employee Stock Purchase Plan open to all full-time employees. Each employee may have payroll deductions as a percentage of their compensation, not to exceed $25,000 per year. The purchase price equals 85% of the fair market value of a share of the Company's Common Stock on January 1 or December 31, of any given year, whichever is lower. For the years ended December 31, 1999, 1998 and 1997, 16,500, 18,289 and 23,433
shares of common stock, respectively, were sold to employees under this plan.

19.  NONCASH INVESTING AND FINANCING ACTIVITIES

     In April 1999, the Company issued 750,000 warrants, valued at $3.0 million to purchase shares of its Common Stock as part of the Freight Victoria acquisition financing. The Company issued an additional 50,000 warrants, valued at $0.2 million to purchase the Company's Common Stock in November 1999 as part of the financing. The Company also issued a $2.6 million convertible note in connection with the Freight Victoria financing. This note was converted into the Company's stock in July 1999.

     In August 1999, the Company issued 876,363 warrants, valued at $2.7 million, to purchase the Company's Common Stock pursuant to a private offering of its junior convertible subordinated debentures.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     During 1999, $0.7 million of convertible notes were converted into the Company's Common Stock. In addition, $2.0 million of the redeemable convertible preferred stock was converted into the Company's Common Stock during 1999.

     The Company issued 20,000 shares of common stock to the Company's Chief Executive Officer for a $95,000 note receivable during 1997. The Company issued 30,000 shares of common stock to the Company's Chief Executive Officer for a $97,500 note receivable during 1998.

                                                                1999       1998       1997
                                                              ---------   -------   --------
Acquisition of businesses:
     Common stock issued for businesses acquired............  $      --   $   453   $     --
     Warrants issued for business acquired..................      3,031        --         --
     Debt issued for business acquired......................    173,493        --         --
     Acquisition costs accrued..............................        238        31         90
     Details of acquisitions:
       Working capital components, other than cash..........     (7,294)     (801)     2,867
       Property and equipment...............................   (209,624)   (2,482)   (16,071)
       Other assets.........................................     (4,234)     (962)       (31)
       Deferred loan costs..................................     (6,959)       --         --
       Goodwill.............................................         --      (355)        --
       Notes payable and loans payable......................     35,466     1,921        340
       Deferred income taxes payable........................      7,430       440         --
       Minority interest....................................         --        --      5,415
                                                              ---------   -------   --------
               Net cash used in acquisitions................  $  (8,453)  $(1,757)  $ (7,390)
                                                              =========   =======   ========

     Cash paid for interest during 1999, 1998 and 1997 was $16.3 million, $5.7 million and $3.9 million, respectively. Cash paid for income taxes during 1999, 1998 and 1997 was $1.3 million, $0.2 million and $0.2 million, respectively.

20.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management believes that the fair value of its long-term debt approximates its carrying value for the revolving line of credit based on the variable nature of the financing and for all other long-term debt based on current borrowing rates available with similar terms and maturities.

21.  PENSION AND OTHER BENEFIT PROGRAMS

     The Company maintains a pension plan for a majority of its Canadian railroad employees, with both defined benefit and defined contribution components.

     Defined Benefit -- The defined benefit component applies to approximately 60 employees who transferred employment directly from Canadian Pacific Railway Company ("CPR") to a subsidiary of RaiLink, Ltd. The defined benefit portion of the plan is a mirror plan of CPR's defined benefit plan. The employees that transferred and joined the mirror plan were entitled to transfer or buy back prior years of service. As part of the arrangement, CPR transferred to the Company the appropriate value of each employee's pension entitlement.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The following chart summarizes the benefit obligations, assets, funded status and rate assumptions associated with the defined benefit plan (in thousands).

Change in benefit obligation
  Benefit obligation at August 1, 1999......................  $  2,710
  Service cost..............................................        26
  Interest cost.............................................        79
  Plan participants' contributions..........................        38
                                                              --------
  Benefit obligation at December 31, 1999...................     2,853
                                                              --------
Change in plan assets
  Fair value of plan assets at August 1, 1999...............     2,445
  Actuarial return on plan assets...........................       132
  Employer contributions....................................        37
  Plan participants' contributions..........................        41
                                                              --------
  Fair value of plan assets at December 31, 1999............     2,655
                                                              --------
Funded status...............................................      (198)
  Unrecognized net actuarial loss...........................        --
  Unrecognized prior service costs..........................        --
                                                              --------
  Accrued benefit cost......................................  $   (198)
                                                              ========
Rate Assumptions
  Discount rate.............................................      7.00%
  Expected return on plan assets............................      8.00%
  Rate of compensation increase.............................      4.50%

     Components of net periodic benefit cost for August 1, 1999 to December 31, 1999:

Service cost................................................  $ 25
Interest cost...............................................    79
Expected return on plan assets..............................   (82)
Net obligation at date of adoption..........................    17
                                                              ----
Net periodic pension cost...................................  $ 39
                                                              ====

     Freight Victoria's employees participate in the Victorian governments superannuation funds. The contributions made by Freight Victoria for the period May 1, 1999 to December 31, 1999 are as follows (in thousands):

Victorian Superannuation Fund...............................  $ 62
State Superannuation Fund...................................   647
Transport Fund..............................................   194
Freight Victoria Fund.......................................    53
                                                              ----
          Total contributions...............................  $956
                                                              ====

VICTORIAN SUPERANNUATION FUND (VICSUPER SCHEME)

     1. Contributions are made in accordance with the Superannuation Guarantee (Administration) Act of 1992.

                       RAILAMERICA, INC. AND SUBSIDIARIES

STATE SUPERANNUATION FUND

     1. Contributions are made in accordance with the actuarial calculations as advised by the State Superannuation Fund.

     Defined contribution -- The defined contribution component applies to a majority of the Company's Canadian railroad employees that are not covered by the defined benefit component. The Company contributes 3% of a participating employee's salary to the plan. Pension expense for the period August 1, 1999 to December 31, 1999 for the defined contribution members was $0.1 million.

PROFIT SHARING PLAN

     The Company maintains a contributory profit sharing plan as defined under
Section 401(k) of the U.S. Internal Revenue Code. The Company made contributions to this plan at a rate of 50% of the employees contribution up to a maximum annual contribution of $1,500 per eligible employee. An employee becomes 100% vested with respect to the employer contributions after completing six years of service. Employer contributions during the years ended December 31, 1999, 1998 and 1997 were approximately $81,000, $66,000 and $40,000, respectively.

22.  OTHER LIABILITIES

     Other liabilities principally are accrued employee benefits in Australia and consist of the following at December 31, 1999 and 1998 (in thousands):

                                                             1999     1998
                                                            -------   ----
  Long service leave......................................  $ 7,663   $ --
  Annual leave............................................    6,087     --
  Other leave types.......................................    2,182     --
  Deferred revenue........................................      442    427
                                                            -------   ----
                                                            $16,373   $427
                                                            =======   ====

23.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of conducting its business, the Company becomes involved in various legal actions and other claims which are pending or could be asserted against the Company. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the Company. It is the opinion of management that the ultimate liability, if any, with respect to these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

     The Company has a $4.9 million obligation, under certain events of default or line abandonment occurs, to the Canadian National Railroad in connection with its Coronado and Bonnyville property. The obligation bears no interest and has no pre-defined terms of payment or maturity.

24.  SEGMENT INFORMATION

     The Company's continuing operations have been classified into two business segments: North American rail transportation and International rail transportation. The North American rail transportation segment includes the operations of the Company's railroad subsidiaries in the United States and Canada and the International rail transportation segment includes the operations of Company's railroad subsidiaries in Chile and Australia. During 1999, the Company's trailer manufacturing segment was classified as a discontinued operation and is reported that way for all period presented.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     Business segment information for the year ended December 31, 1999, 1998 and 1997 (dollar amounts in thousands):

                                                                NORTH AMERICAN   INTERNATIONAL
                                                 CONSOLIDATED     RAILROADS        RAILROADS      OTHER
                                                 ------------   --------------   -------------   --------
YEAR ENDED DECEMBER 31, 1999:
  Revenue......................................    $125,372        $ 40,937        $ 82,473      $  1,962
  Depreciation and amortization................    $  9,179        $  3,594        $  4,660      $    925
  Income (loss) before income taxes............    $  5,239        $  4,275        $  6,897*     $ (5,933)
  Interest expense.............................    $ 16,287        $  5,709        $  9,157      $  1,421
  Total assets.................................    $428,932        $174,343        $214,599      $ 39,990
  Capital expenditures.........................    $ 50,702        $ 22,461        $ 24,946      $  3,295

YEAR ENDED DECEMBER 31, 1998:
  Revenue......................................    $ 37,256        $ 16,191        $ 15,924      $  5,141
  Depreciation and amortization................    $  2,543        $  1,570        $    706      $    267
  Income (loss) before income taxes............    $   (887)       $  2,072        $  1,754      $ (4,713)
  Interest expense.............................    $  4,479        $  2,822        $    789      $    868
  Total assets.................................    $117,081        $ 53,692        $ 39,780      $ 23,609
  Capital expenditures.........................    $ 24,767        $  6,343        $ 12,807      $  5,617

                                                                NORTH AMERICAN   INTERNATIONAL
                                                 CONSOLIDATED     RAILROADS        RAILROADS      OTHER
                                                 ------------   --------------   -------------   --------
YEAR ENDED DECEMBER 31, 1997:
  Revenue......................................    $ 24,496        $ 16,014        $  8,062      $    420
  Depreciation and amortization................    $  1,789        $  1,337        $    267      $    185
  Income (loss) before income taxes............    $   (127)       $  2,071        $  1,013      $ (3,211)
  Interest expense.............................    $  3,275        $  2,739        $    341      $    195
  Total assets.................................    $ 83,585        $ 53,134        $ 23,115      $  7,336
  Capital expenditures.........................    $  6,756        $  3,963        $  2,290      $    503

     Geographical segment information for the years ended December 31, 1999, 1998 and 1997 (dollar amounts in thousands):

                                                               UNITED
                                               CONSOLIDATED    STATES    CANADA     CHILE    AUSTRALIA
                                               ------------   --------   -------   -------   ---------
YEAR ENDED DECEMBER 31, 1999:
  Revenue....................................    $125,372     $ 22,720   $20,179   $19,115   $ 63,358
  Depreciation and amortization..............    $  9,179     $  2,428   $ 2,091   $ 1,231   $  3,429
  Income (loss) before income taxes..........    $  5,239     $ (2,978)  $   919   $ 1,473   $  5,825*
  Interest expense...........................    $ 16,287     $  3,926   $ 3,203   $ 1,595   $  7,563
  Total assets...............................    $428,932     $115,295   $99,038   $52,022   $162,577
  Capital expenditures.......................    $ 50,702     $ 13,915   $11,841   $13,389   $ 11,557

                                                                 UNITED
                                                  CONSOLIDATED   STATES    CANADA    CHILE    AUSTRALIA
                                                  ------------   -------   ------   -------   ---------
YEAR ENDED DECEMBER 31, 1998:
  Revenue.......................................    $ 37,256     $17,080   $4,252   $15,924    $   --
  Depreciation and amortization.................    $  2,543     $ 1,837   $   --   $   706    $   --
  Income (loss) before income taxes.............    $   (887)    $(2,327)  $ (142)  $ 1,580    $    2
  Interest expense..............................    $  4,479     $ 3,104   $  109   $ 1,266    $   --
  Total assets..................................    $117,081     $74,628   $2,672   $37,786    $1,995
  Capital expenditures..........................    $ 24,767     $11,747   $  213   $12,807    $   --

                       RAILAMERICA, INC. AND SUBSIDIARIES

                                                                        UNITED
                                                         CONSOLIDATED   STATES     CHILE    AUSTRALIA
                                                         ------------   -------   -------   ---------
YEAR ENDED DECEMBER 31, 1997:
  Revenue..............................................    $ 24,496     $16,434   $ 8,062    $   --
  Depreciation and amortization........................    $  1,789     $ 1,521   $   268    $   --
  Income (loss) before income taxes....................    $   (127)    $(1,140)  $ 1,013    $   --
  Interest expense.....................................    $  3,275     $ 2,933   $   342    $
  Total assets.........................................    $ 83,585     $60,470   $21,261    $1,854
  Capital expenditures.................................    $  6,756     $ 4,466   $ 2,290    $   --

---------------

* Amount includes $4.1 million casualty gain.

     Identifiable assets consist of $425 million from continuing operations and $15 million from discontinued operations (not included in above amounts).

25.  SUBSEQUENT EVENTS

     On February 4, 2000, the Company acquired RailTex, Inc. for approximately $128 million in cash and approximately 6.6 million shares of the Company's common stock valued at $60.8 million. Railtex, which operates 25 railroads over 4,100 mile of rail lines in North America, became a wholly-owned subsidiary of the Company. RailTex shareholders received $13.50 in cash and two-thirds of a share of RailAmerica common stock in exchange for each share of RailTex stock. In connection with the acquisition, the Company entered into a credit agreement providing $330 million of senior term loans and $50 million of senior revolving loans. In addition, a wholly-owned subsidiary of the Company issued $95 million of subordinated bridge notes and $55 million of asset sale bridge notes.

26.  UNAUDITED QUARTERLY FINANCIAL DATA

     Quarterly financial data for 1999 is as follows (in thousands except per share amounts):

                                                             FIRST    SECOND     THIRD    FOURTH
                                                            QUARTER   QUARTER   QUARTER   QUARTER
                                                            -------   -------   -------   -------
Operating revenue.........................................  $10,225   $28,088   $38,901   $48,157
Operating income..........................................  $ 1,628   $ 4,373   $ 6,600   $ 8,667
Income from continuing operations.........................  $    54   $ 1,334   $ 2,278   $ 2,375
Net income................................................  $ 1,203   $ 2,748   $ 3,287   $ 2,683
Basic income (loss) from continuing operations per
  share...................................................  $ (0.02)  $  0.10   $  0.18   $  0.18
Diluted income (loss) from continuing operations per
  share...................................................  $ (0.02)  $  0.09   $  0.16   $  0.16

     Quarterly financial data for 1998 is as follows (in thousands except per share amounts):

                                                             FIRST    SECOND     THIRD    FOURTH
                                                            QUARTER   QUARTER   QUARTER   QUARTER
                                                            -------   -------   -------   -------
Operating revenue.........................................  $ 5,853   $ 9,117   $10,848   $11,439
Operating income..........................................  $   612   $ 1,216   $ 1,581   $ 2,089
Income (loss) from continuing operations..................  $  (172)  $   170   $   193   $   (77)
Net income................................................  $   603   $ 1,332   $ 1,361   $   910
Basic income (loss) from continuing operations per
  share...................................................  $ (0.02)  $  0.02   $  0.02   $ (0.01)
Diluted income (loss) from continuing operations per
  share...................................................  $ (0.02)  $  0.02   $  0.02   $ (0.01)

     The above amounts differ from what was included in the Form 10-Q's filed throughout the period due to the trailer manufacturing segment being included in discontinued operations for all periods reported in these consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

27.  GUARANTOR FINANCIAL STATEMENT INFORMATION

     Set forth are condensed Consolidating Financial Statements of the Company (Parent), the Guarantor Subsidiaries, Non Guarantor Subsidiaries and the Company on a consolidated basis.

                          CONSOLIDATING BALANCE SHEET
                              AT DECEMBER 31, 1999

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                           (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           --------   ------------   ------------   ------------   ------------
ASSETS
Current Assets:
  Cash...................................  $ 3,588      $    274       $  7,736       $     --       $ 11,598
  Accounts and notes receivable..........    2,480         7,682         32,401         (1,705)        40,857
  Inventories............................       --           592          9,337             --          9,929
  Other current assets...................      441           379          2,680             --          3,500
  Net assets of discontinued operation...       --            --         14,996             --         14,996
                                           -------      --------       --------       --------       --------
          Total current assets...........    6,509         8,926         67,150         (1,705)        80,879
Property, plant and equipment, net.......      733        88,922        257,963             --        347,617
Notes receivable, less current portion...      725         1,150            248             --          2,123
Investment in affiliates.................       --            --          4,667             --          4,667
Other assets.............................    4,141           521          3,980             --          8,642
Investment in and advances to
  affiliates.............................   66,638       (15,833)        (3,925)       (46,881)            --
                                           -------      --------       --------       --------       --------
          Total assets...................  $78,746      $ 83,686       $330,082       $(48,586)      $443,928
                                           =======      ========       ========       ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt...  $     5      $  8,805       $  9,001       $     --       $ 17,811
  Accounts payable.......................      777         3,936         19,024             (6)        23,732
  Accrued expenses.......................      842         2,662         11,875             --         15,379
                                           -------      --------       --------       --------       --------
          Total current liabilities......    1,624        15,403         39,901             (6)        56,923
                                           -------      --------       --------       --------       --------
Long-term debt, less current
  maturities.............................   10,708        42,019         93,989         (1,699)       145,016
Subordinated debt........................       --            --        100,000             --        100,000
Convertible subordinated debt............   20,481            --          1,968             --         22,449
Other liabilities........................       --           441         15,933             --         16,374
Deferred income taxes....................   (2,411)       18,649           (856)            --         15,382
Minority interest........................       --            --          4,074          5,415          9,489
Redeemable convertible preferred stock...    8,830            --             --             --          8,830
Stockholders' equity:
  Common stock...........................       13           119         28,259        (28,378)            13
  Additional paid-in capital.............   52,153         3,514         20,556        (23,918)        52,305
  Retained earnings......................   (8,144)        3,542         22,773             --         18,171
  Accumulated other comprehensive
     income..............................       --            --          3,486             --          3,486
  Treasury stock.........................   (4,508)           --             --             --         (4,508)
                                           -------      --------       --------       --------       --------
          Total stockholders' equity.....   39,514         7,174         75,074        (52,296)        69,466
                                           -------      --------       --------       --------       --------
          Total liabilities and
            stockholders' equity.........  $78,746      $ 83,686       $330,082       $(48,586)      $443,928
                                           =======      ========       ========       ========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                           (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           --------   ------------   ------------   ------------   ------------
Operating revenue:
  Transportation -- railroad.............  $    --      $20,257        $98,654          $--          $118,911
  Other..................................       --        2,463          3,998           --             6,461
                                           -------      -------        -------          ---          --------
          Total operating revenue........       --       22,720        102,653           --           125,372
                                           -------      -------        -------          ---          --------
Operating expenses:
  Transportation -- railroad.............       --        9,427         65,949           --            75,376
  Selling, general and administrative....    4,825        4,374         10,351           --            19,550
  Depreciation and amortization..........      108        2,320          6,751           --             9,179
                                           -------      -------        -------          ---          --------
          Total operating expenses.......    4,933       16,121         83,051           --           104,105
                                           -------      -------        -------          ---          --------
          Operating income...............   (4,933)       6,599         19,602           --            21,268
Interest expense.........................   (1,584)      (3,221)       (15,686)          --           (20,490)
Other income.............................       45          116          5,851           --             6,012
Minority interest in income of
  subsidiary.............................       --           --         (1,551)          --            (1,551)
                                           -------      -------        -------          ---          --------
          Income from continuing
            operations before income
            taxes........................   (6,472)       3,494          8,217           --             5,239
Provision for income taxes...............   (2,459)       1,328            345           --              (787)
                                           -------      -------        -------          ---          --------
          Income from continuing
            operations...................   (4,013)       2,166          7,872           --             6,026
Discontinued operations:
     Income from operations of
       discontinued segments.............       --           --          3,896           --             3,896
                                           -------      -------        -------          ---          --------
          Net income.....................  $(4,013)     $ 2,166        $11,768          $--          $  9,921
                                           =======      =======        =======          ===          ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                                    NON
                                                      COMPANY     GUARANTOR      GUARANTOR
                                                     (PARENT)    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                     ---------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)................................  $  (4,013)    $  2,166       $11,768          $--         $   9,921
    Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization................        855        2,494        10,785           --            14,134
      Minority interest in income of subsidiary....         --           --         1,551           --             1,551
      Equity interest in earnings of affiliate.....         --           --          (230)          --              (230)
      Gain on insurance settlement.................         --           --        (4,069)          --            (4,069)
      Loss (gain) on sale or disposal of
         properties................................         56          407          (345)          --               118
      Write-off of deferred acquisition costs......         39           --            --           --                39
      Deferred income taxes........................      1,918       (9,181)       10,665           --             3,402
      Changes in operating assets and liabilities,
         net of acquisitions and dispositions:
         Accounts receivable.......................        802        5,533        (8,581)          --            (2,246)
         Inventories...............................         --          556        (2,827)          --            (2,271)
         Other current assets......................        175          447        (2,453)          --            (1,831)
         Accounts payable..........................       (359)      (3,965)        7,568           --             3,244
         Accrued expenses..........................       (203)      (1,963)        5,492           --             3,326
         Other liabilities.........................         --           --        (2,294)          --            (2,294)
         Deposits and other........................       (284)           4        (1,014)          --            (1,294)
                                                     ---------     --------       -------          ---         ---------
             Net cash provided by operating
               activities..........................     (1,014)      (3,502)       26,016           --            21,500
                                                     ---------     --------       -------          ---         ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment........       (457)     (13,458)      (37,476)          --           (51,391)
  Proceeds from sale of properties.................         --          166            --           --               166
  Proceeds from sale of equity interest............         --           --           998           --               998
  Acquisitions, net of cash acquired...............         --         (257)       (8,196)          --            (8,453)
  Cash held in discontinued operations.............         --           --          (656)          --              (656)
  Deferred acquisition costs and other.............        639           --            --           --               639
                                                     ---------     --------       -------          ---         ---------
             Net cash used in investing
               activities..........................        182      (13,549)      (45,330)          --           (58,697)
                                                     ---------     --------       -------          ---         ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.........    146,405        8,630             0           --           182,085
  Principal payments on long-term debt.............   (126,473)     (18,445)       (5,265)          --          (150,183)
  Disbursements/receipts on intercompany debt......    (35,636)      32,287        30,399           --                --
  Sale of convertible preferred stock..............      4,095           --            --           --             4,095
  Sale of common stock.............................     11,868           --            --           --            11,868
  Proceeds from exercise of stock options..........        581           --            --           --               581
  Preferred stock dividends paid...................       (843)          --            --           --              (843)
  Purchase of treasury stock.......................     (1,224)          --            --           --            (1,224)
  Deferred financing costs paid....................       (333)          --            --           --              (333)
  Deferred loan costs paid.........................     (2,270)        (152)           --           --            (2,422)
                                                     ---------     --------       -------          ---         ---------
             Net cash provided by financing
               activities..........................      3,830       22,320        25,134           --            43,624
                                                     ---------     --------       -------          ---         ---------
Effect of exchange rates on cash...................         --           --            86           --                86
                                                     ---------     --------       -------          ---         ---------
Net increase (decrease) in cash....................     (4,662)       5,269         5,906           --             6,513
Cash, beginning of period..........................      4,754          230           101           --             5,085
                                                     ---------     --------       -------          ---         ---------
Cash, end of period................................  $      92     $  5,499       $ 6,007          $--         $  11,598
                                                     =========     ========       =======          ===         =========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEET
                              AT DECEMBER 31, 1998

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                           (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           --------   ------------   ------------   ------------   ------------
                      ASSETS
Current assets:
  Cash...................................  $ 4,754      $   229        $   102        $     --       $  5,085
  Accounts and notes receivable..........      804        4,125          3,511            (707)         7,733
  Inventories............................       --          390          3,258              --          3,648
  Other current assets...................      175          242          1,064              --          1,481
  Net assets of discontinued operation...       --           --             --              --         13,883
                                           -------      -------        -------        --------       --------
          Total current assets...........    5,733        4,986         21,818            (707)        31,830
Property, plant and equipment, net.......      434       56,706         34,736              --         91,876
Notes receivable, less current
  portions...............................      725          311            248              --          1,284
Investment in affiliates.................       --           --          1,939              --          1,939
Other assets.............................    3,429          530             76              --          4,035
Investments in and advances to
  affiliates.............................   28,138       (6,298)        (3,167)        (18,673)            --
                                           -------      -------        -------        --------       --------
          Total assets...................  $38,459      $56,235        $55,650        $(19,380)      $130,964
                                           =======      =======        =======        ========       ========

       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt...  $   516      $   618        $ 2,423        $     --       $  3,557
  Accounts payable.......................      359        1,235          5,004             406          7,004
  Accrued expenses and income taxes
     payable.............................      204        1,041          1,531              --          2,776
                                           -------      -------        -------        --------       --------
          Total current liabilities......    1,079        2,894          8,958             406         13,337
                                           -------      -------        -------        --------       --------
Long-term debt, less current
  maturities.............................   12,810       38,514         11,446              --         62,770
                                           -------      -------        -------        --------       --------
Other liabilities........................       --          427             --              --            427
Deferred income taxes....................   (1,920)       6,849            (80)             --          4,849
Minority interest........................       --           --          2,523           5,415          7,938
Redeemable convertible preferred stock...    6,882           --             --              --          6,882
Stockholders' equity:
  Common stock...........................       10          119          4,864          (4,983)            10
  Additional paid-in capital.............   28,277        2,663         17,556         (20,218)        28,278
  Retained earnings......................   (5,396)       4,769          9,912              --          9,285
  Cumulative translation adjustment......       --           --            471              --            471
  Less treasury stock....................   (3,283)          --             --              --         (3,283)
                                           -------      -------        -------        --------       --------
          Total stockholders' equity.....   19,608        7,551         32,803         (25,201)        34,761
                                           -------      -------        -------        --------       --------
          Total liabilities and
            stockholders' equity.........  $38,459      $56,235        $55,650        $(19,380)      $130,964
                                           =======      =======        =======        ========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                           (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           --------   ------------   ------------   ------------   ------------
Operating revenues:
  Transportation -- railroad.............  $    --      $15,389        $14,915          $--          $30,304
  Other..................................       --        1,526          1,174           --            2,700
  Motor carrier..........................       --           --          4,252           --            4,252
                                           -------      -------        -------          ---          -------
          Total operating revenue........       --       16,915         20,341           --           37,256
                                           -------      -------        -------          ---          -------
Operating expenses:
  Transportation -- railroad.............       --        6,720          8,982           --           15,702
  Selling, general and administrative....    3,978        3,374          1,724           --            9,076
  Depreciation and amortization..........      104        1,733            706           --            2,543
  Motor carrier..........................       --           --          4,438           --            4,438
                                           -------      -------        -------          ---          -------
          Total operating expenses.......    4,082       11,827         15,850           --           31,759
                                           -------      -------        -------          ---          -------
          Operating income...............   (4,082)       5,088          4,491           --            5,497
  Interest expense.......................     (344)      (3,721)          (879)          --           (4,944)
  Other income (expense).................     (155)         431            (44)          --              232
  Minority interest in income of
     subsidiary..........................       --           --         (1,672)          --           (1,672)
                                           -------      -------        -------          ---          -------
          Income from continuing
            operations before income
            taxes........................   (4,581)       1,798          1,896           --             (887)
  Provision for income taxes.............   (1,741)         551            190           --           (1,000)
                                           -------      -------        -------          ---          -------
          Income from continuing
            operations...................   (2,840)       1,247          1,706           --              113
Discontinued operations
  Loss from operations of discontinued
     Motor Carrier segment...............       --           --          4,288           --            4,288
                                           -------      -------        -------          ---          -------
          Net Income.....................  $(2,840)     $ 1,247        $ 5,994          $--          $ 4,401
                                           =======      =======        =======          ===          =======

                       RAILAMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                           NON
                                                             COMPANY     GUARANTOR      GUARANTOR
                                                             (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                             --------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income...............................................  $(2,840)     $  1,246       $  5,995         $--          $  4,401
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization........................      388         1,904          1,865          --             4,157
      Minority interest in income of subsidiary............       --            --          1,672          --             1,672
      Sale of properties...................................       --           (84)             7          --               (77)
      Write-off of deferred acquisition costs..............      176            --             --          --               176
      Deferred income taxes................................   (2,102)        2,763            252          --               913
      Forgiveness of debt..................................       --           (33)            --          --               (33)
      Changes in operating assets and liabilities, net of
        acquisitions and dispositions:
        Accounts receivable................................     (254)        1,576         (2,208)         --              (886)
        Inventories........................................       --           (67)        (6,855)         --            (6,922)
        Other current assets...............................      (65)          (43)        (1,050)         --            (1,158)
        Accounts payable...................................       75        (1,033)         3,369          --             2,411
        Accrued expenses...................................      340           303             77          --               720
        Deposits and other.................................      (94)           92            371          --               369
                                                             --------     --------       --------         ---          --------
            Net cash provided by operating activities......   (4,376)        6,624          3,495          --             5,743
                                                             --------     --------       --------         ---          --------
Cash flows from investing activities:
  Purchase of property, plant and equipment................     (132)      (11,615)       (16,382)         --           (28,129)
  Proceeds from sale of properties.........................       --         1,768             38          --             1,806
  Acquisitions, net of cash acquired.......................       --            --         (1,757)         --            (1,757)
  Deposit on purchase agreement............................   (1,962)           --             --          --            (1,962)
  Deferred acquisition costs and other.....................     (606)           (7)          (675)         --            (1,288)
                                                             --------     --------       --------         ---          --------
            Net cash used in investing activities..........   (2,700)       (9,854)       (18,776)         --           (31,330)
                                                             --------     --------       --------         ---          --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.................   32,021         8,571         15,415          --            56,007
  Principal payments on debt and capital leases............  (25,241)       (2,961)        (7,522)         --           (35,724)
  Disbursements/receipts on intercompany debt..............   (5,162)       (2,226)         7,388                            --
  Sale convertible preferred stock.........................    7,515            --             --          --             7,515
  Sale of common stock.....................................    1,032            --             --          --             1,032
  Proceeds from exercise of stock options..................      871            --             --          --               871
  Purchase of treasury stock...............................   (1,838)           --             --          --            (1,838)
  Deferred financing costs paid............................     (603)           --             --          --              (603)
  Deferred loan costs paid.................................     (233)         (100)            --          --              (333)
                                                             --------     --------       --------         ---          --------
            Net cash provided by financing activities......    8,362         3,284         15,281          --            26,927
                                                             --------     --------       --------         ---          --------
Net increase (decrease) in cash............................    1,286            54              0          --             1,340
Cash, beginning of period..................................    3,469           175            101          --             3,745
                                                             --------     --------       --------         ---          --------
Cash, end of period........................................  $ 4,755      $    229       $    101         $--          $  5,085
                                                             ========     ========       ========         ===          ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                           (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           --------   ------------   ------------   ------------   ------------
Operating revenues:
  Transportation -- railroad.............  $    --      $14,737         $7,287          $--          $22,024
  Other..................................       --        1,697            775           --            2,472
                                           -------      -------         ------          ---          -------
          Total operating revenue........       --       16,434          8,062           --           24,496
                                           -------      -------         ------          ---          -------
Operating expenses:
  Transportation -- railroad.............       --        7,389          5,113           --           12,502
  Selling, general and administrative....    3,168        2,535          1,137           --            6,840
  Depreciation and amortization..........       90        1,432            267           --            1,789
                                           -------      -------         ------          ---          -------
          Total operating expenses.......    3,258       11,356          6,517           --           21,131
                                           -------      -------         ------          ---          -------
          Operating income...............   (3,258)       5,078          1,545           --            3,365
  Interest expense.......................      (81)      (2,960)          (600)          --           (3,641)
  Other income (expense).................       78          233            689           --            1,000
  Minority interest in income of
     subsidiary..........................       --           --           (851)          --             (851)
                                           -------      -------         ------          ---          -------
          Income from continuing
            operations before income
            taxes........................   (3,261)       2,351            783           --             (127)
  Provision for income taxes.............     (374)        (125)            84           --             (415)
                                           -------      -------         ------          ---          -------
          Income from continuing
            operations...................   (2,887)       2,476            699           --              288
Discontinued operations
  Estimated loss on disposal of
     discontinued Motor Carrier
     segment.............................       --           --           (453)          --             (453)
  Loss from operations of discontinued
     Motor Carrier segment...............       --           --          2,104           --            2,104
                                           -------      -------         ------          ---          -------
          Net Income.....................  $(2,887)     $ 2,476         $2,350          $--          $ 1,939
                                           =======      =======         ======          ===          =======

                       RAILAMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                              NON
                                                COMPANY     GUARANTOR      GUARANTOR
                                                (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                --------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income..................................  $(2,887)      $2,476        $  2,350         $--          $  1,939
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization.............      280        1,624           1,150          --             3,054
    Minority interest in income of
      subsidiary..............................       --           --             851          --               851
    Write-off of excess of cost over net
      assets..................................       --           --             730          --               730
    Write-off of deferred acquisition costs...       76           --              --          --                76
    Sale of properties........................       --         (590)            (18)         --              (608)
    Employee stock grants.....................       15           --              --          --                15
    Deferred income taxes.....................     (197)        (673)          1,252          --               382
    Changes in operating assets and
      liabilities, net of acquisitions and
      dispositions:
      Accounts receivable.....................     (548)        (888)         (1,602)         --            (3,038)
      Inventories.............................       --          (70)         (1,225)         --            (1,295)
      Other current assets....................        2           35              87          --               124
      Accounts payable........................       19          486          (1,111)         --              (606)
      Accrued expenses........................     (152)         304             562          --               714
      Deposits and other......................       48          (19)            (76)         --               (47)
                                                -------       ------        --------         ---          --------
         Net cash provided by operating
           activities.........................   (3,344)       2,685           2,950          --             2,291
                                                -------       ------        --------         ---          --------
Cash flows from investing activities:
  Purchase of property, plant and equipment...     (150)      (4,160)         (3,146)         --            (7,456)
  Acquisitions, net of cash acquired..........       --           --          (7,390)         --            (7,390)
  Investment in Great Southern Railway........       --           --            (597)         --              (597)
  Loan receivable from Great Southern
    Railway...................................       --           --          (1,193)         --            (1,193)
  Proceeds from sales of subsidiaries.........      152          180              --          --               332
  Deferred acquisition costs and other........     (398)         (59)             --          --              (457)
                                                -------       ------        --------         ---          --------
         Net cash used in investing
           activities.........................     (396)      (4,039)        (12,326)         --           (16,761)
                                                -------       ------        --------         ---          --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt....   18,605        8,866           3,983          --            31,454
  Principal payments on debt and capital
    leases....................................  (15,340)      (4,781)         (5,328)         --           (25,449)
  Disbursements/receipts on intercompany
    debt......................................   (7,859)      (2,961)         10,820          --                --
  Sale of common stock........................    8,164           --              --          --             8,164
  Proceeds from exercise of stock options.....      748           --              --          --               748
  Deferred financing costs paid...............     (287)          --              --          --              (287)
  Deferred loan costs paid....................     (281)         (14)             --          --              (295)
                                                -------       ------        --------         ---          --------
         Net cash provided by financing
           activities.........................    3,750        1,110           9,475          --            14,335
                                                -------       ------        --------         ---          --------
Net (decrease) increase in cash...............       10         (244)             99          --              (135)
Cash, beginning of period.....................    3,460          420              --          --             3,880
                                                -------       ------        --------         ---          --------
Cash, end of period...........................  $ 3,470       $  176        $     99         $--          $  3,745
                                                =======       ======        ========         ===          ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              JUNE 30,   DECEMBER 31,
                                                                2000         1999
                                                              --------   ------------
                                       ASSETS
Current assets:
  Cash......................................................  $  9,041     $ 11,598
  Accounts and notes receivable.............................    57,056       40,857
  Inventories...............................................    11,968        9,929
  Other current assets......................................     7,958        3,500
  Net assets of discontinued operation......................    19,338       14,996
                                                              --------     --------
          Total current assets..............................   105,361       80,880
Property, plant and equipment, net..........................   737,238      347,617
Investment in affiliates....................................     4,739        4,667
Other assets................................................    21,371       10,765
                                                              --------     --------
          Total assets......................................  $868,709     $443,929
                                                              ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $ 20,553     $ 17,811
  Current portion of asset sale bridge loan.................    37,063           --
  Accounts payable..........................................    41,210       23,732
  Accrued expenses..........................................    38,224       15,379
                                                              --------     --------
          Total current liabilities.........................   137,050       56,922
Long-term debt, less current maturities.....................   383,880      145,016
Subordinated debt, less current maturities..................    96,790      101,968
Convertible subordinated debt...............................    20,706       20,481
Other liabilities...........................................    28,742       16,374
Deferred income taxes.......................................    66,552       15,382
Minority interest...........................................     9,684        9,489
                                                              --------     --------
                                                               743,404      365,632
                                                              --------     --------
Commitments and contingencies
Redeemable convertible preferred stock, $0.01 par value, $25 liquidation value, 1,000,000 shares authorized; 290,400
  and 378,400 shares outstanding, respectively..............     6,827        8,830
                                                              --------     --------
Stockholders' equity:
  Common stock, $0.001 par value............................        20           13
  Additional paid-in capital................................   115,262       52,305
  Retained earnings.........................................    22,200       18,171
  Accumulated other comprehensive income....................   (12,504)       3,486
  Treasury stock (1,027,839 and 716,589 shares,
     respectively, at cost).................................    (6,500)      (4,508)
                                                              --------     --------
          Total stockholders' equity........................   118,478       69,467
                                                              --------     --------
          Total liabilities and stockholders' equity........  $868,709     $443,929
                                                              ========     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                           JUNE 30,              JUNE 30,
                                                     --------------------   -------------------
                                                       2000        1999       2000       1999
                                                     --------    --------   --------    -------
Operating revenue..................................  $ 96,047    $ 28,816   $177,047    $39,878
                                                     --------    --------   --------    -------
Operating expenses:
  Transportation...................................    53,448      17,595    102,103     23,352
  Selling, general and administrative..............    17,511       5,122     28,750      7,805
  Acquisition related costs........................     1,185          --      1,924         --
  Gain on sale and impairment of assets (net)......    (7,785)         --     (7,785)        --
  Depreciation and amortization....................     7,983       1,726     14,384      2,720
                                                     --------    --------   --------    -------
          Total operating expenses.................    72,342      24,443    139,376     33,877
                                                     --------    --------   --------    -------
          Operating income.........................    23,705       4,373     37,671      6,001
Interest expense...................................   (11,456)     (3,071)   (23,062)    (4,388)
Amortization of financing costs....................    (1,490)       (856)    (2,638)      (988)
Minority interest and other income (expense).......       198        (409)     1,007       (534)
Foreign exchange gain (loss).......................       189       2,005     (3,243)     2,005
                                                     --------    --------   --------    -------
          Income from continuing operations before
            income taxes...........................    11,146       2,042      9,735      2,096
Provision for income taxes.........................     3,558         653      3,036        668
                                                     --------    --------   --------    -------
  Income from continuing operations................     7,588       1,389      6,699      1,428
Discontinued operations:
  (Loss) income from operations of discontinued
     segment (net of applicable income tax of
     ($215), $804, ($293) and $1,272,
     respectively).................................       (35)      1,359       (112)     2,523
                                                     --------    --------   --------    -------
          Income before extraordinary item.........     7,553       2,748      6,587      3,951
Extraordinary loss from early extinguishment of
  debt (net of tax)................................        --          --     (2,216)        --
                                                     --------    --------   --------    -------
          Net income...............................  $  7,553    $  2,748   $  4,371    $ 3,951
                                                     ========    ========   ========    =======
-----------------------------------------------------------------------------------------------
Net income available to common stockholders........  $  7,387    $  2,482   $  4,029    $ 3,444
                                                     ========    ========   ========    =======
Basic earnings per common share
  Continuing operations............................  $   0.40    $   0.10   $   0.36    $  0.09
  Discontinued operations..........................        --        0.12         --       0.23
  Extraordinary item...............................        --          --      (0.13)        --
                                                     --------    --------   --------    -------
          Net income...............................  $   0.40    $   0.22   $   0.24    $  0.32
                                                     ========    ========   ========    =======
Diluted earnings per common share
  Continuing operations............................  $   0.36    $   0.10   $   0.36    $  0.08
  Discontinued operations..........................        --        0.12         --       0.23
  Extraordinary item...............................        --          --      (0.13)        --
                                                     --------    --------   --------    -------
          Net income...............................  $   0.36    $   0.22   $   0.23    $  0.31
                                                     ========    ========   ========    =======
Weighted average common shares outstanding
  Basic............................................    18,516      11,115     17,493     10,617
                                                     ========    ========   ========    =======
  Diluted..........................................    21,883      11,553     17,684     11,004
                                                     ========    ========   ========    =======

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                              STOCKHOLDERS' EQUITY
                                                 -------------------------------------------------------------------------------
                                                 NUMBER OF           ADDITIONAL                  OTHER
                                                  SHARES      PAR     PAID-IN     RETAINED   COMPREHENSIVE   TREASURY
                                                  ISSUED     VALUE    CAPITAL     EARNINGS      INCOME        STOCK      TOTAL
                                                 ---------   -----   ----------   --------   -------------   --------   --------
Balance, December 31, 1999.....................   12,611      $13     $ 52,305    $18,171      $  3,486      $ (4,508)  $ 69,467
Net income.....................................       --       --           --      4,371            --            --      4,371
Cumulative translation adjustments.............       --       --           --         --       (15,990)           --    (15,990)
                                                                                                                        --------
        Total comprehensive income.............                                                                          (11,619)
                                                                                                                        --------
Issuance of common stock.......................    6,652        7       60,900         --            --            --     60,907
Exercise of stock options......................       --       --            4         --            --            --          4
Conversion of redeemable convertible preferred
  stock........................................      267       --        2,053         --            --            --      2,053
Purchase of treasury stock.....................       --       --           --         --            --        (1,992)    (1,992)
Preferred stock dividends and accretion........       --       --           --       (342)           --            --       (342)
                                                  ------      ---     --------    -------      --------      --------   --------
Balance, June 30, 2000.........................   19,530      $20     $115,262    $22,200      $(12,504)     $ (6,500)  $118,478
                                                  ======      ===     ========    =======      ========      ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                2000        1999
                                                              ---------   --------
Cash flows from operating activities:
  Net income................................................  $   4,371   $  3,951
     Adjustments to reconcile net income to net cash
      provided by operating activities:
       Depreciation and amortization........................     18,484      4,316
       Write-off of deferred loan costs.....................      2,498         --
       Interest paid in kind................................      2,063         --
       Minority interest in income of subsidiary............        195        381
       Equity interest in earnings of affiliate.............       (129)        --
       (Gain) loss on sale or disposal of properties........     (7,834)       337
       Deferred income taxes................................    (10,465)     1,629
       Changes in operating assets and liabilities, net of
        acquisitions and dispositions:
          Accounts receivable...............................     13,016        407
          Inventories.......................................     (3,558)       369
          Other current assets..............................      1,322     (1,190)
          Accounts payable..................................     (3,269)     4,826
          Accrued expenses..................................     11,422     (3,577)
          Other liabilities.................................       (133)       166
          Deposits and other................................     (8,678)     1,415
                                                              ---------   --------
               Net cash provided by operating activities....     19,305     13,029
                                                              ---------   --------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................    (23,244)   (25,554)
  Proceeds from sale of properties..........................      9,574        103
  Acquisitions, net of cash acquired........................   (149,969)    (5,206)
  Deposit on purchase agreement.............................         --         --
  Cash held in discontinued operations......................        170         --
  Deferred acquisition costs and other......................     (1,379)      (393)
                                                              ---------   --------
               Net cash used in investing activities........   (164,848)   (31,050)
                                                              ---------   --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................    207,104     51,087
  Principal payments on long-term debt......................    (48,208)   (37,930)
  Sale of convertible preferred stock.......................         --      4,095
  Sale of common stock......................................         --     11,914
  Proceeds from exercise of stock options...................          4        337
  Preferred stock dividends paid............................       (281)      (410)
  Purchase of treasury stock................................     (1,992)      (636)
  Deferred financing costs paid.............................    (13,219)      (810)
                                                              ---------   --------
               Net cash provided by financing activities....    143,408     27,647
                                                              ---------   --------
Net (decrease) increase in cash.............................     (2,135)     9,626
Effect of exchange rates on cash............................       (422)        --
Cash, beginning of period...................................     11,598      5,760
                                                              ---------   --------
Cash, end of period.........................................  $   9,041   $ 15,386
                                                              =========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     In the opinion of Management, the consolidated financial statements contain all adjustments of a recurring nature, and disclosures necessary to present fairly the financial position of the Company as of June 30, 2000 and December 31, 1999, and the results of operations and cash flows for the three and six months ended June 30, 2000 and 1999. The results of operations for the three and six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.

     The accounting principles which materially affect the financial position, results of operations and cash flows of the Company are set forth in Notes to the Consolidated Financial Statements which are included in the Company's 1999 annual report on Form 10-K. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Company's 1999 annual report on Form 10-K. Certain prior period amounts have been reclassified to conform with the current period presentation.

2.  EARNINGS PER SHARE

     For the three and six months ended June 30, 2000 and 1999, basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Income from continuing operations is reduced by preferred stock dividends and accretion for the basic earnings per share computation.

     For the three months ended June 30, 2000, diluted earnings per share is calculated using the sum of the weighted average number of common shares outstanding plus potentially dilutive common shares arising out of stock options, warrants, convertible debt and convertible preferred stock. Options and warrants totaling 4.2 million were excluded from the diluted earnings per share calculation for the six and three months ended June 30, 2000 as the exercise price of these options and warrants were greater than the average market price of the Common Stock. Assumed conversion of the redeemable convertible preferred stock and the $22.5 million of convertible debt are anti-dilutive for the six months ended June 30, 2000 and 1999 and the three months ended June 30, 1999 and have been excluded from the weighted average shares outstanding for diluted earnings per share.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The following is a summary of the income from continuing operations available for common stockholders and weighted average shares (in thousands):

                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                              JUNE 30,              JUNE 30,
                                                         -------------------   ------------------
                                                           2000       1999      2000       1999
                                                         --------    -------   -------    -------
Income from continuing operations......................  $  7,588    $ 1,389   $ 6,699    $ 1,428
Preferred stock dividends and accretion................      (166)      (266)     (342)      (507)
                                                         --------    -------   -------    -------
Income from continuing operations available to common
  stockholders (basic).................................     7,422      1,123     6,357        921
Interest on convertible debt...........................       288         --        --         --
Preferred stock dividends and accretion................       166         --        --         --
                                                         --------    -------   -------    -------
Income from continuing operations available to common
  stockholders (diluted)...............................  $  7,876    $ 1,123   $ 6,357    $   921
                                                         ========    =======   =======    =======
Weighted average shares outstanding (basic)............    18,516     11,115    17,493     10,617
Assumed conversion of options and warrants.............       122        438       191        387
Assumed conversion of convertible securities...........     3,245         --        --         --
                                                         --------    -------   -------    -------
Weighted average shares outstanding (diluted)..........    21,883     11,553    17,684     11,004
                                                         ========    =======   =======    =======

3.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following as of June 30, 2000 and December 31, 1999 (in thousands):

                                                                2000       1999
                                                              --------   --------
Land........................................................  $134,164   $ 34,345
Buildings and improvements..................................    13,404      8,683
Railroad track and improvements.............................   429,642    186,670
Locomotives, transportation and other equipment.............   184,303    135,309
                                                              --------   --------
                                                               761,513    365,007
Less accumulated depreciation...............................    24,275     17,390
                                                              --------   --------
                                                              $737,238   $347,617
                                                              ========   ========

     In February 2000, the Company acquired RailTex, Inc. This acquisition resulted in approximately $390 million of the fixed asset additions.

     The Company recognized a $9.0 million gain on the sale of land of a Texas railroad in June 2000. In addition, the Company recognized a $0.5 million loss on sale and an asset impairment charge of $0.8 million in the second quarter of 2000 related to its tractor and trailer fleet. The net effect of these transactions has been reflected in operating expenses in the consolidated statement of income.

4.  ACQUISITION

     On February 4, 2000, the Company acquired RailTex, Inc. for $128 million in cash, assumption of $111 million in debt and 6.6 million shares of the Company's Common Stock, valued at $60.9 million. RailTex, the operator of 25 railroads and over 4,100 miles of rail lines in North America, became a wholly-owned subsidiary of the Company. This transaction was financed through the issuance of new debt (see Note 6).

     The acquisition of RailTex has been accounted for as a purchase and its results have been consolidated since the acquisition date. The final purchase price allocation was based upon the fair value of the net assets acquired. As part of the purchase price and in accordance with EITF 95-3, "Recognition of Liabilities in

                       RAILAMERICA, INC. AND SUBSIDIARIES

Connection with a Purchase Business Combination", the Company recorded liabilities of $11.2 million which related to severance and change of control payments to former RailTex employees.

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of Railtex had occurred at the beginning of the periods presented and does not purport to be indicative of what would have occurred had the acquisition been made as of that date or results which may occur in the future (in thousands except per share data). The six months ended June 30, 1999 also include the purchases of Freight Australia, which occurred in April 1999, RaiLink, Ltd., which occurred in July 1999 and Toledo, Peoria and Western Railroad, which occurred in August 1999 as if these acquisitions had occurred on January 1, 1999.

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Operating revenue...........................................   $191,121      $187,332
Income from continuing operations...........................   $  9,122      $  4,495
Net income..................................................   $  6,794      $  7,018
Earnings per share -- continuing operations
  Basic.....................................................   $   0.47      $   0.22
  Diluted...................................................   $   0.47      $   0.21
Earnings per share -- net (loss) income
  Basic.....................................................   $   0.35      $   0.36
  Diluted...................................................   $   0.34      $   0.32

5.  OTHER ASSETS

     Other assets consist of the following as of June 30, 2000 and December 31, 1999 (in thousands):

                                                               2000      1999
                                                              -------   -------
Deferred loan costs.........................................  $13,745   $ 6,657
Notes receivable............................................    1,668     2,123
Deposits and other..........................................    5,958     1,985
                                                              -------   -------
                                                              $21,371   $10,765
                                                              =======   =======

6.  LONG-TERM DEBT

     In February 2000, the Company entered into a credit agreement and two bridge note facilities in connection with the acquisition of RailTex and the refinancing of most of the Company's and RailTex's existing debt. The credit agreement provides (1) a $125 million Term A loan, bearing interest at LIBOR plus 3.00% (2) a $205 million Term B loan, bearing interest at LIBOR plus 3.25%, and (3) a $50 million revolving credit facility which includes $30 million of U.S. dollar denominated loans, $10 million of Canadian dollar denominated loans and $10 million of Australian dollar denominated loans with an interest rate of LIBOR plus 3.00%. In May 2000, the Company entered into interest rate swaps which lock in a blended rate of 10.35% on $212.5 million of this debt for a three-year period. All of the Stock of all the Company's U.S. subsidiaries, excluding Kalyn/Siebert I, Inc. (a discontinued operation), and 65% of the stock of the Company's foreign subsidiaries serve as collateral for the credit facilities.

     The Term A loan requires principal payments of 5% in 2000, 10% in 2001, 15% in 2002, 20% in 2003, and 25% in both 2004 and 2005. The Term B loan requires principal payments of 1% per year through 2005 and a balloon maturity at December 31, 2006. The revolving loan matures on December 31, 2005.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The Company's credit facilities include covenants which impose financial and operating restrictions on the Company's ability to, among other things: incur more debt; pay dividends, redeem or repurchase its stock or make other distributions; make acquisitions or investments; use assets as security in other transactions; enter into transactions with affiliates; merge or consolidate with others; dispose of assets or use asset sale proceeds; create liens on its assets; and extend credit. The credit facilities also contain financial covenants that require the Company to meet a number of financial ratios and tests.

     The Company, through its wholly-owned subsidiary RailAmerica Transportation Corp., issued $95 million of subordinated bridge notes, under a securities purchase agreement with DLJ Bridge Finance, Inc., bearing interest at an initial rate of 13% per annum, and increasing every three months based on the highest specified rates. The subordinated bridge note was fully paid off in August 2000 (see note 11). The Company, through its wholly-owned subsidiary Palm Beach Rail Holding, Inc. issued $55 million of asset sale bridge notes, under a securities purchase agreement with DLJ Bridge Finance, Inc. These notes mature on February 4, 2001 and have an initial interest rate of 15% per annum, which rate increases on August 4, 2000 and November 4, 2000 based on the highest of specified rates. The asset sale bridge notes are collateralized by the assets of Kalyn/Siebert. A majority of the asset sale bridge notes are included in current liabilities and the related interest expense is included in discontinued operations as the proceeds from the sale of Kalyn/Siebert are required to be used to pay down the asset sale bridge notes. $20 million of these notes were paid in August 2000 (see note 11).

     In connection with the issuance of the asset sale bridge notes, the purchasers of such notes are entitled to receive warrants to purchase common stock at an exercise price of $7.75 per share commencing in August 2000 to the extent the asset sale bridge notes are then outstanding. The maximum number of shares issuable upon exercise of these warrants is 0.6 million, subject to specified anti-dilution adjustments. In August 2000, 0.3 million of the warrants were issued.

     In connection with the February 2000 debt refinancing, including the refinancing of RailTex's debt, the Company recorded an extraordinary charge of $2.2 million for early extinguishment of debt, net of income taxes, in the first quarter of 2000.

7.  NON-CASH INVESTING AND FINANCING ACTIVITIES

     During the first quarter of 2000, $2.2 million of the redeemable convertible preferred stock was converted into the Company's Common Stock.

     In connection with the RailTex acquisition, the Company refinanced $223 million of its debt and $111 million of debt that it assumed from RailTex using the credit facilities described in Note 6. The Company also issued 6.6 million shares of its Common Stock, valued at $60.9 million as part of the purchase price.

8.  COMMON STOCK

     The Company's common stock issued and outstanding as of June 30, 2000 was 19,530,444 and 18,502,605, respectively, and 12,610,725 and 11,894,136, respectively, as of December 31, 1999. There are 60,000,000 shares authorized.

     On August 24, 1998, the Company's Board of Directors authorized a share repurchase program to buy back up to 1,000,000 shares of its Common Stock (limited to $2 million per year pursuant to the Company's credit facilities). Purchases will be made from time to time in the open market and will continue until all of such shares are purchased or until the Company determines to terminate the repurchase program. During the year 2000, the Company has purchased 311,250 shares with a total cost of $2.0 million.

     In June 2000, the Company engaged JW Genesis to assist the Company's Board of Directors in evaluating the issuance of the subordinated debt, and issued three-year warrants to purchase 150,000 shares of

                       RAILAMERICA, INC. AND SUBSIDIARIES
the Company's common stock to JW Genesis. Of these warrants, 75,000 are at an exercise price of $5.50 and 75,000 are at an exercise price of $6.50.

9.  DISCONTINUED OPERATIONS

     In November 1999, the Company adopted a plan to sell its trailer manufacturing operations, Kalyn/Siebert. This business has been accounted for as a discontinued operation and the results of operations have been excluded from continuing operations in the consolidated statements of operations for all periods presented.

     Total revenue for this business was $21.5 million and $23.0 million for the six months ended June 30, 2000 and 1999, respectively. Income (loss) before income taxes for this business was ($0.4 million) and $3.8 million for the six months ended June 30, 2000 and 1999, respectively. Total assets in this business as of June 30, 2000 and December 31, 1999 were $29.6 million and $28.8 million, respectively. Total liabilities in this business as of June 30, 2000 and December 31, 1999 were $44.8 million, which excluded a majority of the asset sale bridge notes, and $13.9 million, respectively. Interest of $3.5 million was allocated to the discontinued operations for the first six months of 2000 relating to the asset sale bridge notes.

10.  SEGMENT INFORMATION

     The Company's continuing operations have been classified into two segments:
North American rail transportation and International rail transportation. The North American rail transportation segment includes the operations of the Company's railroad subsidiaries in the United States and Canada and the international rail transportation segment includes the operations of the Company's railroad subsidiaries in Chile and Australia. Because the Company's trailer manufacturing segment was classified as a discontinued operation its net assets are included in corporate and other.

     Segment information for the six months ended June 30, 2000 and 1999 follows (in thousands):

SIX MONTHS ENDED JUNE 30, 2000:

                                                     NORTH AMERICAN   INTERNATIONAL   CORPORATE AND
                                      CONSOLIDATED     RAILROADS        RAILROADS         OTHER
                                      ------------   --------------   -------------   -------------
Revenue.............................    $177,047        $112,542        $ 63,600        $    905
Depreciation and amortization.......    $ 14,384        $  9,997        $  3,461        $    926
Operating income (loss).............    $ 37,671        $ 31,824        $ 12,272        $ (6,425)
          Total assets..............    $868,709        $539,133        $108,446        $221,130

SIX MONTHS ENDED JUNE 30, 1999:

                                                     NORTH AMERICAN   INTERNATIONAL   CORPORATE AND
                                      CONSOLIDATED     RAILROADS        RAILROADS         OTHER
                                      ------------   --------------   -------------   -------------
Revenue.............................    $ 39,878        $ 13,018        $ 25,761         $ 1,099
Depreciation and amortization.......    $  2,720        $  1,020        $  1,257         $   443
Operating income (loss).............    $  6,001        $  2,620        $  5,131         $(1,750)
          Total assets..............    $292,631        $ 16,499        $204,382         $71,750

11.  SUBSEQUENT EVENTS

     In August 2000, the Company, through its wholly-owned subsidiary RailAmerica Transportation Corp., issued 130,000 units each consisting of $1,000 of 12 7/8% senior subordinated notes due 2010 and warrants to purchase 10.857 shares of RailAmerica common stock for $6.60 per share. Warrants issued totaled
1.4 million. The price per unit was $940.38 and gross proceeds were $122.2 million. The Company used the net

                       RAILAMERICA, INC. AND SUBSIDIARIES
proceeds of the offering to permanently finance most of the bridge debt incurred in connection with its acquisition of RailTex (see note 6).

12.  CONTINGENCIES

     In the second quarter of 2000, certain parties filed property damage claims totaling approximately CND$50 million against the Mackenzie Northern Railway and others, in connection with fires that allegedly occurred in 1998. We intend to vigorously defend these claims, and have insurance coverage to approximately CND$20 million to cover these claims. Because these actions are in their early stages and the claimants have not yet asserted the legal basis for their claims, the Company is unable to assess the merits of the claims; however, our insurer has reserved CND$15 million for these matters. A loss, if any, in excess of our insurance policy coverage may adversely affect our cash flow and financial condition.

                       RAILAMERICA, INC. AND SUBSIDIARIES

13.  GUARANTOR FINANCIAL STATEMENT INFORMATION

     Set forth are condensed Consolidating Financial Statements of the Company (Parent), the Guarantor Subsidiaries, Non Guarantor Subsidiaries and the Company on a consolidated basis.

                          CONSOLIDATING BALANCE SHEET
                                AT JUNE 30, 2000

                                                                        NON
                                          COMPANY     GUARANTOR      GUARANTOR
                                          (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ------------   ------------   ------------   ------------
                      ASSETS
Current Assets:
  Cash..................................  $    272     $    113      $   8,656      $      --       $  9,041
  Accounts and notes receivable.........     1,748       31,441         25,566         (1,699)        57,056
  Inventories...........................        --        2,368          9,600             --         11,968
  Other current assets..................     1,150        3,601          3,207             --          7,958
  Net assets of discontinued
     operation..........................        --           --         19,338             --         19,338
                                          --------     --------      ---------      ---------       --------
          Total current assets..........     3,170       37,523         66,367         (1,699)       105,361
  Property, plant and equipment, net....     1,180      440,881        295,177             --        737,238
  Investment in affiliates..............        --           --          4,739             --          4,739
  Other assets..........................     3,662       14,320          3,389             --         21,371
  Investment in and advances to
     affiliates.........................   111,103      390,669       (117,921)      (383,851)            --
                                          --------     --------      ---------      ---------       --------
          Total assets..................  $119,115     $883,393      $ 251,751      $(385,550)      $868,709
                                          ========     ========      =========      =========       ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term
     debt...............................  $     --     $ 12,874          9,378      $  (1,699)      $ 20,553
  Current portion of asset sale
     bridge.............................        --           --         37,063             --         37,063
  Accounts payable......................       424       23,043         17,743             --         41,210
  Accrued expenses......................     1,025       19,135         18,064             --         38,224
                                          --------     --------      ---------      ---------       --------
          Total current liabilities.....     1,449       55,052         82,248         (1,699)       137,050
Long-term debt, less current
  maturities............................        --      338,489         45,391             --        383,880
Subordinated Debt.......................        --       95,000          1,790             --         96,790
Convertible subordinated debt...........    20,706           --             --             --         20,706
Other liabilities.......................        --       15,589         13,153             --         28,742
Deferred income taxes...................    (5,499)      71,853            198             --         66,552
Minority interest.......................        --           --          4,269          5,415          9,684
Redeemable convertible preferred
  stock.................................     6,827           --             --             --          6,827
Stockholders' equity:
  Common stock..........................        20          973         27,797        (28,770)            20
  Additional paid-in capital............   115,263      311,000         49,495       (360,496)       115,262
  Retained earnings.....................   (13,170)      (4,810)        40,180             --         22,200
  Accumulated other comprehensive
     income.............................        19          247        (12,770)            --        (12,504)
  Treasury stock........................    (6,500)          --             --             --         (6,500)
                                          --------     --------      ---------      ---------       --------
          Total stockholders' equity....    95,632      307,410        104,702       (389,266)       118,478
                                          --------     --------      ---------      ---------       --------
          Total liabilities and
            stockholders' equity........  $119,115     $883,393      $ 251,751      $(385,550)      $868,709
                                          ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                           (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           --------   ------------   ------------   ------------   ------------
Operating revenue........................  $   276      $ 81,480       $95,567         $(276)        $177,047
                                           -------      --------       -------         -----         --------
Operating expenses:
  Transportation.........................       --        41,213        60,890            --          102,103
  Selling, general and administrative....    4,564        15,531         8,931          (276)          28,750
  Acquisition related expenses...........      208         1,716            --            --            1,924
  Gain on sale and impairment of assets
     (net)...............................       --        (9,036)        1,251            --           (7,785)
  Depreciation and amortization..........       62         8,405         5,917            --           14,384
                                           -------      --------       -------         -----         --------
          Total operating expenses.......    4,834        57,829        76,989            --          139,376
                                           -------      --------       -------         -----         --------
          Operating income...............   (4,558)       23,651        18,578            --           37,671
Interest expense.........................     (692)      (18,945)       (3,426)           --          (23,063)
Amortization of financing costs..........     (465)       (1,859)         (314)           --           (2,638)
Minority interest and other income
  (expense)..............................       30           286           692            --            1,008
Foreign exchange loss....................       --            --        (3,243)           --           (3,243)
                                           -------      --------       -------         -----         --------
          Income from continuing
            operations before income
            taxes........................   (5,685)        3,133        12,287            --            9,735
Provision for income taxes...............   (2,232)        1,989         3,279            --            3,036
                                           -------      --------       -------         -----         --------
          Income from continuing
            operations...................   (3,453)        1,144         9,008            --            6,699
Discontinued operations:
  Loss from operations of discontinued
     segment.............................       --            --          (112)           --             (112)
                                           -------      --------       -------         -----         --------
Income (loss) before extraordinary
  item...................................   (3,453)        1,144         8,896                          6,587
Extraordinary loss from early
  extinguishment of debt (net of tax)....   (1,232)          (57)         (927)           --           (2,216)
                                           -------      --------       -------         -----         --------
          Net income.....................  $(4,685)     $  1,087       $ 7,969         $  --         $  4,371
                                           =======      ========       =======         =====         ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                                                           NON
                                                             COMPANY     GUARANTOR      GUARANTOR
                                                             (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                             --------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)........................................  $(4,685)    $   1,087       $  7,969           --        $   4,371
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization..........................      542        10,248          7,694           --           18,484
    Write-off of deferred loan costs.......................    1,323            14          1,161           --            2,498
    Interest paid in kind..................................       --            --          2,063           --            2,063
    Minority interest in income of subsidiary..............       --            --            195           --              195
    Equity interest in earnings of affiliate...............       --            --           (129)          --             (129)
    (Gain) loss on sale or disposal of properties..........       --        (9,088)         1,254           --           (7,834)
    Deferred income taxes..................................   (2,936)       (2,125)        (5,404)          --          (10,465)
    Changes in operating assets and liabilities, net of
      acquisitions and dispositions:
      Accounts receivable..................................      700         6,846          5,470           --           13,016
      Inventories..........................................       --        (2,001)        (1,557)          --           (3,558)
      Other current assets.................................     (709)        2,129            (98)          --            1,322
      Accounts payable.....................................     (353)          808         (3,724)          --           (3,269)
      Accrued expenses.....................................      301         6,355          4,766           --           11,422
      Other liabilities....................................       --         1,241         (1,374)          --             (133)
      Deposits and other...................................   (1,034)       (2,641)        (5,003)          --           (8,678)
                                                             -------     ---------       --------        -----        ---------
        Net cash provided by operating activities..........   (6,851)       12,873         13,283           --           19,305
                                                             -------     ---------       --------        -----        ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment................      (27)       (7,951)       (15,266)          --          (23,244)
  Proceeds from sale of properties.........................       --         9,427            147           --            9,574
  Acquisitions, net of cash acquired.......................       --      (149,969)            --           --         (149,969)
  Cash held in discontinued operations.....................       --            --            170           --              170
  Deferred acquisition costs and other.....................   (1,331)          (48)            --           --           (1,379)
                                                             -------     ---------       --------        -----        ---------
        Net cash used in investing activities..............   (1,358)     (148,541)       (14,949)          --         (164,848)
                                                             -------     ---------       --------        -----        ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.................      986       198,766          7,352           --          207,104
  Principal payments on long-term debt.....................  (11,699)      (34,456)        (2,053)          --          (48,208)
  Disbursements/receipts on intercompany debt..............   21,423       (20,636)          (787)          --               --
  Proceeds from exercise of stock options..................        4            --             --           --                4
  Preferred stock dividends paid...........................     (281)           --             --           --             (281)
  Purchase of treasury stock...............................   (1,992)           --             --           --           (1,992)
  Deferred financing costs paid............................      (52)      (11,659)        (1,508)          --          (13,219)
                                                             -------     ---------       --------        -----        ---------
        Net cash provided by financing activities..........    8,389       132,015          3,004           --          143,408
                                                             -------     ---------       --------        -----        ---------
Net (decrease) increase in cash............................      180        (3,653)         1,338           --           (2,135)
Effect of exchange rates on cash...........................       --            --           (422)          --             (422)
Cash, beginning of period..................................       92         3,770          7,736           --           11,598
                                                             -------     ---------       --------        -----        ---------
Cash, end of period........................................  $   272     $     117       $  8,652        $  --        $   9,041
                                                             =======     =========       ========        =====        =========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To RailTex, Inc.:

     We have audited the accompanying consolidated balance sheets of RailTex, Inc. (a Texas corporation), and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RailTex, Inc., and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

San Antonio, Texas
February 17, 2000

                         RAILTEX, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
OPERATING REVENUES..........................................  $177,845    $161,020    $148,791
OPERATING EXPENSES:
  Transportation............................................    57,716      53,485      50,870
  General and administrative................................    36,437      30,855      30,701
  Equipment.................................................    19,256      18,837      17,830
  Maintenance of way........................................    17,091      15,933      13,449
  Depreciation and amortization.............................    16,693      14,258      12,940
                                                              --------    --------    --------
          Total operating expenses..........................   147,193     133,368     125,790
                                                              --------    --------    --------
OPERATING INCOME............................................    30,652      27,652      23,001
INTEREST EXPENSE............................................   (10,435)    (11,236)    (10,527)
OTHER INCOME, NET...........................................     3,051       4,215       4,198
                                                              --------    --------    --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF A CHANGE
  IN ACCOUNTING PRINCIPLE...................................    23,268      20,631      16,672
INCOME TAXES................................................    (9,389)     (7,853)     (6,048)
                                                              --------    --------    --------
NET INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE......................................    13,879      12,778      10,624
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET
  OF INCOME TAXES)..........................................        --      (1,703)         --
                                                              --------    --------    --------
NET INCOME..................................................  $ 13,879    $ 11,075    $ 10,624
                                                              ========    ========    ========
BASIC EARNINGS PER SHARE:
  NET INCOME BEFORE CUMULATIVE EFFECT
  OF A CHANGE IN ACCOUNTING PRINCIPLE.......................  $   1.49    $   1.39    $   1.16
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET
  OF INCOME TAXES)..........................................        --       (0.19)         --
                                                              --------    --------    --------
  NET INCOME................................................  $   1.49    $   1.20    $   1.16
                                                              ========    ========    ========
WEIGHTED AVERAGE NUMBER OF BASIC SHARES
OF COMMON STOCK OUTSTANDING.................................     9,285       9,205       9,153
DILUTED EARNINGS PER SHARE:
  NET INCOME BEFORE CUMULATIVE EFFECT
  OF A CHANGE IN ACCOUNTING PRINCIPLE.......................  $   1.48    $   1.38    $   1.15
  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET
     OF INCOME TAXES).......................................        --       (0.18)         --
                                                              --------    --------    --------
  NET INCOME................................................  $   1.48    $   1.20    $   1.15
                                                              ========    ========    ========
WEIGHTED AVERAGE NUMBER OF DILUTED
SHARES OF COMMON STOCK OUTSTANDING..........................     9,388       9,251       9,222

  The accompanying notes are an integral part of these consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  1,801   $  1,243
  Accounts receivable, less doubtful receivables of $884 in
     1999; $844 in 1998.....................................    31,239     35,478
  Prepaid expenses and other current assets.................     1,919      2,387
  Inventories...............................................       852        849
  Deferred tax assets, net..................................     1,569      1,906
                                                              --------   --------
          Total current assets..............................    37,380     41,863
                                                              --------   --------
PROPERTY AND EQUIPMENT, NET.................................   293,971    291,779
                                                              --------   --------
OTHER ASSETS:
  Investments in Brazilian railroad companies...............    21,095     19,994
  Other, net................................................    12,724      8,709
                                                              --------   --------
          Total other assets................................    33,819     28,703
                                                              --------   --------
          Total assets......................................  $365,170   $362,345
                                                              ========   ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term notes payable..................................  $     --   $    215
  Current portion of long-term debt.........................     1,010      8,568
  Accounts payable..........................................    18,000     20,574
  Accrued liabilities.......................................    18,004     17,729
                                                              --------   --------
          Total current liabilities.........................    37,014     47,086
DEFERRED INCOME TAXES, NET..................................    31,272     30,294
LONG-TERM DEBT, LESS CURRENT PORTION........................   111,475    122,982
OTHER LIABILITIES...........................................    13,977      6,835
                                                              --------   --------
          Total liabilities.................................   193,738    207,197
                                                              --------   --------
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN BRAZILIAN INVESTMENTS..................    11,561     11,000
                                                              --------   --------
SHAREHOLDERS' EQUITY:
  Preferred Stock; $1.00 par value; 10 million shares
     authorized;
     no shares issued or outstanding........................        --         --
  Common Stock; $.10 par value; 30 million shares
     authorized;
     issued and outstanding 9,293,314 in 1999; 9,273,963 in
     1998...................................................       929        927
  Paid-in capital...........................................    86,095     85,115
  Retained earnings.........................................    73,855     59,976
  Deferred compensation.....................................    (1,201)      (948)
  Accumulated other comprehensive income....................       193       (922)
                                                              --------   --------
          Total shareholders' equity........................   159,871    144,148
                                                              --------   --------
          Total liabilities and shareholders' equity........  $365,170   $362,345
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                           COMMON STOCK
                                      -----------------------                                        ACCUMULATED
                                        SHARES                                                          OTHER           TOTAL
                                      ISSUED AND    $.10 PAR    PAID-IN   RETAINED     DEFERRED     COMPREHENSIVE   SHAREHOLDERS'
                                      OUTSTANDING     VALUE     CAPITAL   EARNINGS   COMPENSATION      INCOME          EQUITY
                                      -----------   ---------   -------   --------   ------------   -------------   -------------
BALANCE, December 31, 1996..........     9,124        $912      $83,629   $38,277      $    --          $(115)        $122,703
  Comprehensive income:
  Net income........................        --          --           --    10,624           --             --           10,624
  Foreign currency translation......        --          --           --        --           --           (243)            (243)
                                         -----        ----      -------   -------      -------          -----         --------
        Total comprehensive
          income....................        --          --           --    10,624           --           (243)          10,381
  Exercise of stock options.........        37           4          170        --           --             --              174
                                         -----        ----      -------   -------      -------          -----         --------
BALANCE, December 31, 1997..........     9,161         916       83,799    48,901           --           (358)         133,258
  Comprehensive income:
  Net income........................        --          --           --    11,075           --             --           11,075
  Foreign currency translation......        --          --           --        --           --           (564)            (564)
                                         -----        ----      -------   -------      -------          -----         --------
        Total comprehensive
          income....................        --          --           --    11,075           --           (564)          10,511
  Exercise of stock options.........        33           3          326        --           --             --              329
  Restricted stock awards...........        80           8          990        --         (998)            --               --
  Amortization of deferred
    compensation....................        --          --           --        --           50             --               50
                                         -----        ----      -------   -------      -------          -----         --------
BALANCE, December 31, 1998..........     9,274         927       85,115    59,976         (948)          (922)         144,148
  Comprehensive income:
  Net income........................        --          --           --    13,879           --             --           13,879
  Foreign currency translation......        --          --           --        --           --          1,115            1,115
                                         -----        ----      -------   -------      -------          -----         --------
        Total comprehensive
          income....................        --          --           --    13,879           --          1,115           14,994
  Exercise of stock options.........        19           2          129        --           --             --              131
  Performance stock awards..........        --          --          851        --         (851)            --               --
  Amortization of deferred
    compensation....................        --          --           --        --          598             --              598
                                         -----        ----      -------   -------      -------          -----         --------
BALANCE, December 31, 1999..........     9,293        $929      $86,095   $73,855      $(1,201)         $ 193         $159,871
                                         =====        ====      =======   =======      =======          =====         ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
OPERATING ACTIVITIES:
  Net income................................................  $13,879     $11,075     $10,624
  Adjustments to reconcile net income to net cash provided
     by
     operating activities:
     Cumulative effect of a change in accounting
       principle............................................       --       2,747          --
     Depreciation and amortization..........................   16,693      14,258      12,940
     Deferred income taxes..................................    1,315       5,432       2,182
     Provision for losses on accounts receivable............      427         187         638
     Amortization of deferred financing costs...............      452         388         384
     Gain on sale of assets.................................   (3,041)     (1,867)     (6,771)
     Gain on sale of subsidiary.............................     (511)         --          --
     Gain on sale of minority interest......................       --      (2,045)         --
     Write down of investments..............................       --          --       2,100
     Other..................................................      579          82        (275)
     Changes in working capital:
       Accounts receivable..................................    3,812      (2,565)     (5,975)
       Prepaid expenses and other current assets............      207         (22)        (59)
       Accounts payable and accrued liabilities.............   (1,157)        777      10,109
                                                              -------     -------     -------
            Net cash provided by operating activities.......   32,655      28,447      25,897
                                                              -------     -------     -------
INVESTING ACTIVITIES:
  Purchase of property and equipment........................  (24,919)    (30,320)    (35,507)
  Proceeds from sale of property and equipment..............   12,339       2,288       7,327
  Proceeds from sale of subsidiary..........................      675          --          --
  Purchase of new properties and related equipment and other
     costs..................................................       --     (13,096)    (25,978)
  Investment in Brazilian railroad companies................     (540)         --      (1,362)
  Sale of preferred shares in Brazilian railroad company....       --          --       2,758
  Proceeds from sale of minority interest...................       --      10,861          --
  Organization and acquisition costs........................       18         (79)        (97)
  Decrease (increase) in other long-term assets.............      547      (1,617)       (152)
                                                              -------     -------     -------
            Net cash used in investing activities...........  (11,880)    (31,963)    (53,011)
                                                              -------     -------     -------
FINANCING ACTIVITIES:
  (Decrease) increase in short-term notes payable...........     (215)       (355)        218
  Proceeds from long-term debt..............................      272      21,900      75,000
  Principal payments on long-term debt and capital leases...   (3,469)    (16,687)    (53,398)
  Net (decrease) increase in working capital facilities.....  (16,593)       (750)      4,000
  Deferred financing costs..................................     (848)         (3)       (369)
  Issuance of common stock..................................       76         247          74
                                                              -------     -------     -------
            Net cash (used in) provided by financing
               activities...................................  (20,777)      4,352      25,525
                                                              -------     -------     -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................      560        (163)         51
                                                              -------     -------     -------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      558         673      (1,538)
CASH AND CASH EQUIVALENTS, beginning of year................    1,243         570       2,108
                                                              -------     -------     -------
CASH AND CASH EQUIVALENTS, end of year......................  $ 1,801     $ 1,243     $   570
                                                              =======     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF THE COMPANY'S BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements include the accounts of RailTex, Inc. (a Texas corporation) and its wholly-owned subsidiaries. References to "RailTex" or the "Company" mean RailTex, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

     The Company is an operator of short line railroads in North America. Its holdings include short line railroads concentrated in the Southeastern, Great Lakes region, New England and Central United States as well as Eastern Canada. During 1999, the Company owned investments in two Brazilian railroad companies which were sold in January 2000 (See Note 5).

     The Company's strategy is to grow through (i) the creation of new business and improvement in operating performance of newly added and currently operated properties and (ii) additions to and divestitures from its portfolio of short line railroad properties, primarily through strategic acquisitions of Class I railroad branch lines or existing short line properties, and divestiture of non-strategic lines to smaller, independently operated short line companies.

ESTIMATES IN FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENTS AND CONSOLIDATED STATEMENTS OF CASH FLOWS

     All short-term investments which mature in less than 90 days when purchased are considered cash equivalents. Cash equivalents are stated at cost, which approximates market value.

     Supplemental disclosures of cash flow information (in thousands):

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1999         1998         1997
                                                         ---------    ---------    --------
Cash paid during the year for:
     Interest..........................................   $10,534      $11,207      $8,962
     Income taxes......................................     7,358        2,514       2,604
Non-cash investing and financing activities:
     Grants............................................     6,652        2,918         352
     Capital leases....................................        31        1,959       1,844
     Tax benefit from exercise of non-qualified stock
       options.........................................        61           76         100
     Amortization of deferred compensation.............       598           50          --
Liabilities and long-term debt assumed in connection
  with the acquisition of railroad companies:
     Fair value of assets acquired.....................        --       15,809          --
     Cash paid for capital stock.......................        --       14,003          --
                                                          -------      -------      ------
     Liabilities and long-term debt assumed............   $    --      $ 1,806      $   --
                                                          =======      =======      ======

                         RAILTEX, INC. AND SUBSIDIARIES

PROPERTY AND EQUIPMENT

     Property and equipment are carried at historical cost. Acquired railroad property is recorded at the purchased cost. Major renewals or betterments are capitalized; routine maintenance and repairs, which do not improve the asset or extend asset lives, are charged to expense when incurred. Gains or losses on sales or other dispositions are credited or charged to income. Depreciation is computed using the straight-line method over periods ranging from 8 to 30 years for roadway and structures, 3 to 15 years for locomotives and other railroad equipment and 3 to 10 years for other non-railroad equipment. Leasehold improvements are amortized over the life of the lease or the service lives of the improvements, whichever is shorter.

     The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets To Be Disposed Of." This statement requires the recognition of an impairment loss on a long-lived asset held for use when events and circumstances indicate that the estimate of undiscounted future cash flows expected to be generated by the asset are less than its carrying amount. The Company recorded an impairment loss totaling approximately $375,000 related to one of its railroad properties for the year ended December 31, 1998. For the years ended December 31, 1999 and 1997, no impairment loss was recorded.

INVESTMENTS IN BRAZILIAN RAILROAD COMPANIES

     Investments in Brazilian railroad companies represent minority interest in Ferrovia Centro Atlantica, S.A. ("FCA") and America Latina Logistica, S.A. ("ALL"), the parent corporation of Ferrovia Sul Atlantico, S.A. ("FSA"), are accounted for using the cost method of accounting and are valued at the lower of cost or market.

OTHER ASSETS

     At December 31, 1999, other assets primarily include a note receivable of $5.0 million, interest at LIBOR plus 2.0%, goodwill, and deferred financing costs, while at December 31, 1998, other assets primarily include goodwill and deferred financing costs. Goodwill is amortized over 30 years. Financing costs are amortized over the related loan terms using the effective interest method. Amortization of these costs is included in interest expense. Prior to the Company's adoption of Statement of Position 98-5 in 1998, "Reporting on the Costs of Start-up Activities" ("SOP 98-5") (see further discussion below), the Company capitalized the costs associated with start-up activities, including the acquisition of new railroads, and these costs were amortized using the straight-line method over five years. Amortization of goodwill, financing, organization and acquisition costs totaled approximately $648,000, $478,000 and $1.6 million for the years ended December 31, 1999, 1998 and 1997, respectively. Accumulated amortization of these costs was approximately $3.2 million and $2.6 million at December 31, 1999 and 1998, respectively.

DEFERRED GRANT REVENUE

     Included in other liabilities at December 31, 1999 and 1998 is $6.3 million and $4.4 million, respectively, of deferred grant revenue. Deferred grant revenue represents economic development funds contributed to the Company by government entities for track rehabilitation. Deferred grants are being amortized to income over the life of the assets acquired with the funds.

     Also included in other liabilities at December 31, 1999 and 1998 is $8.0 million and $2.7 million, respectively, of deferred revenue contributed to the Company by one of its customers for rehabilitation of track used to serve this customer. The deferred revenue is being amortized to income over 15 years, the life of the service contract with the customer. The assets acquired are being depreciated over 30 years. As a result, the Company recognized income, in excess of depreciation, of approximately $221,000 in 1999. There was no income recognized in 1998 as the asset had not been placed in service.

                         RAILTEX, INC. AND SUBSIDIARIES

REVENUE RECOGNITION

     Freight revenues are recognized as shipments initially move onto the Company's tracks, which, due to the relatively short length of haul, is not materially different from the recognition of revenues as shipments progress. Non-freight revenues, including joint facilities, switching, demurrage, car hire and car repair services, are recognized as the service is performed.

INCOME TAXES

     The Company files consolidated U.S. Federal income tax returns which include all of its U.S. subsidiaries and separate Canadian federal income tax returns for each Canadian subsidiary. Deferred income taxes are provided when certain revenues and expenses are reported in periods which are different for financial reporting purposes than for income tax reporting purposes.

     Deferred tax liabilities and assets are recorded based on the enacted income tax rates which are expected to be in effect in the periods in which the deferred tax liability or asset is expected to be settled or realized. A change in the tax laws or rates results in adjustments to the deferred tax liabilities and assets. The effect of such adjustments is included in income in the period in which the tax laws or rates are changed.

FOREIGN CURRENCY TRANSLATION

     The financial position and results of operations of the Company's Canadian subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of operations denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect at year-end, while revenues and expenses are translated at average exchange rates prevailing during the year. The resulting translation gains and losses are charged directly to foreign currency translation, a component of shareholders' equity, and are not included in net income until realized through sale or liquidation of the investment.

CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS AND MAJOR CUSTOMERS

     The Company regularly grants trade credit to all of its customers. In addition, the Company grants trade credit to other railroads through the routine interchange of traffic. The Company's accounts receivable are well diversified except for a concentration of accounts receivable with some Class I railroads. The Company's management believes these Class I railroads are large, financially strong companies, and thus believe the Company's exposure to credit risk is minimal. Approximately 16% and 15% of the Company's accounts receivable were due from one Class I railroad at December 31, 1999 and 1998, respectively. No other customer individually accounted for more than 10% of the Company's accounts receivable balance at December 31, 1999 or 1998.

     During 1999, the Company served more than 1,100 customers who shipped and received a wide variety of products. Although most of the Company's railroads have a well-diversified customer base, several have one or two dominant customers. The Company's largest customer in 1999, 1998 and 1997 was Canadian National Railways ("CN"), representing 6.7%, 7.0% and 8.1% of operating revenues, respectively.

PRICE RISK MANAGEMENT ACTIVITIES

     The Company historically has hedged certain anticipated transactions. Interest rate swaps and diesel fuel price contracts with third parties are used to hedge interest rates and diesel fuel costs. Hedges of anticipated transactions are accounted for under the deferral method with gains and losses on these transactions recognized in interest expense and operating expenses, as applicable, when the hedged transaction occurs. The Company does not currently hold or issue financial instruments for trading purposes.

                         RAILTEX, INC. AND SUBSIDIARIES

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. As issued, this statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this statement was to become effective for the Company's financial statements beginning January 1, 2000. However, in June 1999, FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" which delayed for one year the effective date of SFAS 133. The Company believes the adoption of this statement will not have a material impact on the financial condition or results of operations of the Company.

     In April 1998, the Accounting Standards Executive Committee issued SOP 98-5. SOP 98-5 requires costs associated with start-up activities to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 for the year ended December 31, 1998. This adoption resulted in the recognition of a non-recurring charge of approximately $1,703,000 (net of income taxes) entitled, "Cumulative effect of a change in accounting principle (net of income taxes)" in the accompanying consolidated financial statements. Prior to the adoption of SOP 98-5, the Company capitalized the costs associated with start-up activities, including the acquisition of new railroad properties, and amortized those costs over five years. Prospectively, the Company's results of operations will reflect higher costs associated with the acquisition of new railroad properties in the period of acquisition.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year amounts to conform with the current period presentation.

2.  RELATED PARTY TRANSACTIONS

     The Company purchases, in the normal course of business, various parts for locomotives and grade crossing signals from certain subsidiaries of Harmon Industries, Inc., of which the Company's Founder and Chairman Emeritus is a director. Purchases from subsidiaries of Harmon Industries, Inc. for the years ended December 31, 1999, 1998 and 1997 totaled approximately $584,000, $1,200,000 and $462,000, respectively.

            THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

                         RAILTEX, INC. AND SUBSIDIARIES

3.  EARNINGS PER SHARE

     In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which was effective for fiscal years ending after December 15, 1997. Basic earnings per share is determined by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is determined by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Stock options with an exercise price below fair market value for any of the periods presented are considered common stock equivalents.

     The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share computations (in thousands, except per share amounts).

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------------------------
                                                          1999        1998        1997
                                                        --------    --------    --------
NUMERATOR:
  Net income before cumulative effect of a change in
     accounting principle.............................  $13,879     $12,778     $10,624
  Cumulative effect of a change in accounting
     principle
     (net of income taxes)............................       --      (1,703)         --
                                                        -------     -------     -------
  Net income..........................................  $13,879     $11,075     $10,624
                                                        =======     =======     =======
DENOMINATOR:
  Weighted average number of basic share of common
     stock outstanding................................    9,285       9,205       9,153
EFFECT OF DILUTIVE SECURITIES:
  Stock options.......................................       79          46          69
  Performance stock...................................       24          --          --
                                                        -------     -------     -------
                                                            103          46          69
  Weighted average number of diluted shares of common
     stock outstanding................................    9,388       9,251       9,222
                                                        =======     =======     =======
BASIC EARNINGS PER SHARE:
  Net income before cumulative effect of a change in
     accounting principle.............................  $  1.49     $  1.39     $  1.16
  Cumulative effect of a change in accounting
     principle (net of income taxes)..................       --       (0.19)         --
                                                        -------     -------     -------
          Total.......................................  $  1.49     $  1.20     $  1.16
                                                        =======     =======     =======
DILUTED EARNINGS PER SHARE:
  Net income before cumulative effect of a change in
     accounting principle.............................  $  1.48     $  1.38     $  1.15
  Cumulative effect of a change in accounting
     principle (net of income taxes)..................       --       (0.18)         --
                                                        -------     -------     -------
          Total.......................................  $  1.48     $  1.20     $  1.15
                                                        =======     =======     =======

                         RAILTEX, INC. AND SUBSIDIARIES

4.  PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Roadway and structures......................................  $272,479    $263,541
Locomotives and other railroad equipment....................    67,547      61,831
Office furniture and other equipment........................    14,948      13,751
Equipment and vehicles held under capital leases............     5,733       5,730
Vehicles....................................................     1,167       1,120
                                                              --------    --------
                                                               361,874     345,973
Less accumulated depreciation and amortization..............   (67,903)    (54,194)
                                                              --------    --------
                                                              $293,971    $291,779
                                                              ========    ========

5.  INVESTMENTS IN BRAZILIAN RAILROAD COMPANIES

     At December 31, 1999, the Company owned a 50.5% membership interest totaling $9.5 million in RailTex Global Investments, LLC, a limited liability company that owned shares in FCA and ALL. In January 2000, RailTex sold its interests in FCA and ALL and as a result, the Company no longer owns any interests in any Brazilian company (See Note 18).

6.  SHORT-TERM NOTES PAYABLE

     At December 31, 1999, the Company had no outstanding unsecured short-term notes payable to insurance companies. At December 31, 1998, the Company had outstanding unsecured short-term notes payable to insurance companies totaling approximately $215,000. The notes bore interest at 7.75% and were due in monthly installments of principal and interest totaling approximately $37,000 through June 1999. The weighted average interest rate for the short-term notes payable was 7.2% for the year ended December 31, 1998.

            THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

                         RAILTEX, INC. AND SUBSIDIARIES

7.  LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Senior unsecured notes payable to two institutions; interest at 7.44%; interest only due semiannually; principal
  balance payable through six annual mandatory prepayments
  beginning July 2007.......................................  $ 50,000    $ 50,000
Senior unsecured notes payable to four institutions;
  interest at 7.23%; interest only due semiannually;
  principal balance due September 2005......................    40,000      40,000
Senior unsecured notes payable to banks; interest is
  variable (LIBOR based weighted average interest rate of
  6.46% on $18.3 million in borrowings and U.S. prime based
  interest rate of 7.75% on $0.3 million in borrowings at
  December 31, 1998); interest due monthly; principal
  partially due through quarterly principal payments through
  April 2002, with remaining balance due April 2002.........        --      18,575
Senior unsecured notes payable to two institutions; interest at 9.21%; interest only due semiannually; principal
  balance of $6.9 million and $3.5 million due September
  2005 and October 2005, respectively.......................    10,388       9,756
Senior unsecured subordinated notes; interest at 12.0%;
  interest only due semiannually; principal balance of $2.5
  million and $2.5 million due January 2001 and January
  2002, respectively........................................     5,000       5,000
Senior unsecured notes payable to banks; interest is
  variable (Prime based 8.75% on $1.0 million and LIBOR
  based 7.73% on $3.0 million at December 31, 1999);
  interest payment periods range from one month to six
  months depending on type of loan; all borrowings due April
  2002......................................................     4,000          --
Senior unsecured notes payable to banks; interest is
  variable (LIBOR based weighted average interest rate of
  6.375% at December 31, 1998); interest only due monthly
  through April 1999, when all borrowings become due........        --       2,000
Senior unsecured notes payable to banks; interest is
  variable (90 day Canadian BA rate of 6.145% at December
  31, 1998); interest only due monthly through April 1999,
  when all borrowings become due............................        --       1,951
Capital lease obligations; interest at rates ranging from
  7.25% to 8.5% at December 31, 1999 and 1998; payable in
  variable monthly installments through August 2003.........     2,402       3,513
Other, primarily due to state agencies; interest at rates
  ranging from 5.0% to 7.9% at December 31, 1999 and 1998;
  payable in variable installments through March 2011.......       695         755
                                                              --------    --------
Total long-term debt........................................   112,485     131,550
Less current portion........................................    (1,010)     (8,568)
                                                              --------    --------
Long-term debt, less current portion........................  $111,475    $122,982
                                                              ========    ========

     In April 1999, the Company completed the refinancing and expansion of its senior revolving credit facility to $175 million. The refinancing and expansion replaced the Company's previous U.S. and Canadian credit agreements, which expired in April 1999. The three year agreement consists of a syndicate of ten

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                         RAILTEX, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

banks, led by Chase Bank of Texas, N.A., who serves as administrative agent. The facility allows for an equivalent of U.S. $20 million to be allocated for use in Canada. The facility will be used to finance acquisitions, capital expenditures, working capital and other general corporate purposes. Interest payment periods range from one month to six months depending on the type of loan. Interest rates also vary depending on the type of loan. All borrowings become due and payable in April 2002. The unused portion of the refinanced Senior Bank Facility is subject to a 0.30% to 0.50% commitment fee based on certain ratios.

     At December 31, 1999 and 1998, the Company had a $300,000 letter of credit ("LOC") outstanding under its credit facilities, in place at the time. This LOC collateralizes a loan from the State of Michigan that financed specific capital improvements.

     Covenants contained in the agreements evidencing the Company's senior bank, senior unsecured and senior subordinated debt prohibit the Company from paying dividends on its capital stock and limit its ability to incur additional indebtedness, create liens on its assets, make capital expenditures and repurchase shares of its capital stock or any outstanding options or other rights to acquire capital stock of the Company. The Company is also limited in its ability to make loans, investments or guarantees. Additionally, the Company is required to maintain a minimum tangible net worth and certain ratios of leverage and cash flow to interest. At December 31, 1999, the Company was in compliance with all covenants. As a result of the Company's merger with RailAmerica, Inc. ("RailAmerica"), all long-term debt, except capital leases, were paid in full subsequent to December 31, 1999 (See Note 18).

     Maturities of long-term debt were as follows (in thousands):

FOR THE YEARS ENDED DECEMBER 31,
--------------------------------
2000........................................................  $  1,010
2001........................................................     3,385
2002........................................................     7,076
2003........................................................       217
2004........................................................        77
Thereafter..................................................   100,720
                                                              --------
          Total.............................................  $112,485
                                                              ========

8.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     The Company historically has hedged certain anticipated transactions. Interest rate swaps and diesel fuel price collar contracts with third parties are used to hedge interest rates and diesel fuel costs. Hedges of anticipated transactions are accounted for under the deferral method with gains and losses on these transactions recognized in interest expense and operating expenses when the hedged transaction occurs. The Company does not currently hold or issue financial instruments for trading purposes.

     The Company is exposed to fluctuations in diesel fuel prices, as an increase in the price of diesel fuel would result in lower earnings and increased cash outflows. The Company has entered into several commodity collar transactions to hedge market risks of diesel fuel prices. The first collar was effective April 1, 1998 and terminated March 31, 1999 and represented notional amounts totaling 225,000 gallons per month with a cap price of $0.5600 per gallon and a floor price of $0.4375 per gallon. The second collar was effective July 1, 1998 and terminated June 30, 1999 and represented notional amounts totaling 225,000 gallons per month with a cap price of $0.5600 per gallon and a floor price of $0.4490 per gallon.

     In February 1999, the Company entered into two additional contracts to hedge its market risk from diesel fuel prices. The first consisted of three monthly swap agreements which fix the price of 725,000 gallons of diesel fuel in April, May and June 1999 at $0.3215, $0.3280 and $0.3375 per gallon, respectively. The second is a cap which fixes the price of 725,000 gallons of diesel fuel per month for the period July

                         RAILTEX, INC. AND SUBSIDIARIES

1999 to June 2000 at $0.4500 per gallon. The cost of the cap was approximately $209,000, which will be amortized over the period covered by the cap. The cap which expires in June 2000, hedges approximately 60% of the Company's estimated monthly diesel fuel consumption.

     At December 31, 1999 and 1998, the Company had not entered into any interest rate swaps contracts.

9.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments held by the Company:

     Current assets and current liabilities: The carrying value approximates fair value due to the short maturity of these items.

     Accrued interest payable: The carrying amount approximates fair value as the majority of interest payments are made monthly or semiannually.

     Long-term investment: The carrying value approximates fair value based on discounted cash flows.

     Long-term debt, senior subordinated debt and senior notes payable: The fair value of the Company's long-term debt, senior subordinated debt and senior notes payable is based on secondary market indicators. Since the Company's debt is not quoted, estimates are based on each obligation's characteristics, including remaining maturities, interest rates, credit rating, collateral, amortization schedule and liquidity. The carrying amount approximates fair value.

     Commodity collar transactions: The fair value of commodity collar transactions is the amount at which they could be settled, based on estimates obtained from dealers. The unrealized gain on the commodity collar transaction at December 31, 1999 was approximately $766,000 and the unrealized loss on the commodity collar transaction at December 31, 1998 was approximately $249,000.

10.  EMPLOYEE BENEFITS

STOCK BASED COMPENSATION

  Stock Options

     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), was issued. SFAS 123 defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period of the award, which is usually the vesting period. However, SFAS 123 also allows entities to continue to measure compensation costs for employee stock compensation plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company adopted SFAS 123 effective January 1, 1996, and has elected to remain with the accounting prescribed by APB 25. The Company has made the required disclosures prescribed by SFAS 123.

     The Company grants non-qualified stock options to outside Directors and key employees of the Company. In September 1993, the Board of Directors and shareholders of the Company approved an equity incentive plan ("1993 Plan"). In June 1996, the 1993 Plan was amended to (i) increase the maximum number of shares of Common Stock issuable under the 1993 Plan from 750,000 to 1,250,000, without reduction for the number of shares issued upon exercise of options granted outside of the 1993 Plan; (ii) extend the exercise period for Outside Director's Options from two to ten years and increase the number of shares which may be purchased under Outside Director's Options from 2,000 to 3,000; (iii) specify 1,250,000 shares as the maximum number of shares issuable under the 1993 Plan to any employee in any year; (iv) permit the 1993

                         RAILTEX, INC. AND SUBSIDIARIES

Plan administrator to specify shorter vesting periods for non-qualified options; and (v) clarify that cashless exercises of stock rights are permitted under the 1993 Plan. In May 1999, the shareholders of the Company voted to increase the maximum number of shares of Common Stock issuable under the 1993 Plan from 1,250,000 to 1,650,000, without reduction for the number of shares issued upon exercise of options granted outside of the 1993 Plan.

     Under the Company's stock option plan, options have been granted to outside directors and certain key employees of the Company at prices equal to or more than the fair market value of the Company's stock on the date of grant and expire 10 years from the date of grant, unless specified otherwise. Stock options granted to outside directors are exercisable immediately and stock options granted to key employees vest at a rate of 20% per year, unless specified otherwise.

     A summary of the status of the Company's 1993 Plan, as amended, for the years ended December 31, 1999, 1998 and 1997, and changes during the years ending on those dates is presented below:

                                                                  DECEMBER 31,
                                         ---------------------------------------------------------------
                                                1999                  1998                  1997
                                         -------------------   -------------------   -------------------
                                                    WEIGHTED              WEIGHTED              WEIGHTED
                                                    AVERAGE               AVERAGE               AVERAGE
                                                    EXERCISE              EXERCISE              EXERCISE
                                          SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                         --------   --------   --------   --------   --------   --------
Outstanding, beginning of the year.....   854,614    $13.60     581,783    $18.07     743,954    $19.00
Granted................................   215,197     13.46     710,216     13.42     188,973     19.31
Exercised..............................   (19,351)     3.73     (33,039)     7.49     (58,667)     4.71
Forfeited..............................  (105,692)    11.93    (404,346)    20.22    (292,477)    23.93
                                         --------              --------              --------
Outstanding, end of year...............   944,768     13.95     854,614     13.60     581,783     18.07
                                         ========              ========              ========
Options exercisable end of year........   311,416    $13.68     194,654    $13.33     245,940    $13.50
                                         ========    ======    ========    ======    ========    ======
Weighted average fair value of options
  granted during year..................              $ 8.31                $ 8.41                $12.66
                                                     ======                ======                ======

     The following table summarizes the information about the 1993 Plan options outstanding at December 31, 1999:

                                              OPTIONS OUTSTANDING
                                      ------------------------------------    OPTIONS EXERCISABLE
                                                     WEIGHTED                ----------------------
                                                      AVERAGE     WEIGHTED                 WEIGHTED
                                                     REMAINING    AVERAGE                  AVERAGE
                                        NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE                        OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------                        -----------   -----------   --------   -----------   --------
$ 3.74- 8.80........................     94,890        1.83        $ 6.37       94,890      $ 6.37
$10.88-11.94........................    259,205        8.91         11.84       59,491        5.78
$14.00-18.50........................    511,514        7.87         14.47       85,764       14.77
$24.25-27.75........................     79,159        5.49         26.56       71,271       26.60
                                        -------                                -------
                                        944,768        7.35        $13.95      311,416      $13.68
                                        =======                                =======

     In November 1998, the Board of Directors of the Company granted employee stock options to its current employee option holders other than its then Chairman of the Board and its Chief Executive Officer at an exercise price of $11.9375 per share, the then current market value of the Company's common stock. The options vest over five years in accordance with the Company's 1993 Plan, as amended. In order to obtain the newly granted stock options the employees were required to tender all previously granted employee options for cancellation. As to any employee, the amount of shares included under the new options were reduced from the number of shares covered by the canceled options by the same percentage as the new option

                         RAILTEX, INC. AND SUBSIDIARIES
exercise price was less than the canceled option exercise price. The reduction in the number of options outstanding and the reduced exercise price is reflected in the tables above.

     Because the Company has elected to remain with the accounting prescribed by APB 25, no compensation cost has been recognized for its 1993 Plan. Had compensation cost for the Company's stock-based compensation plans been determined on the fair value of the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net income, earnings per basic share and earnings per diluted share would have decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------------------------
                                                          1999        1998        1997
                                                        --------    --------    --------
Net income:
     As reported......................................  $13,879     $11,075     $10,624
     Pro forma........................................   12,378     $ 9,362     $ 9,289
Basic earnings per share:
     As reported......................................  $  1.49     $  1.20     $  1.16
     Pro forma........................................  $  1.33     $  1.02     $  1.01
Diluted earnings per share:
     As reported......................................  $  1.48     $  1.20     $  1.15
     Pro forma........................................  $  1.32     $  1.01     $  1.01

     The fair value of each option grant is estimated on the date of grant using an option-pricing model similar to Black-Scholes with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively:

     Dividend yield of 0.0% for all years; expected volatility of 48.1%, 42.0% and 42.2%; risk-free interest rates of 7.7%, 5.6% and 6.5%; and expected lives of 7.6, 10 and 10 years for December 31, 1999, 1998 and 1997, respectively.

  Restricted Stock

     In 1998, the Company, under the 1993 Plan, granted 80,000 restricted shares in the form of the Company's common stock to key executives. Of the 80,000 restricted shares awarded in 1998, 30,000 vest ratably over three years and 50,000 vest ratably over five years. The restricted shares will also vest in the event of a change in control or termination, not for cause. The unvested portion of the restricted shares forfeit if the key executive is terminated for cause during the restriction period. The awards were recorded at the fair market value of the Company's common stock on the date of grant as deferred compensation and will be amortized over the restriction period. For the years ended December 31, 1999 and 1998, the Company recorded compensation expense of approximately $243,000 and $50,000, respectively. For the year ended December 31, 1999, 20,000 of the 80,000 restricted shares vested.

PERFORMANCE STOCK

     Performance shares were awarded to certain key employees in 1998, through the 1993 Plan. Employees must be employed by the Company at the end of three years from the date of the award to receive the performance shares. During the three-year period, the number of shares to be awarded can increase by a maximum of 200.0% or decrease to zero as determined by the Company's total shareholder return as compared to benchmarks, as defined in the plan.

     In addition, the Company, under the 1993, granted performance shares to key executives in 1999. The performance shares vest over a three-year period depending on whether certain earnings per share and return on capital targets are met, as defined. The performance shares cliff vest seven years from the date of grant. If

                         RAILTEX, INC. AND SUBSIDIARIES
the earnings per share and return on capital targets are met, the executives must be employed by the Company at the end of three years from the date of the award to receive the performance shares. If the earnings per share and return on capital targets are not met, the executive must be employed by the Company at the end of seven years from the date of the award to receive the performance shares.

     As of December 31, 1999 and 1998, a total of 56,716 and 20,457 performance shares were outstanding, respectively. At December 31, 1999, the Company recorded compensation expense related to the performance shares of approximately $355,000. There was no compensation expense recorded at December 31, 1998 related to the performance shares.

     On February 4, 2000, the Company was acquired by a wholly-owned subsidiary of RailAmerica. As a result of the acquisition, all stock options, restricted stock and performance stock under the 1993 Plan became fully exercisable and vested. All stock options, restricted stock and performance stock outstanding immediately prior to closing were canceled. Each stock option holder received an amount in cash equal to $13.50 minus the exercise price of the stock option plus two-thirds of a share of RailAmerica stock in exchange for each share of RailTex stock. Restricted stock and performance stock holders received an amount in cash of $13.50 per share plus two-thirds of a share of RailAmerica stock in exchange for each share of RailTex stock (See Note 18).

CASH BASED COMPENSATION

     The Company has various performance-based, cash incentive compensation programs which include all employees. Total cash incentive compensation of approximately $5.2 million, $3.6 million and $3.1 million was awarded under the various incentive compensation programs in 1999, 1998 and 1997, respectively.

RETIREMENT PLANS

     The Company has a 401(k) profit sharing plan ("401(k) Plan") for all eligible employees of the Company, as defined in the 401(k) Plan document. The 401(k) Plan qualifies under Section 401(k) of the Internal Revenue Code as a salary reduction plan. Employees may elect to contribute a certain percentage of their salary on a before-tax basis. Employees are immediately fully vested in their contributions and begin vesting in employer contributions after one year of service, as defined in the 401(k) Plan document. The 401(k) Plan is a defined contribution plan with employer contributions made solely at the discretion of the Board of Directors.

     Effective July 1, 1995, the 401(k) Plan was amended to provide for a Company matching contribution for certain employees of RailTex, Inc., the parent company, who are not covered under the Railroad Retirement and Railroad Unemployment Insurance Acts ("The Retirement Acts"). The Company matches employee contributions, for these employees, at the rate of 200.0% on employee contributions up to 5.0% of eligible compensation. Employees begin vesting in the employer matching contributions after one year of service. Company matching contributions to the 401(k) Plan totaled approximately $327,000, $314,000 and $230,000 in 1999, 1998 and 1997, respectively.

EMPLOYEE OPEN MARKET STOCK PURCHASE PLAN

     The Company had an Employee Open Market Stock Purchase Plan ("Stock Purchase Plan"), which was canceled in October 1999 when the Company announced plans to merge with RailAmerica. The purpose of the Stock Purchase Plan was to allow employees of the Company to participate in the Company's future. The Stock Purchase Plan was a payroll deduction plan which permits employees who meet specified length of service requirements to purchase shares, on an after-tax basis, of the Company's common stock on the open market at prevailing market prices. The Company paid the brokerage commissions on all purchases and

                         RAILTEX, INC. AND SUBSIDIARIES
incurred the administrative expenses associated with the Stock Purchase Plan. Stock Purchase Plan expenses in 1999, 1998 and 1997 were not material.

EXECUTIVE DEFERRED COMPENSATION

     During 1995, the Company implemented an Executive Deferred Compensation Plan wherein certain key employees were provided with life insurance protection in an amount sufficient to provide supplemental income, based upon a percentage of the employee's base salary, at retirement.

     The Executive Deferred Compensation Plan was funded through the purchase of split-dollar life insurance contracts. Upon death or retirement, the participant or the participant's estate was to reimburse the Company for all policy premiums paid. Also, should employment terminate prior to death or retirement, the participant could forfeit, at the discretion of the Compensation Committee, any future rights in the insurance policy. Effective January 1, 1999, the Executive Deferred Compensation Plan was modified and all split-dollar life insurance contracts, except two policies for two former executives, were canceled and replaced with a new Executive Deferred Compensation Plan. Under the new plan, each executive is entitled to 1% of their gross annual salary as deferred compensation. Premiums paid for the split dollar life insurance contracts for 1999, 1998 and 1997 were approximately $149,000, $407,000 and $311,000, respectively. The combined cash surrender value of these policies was approximately $526,000 and $859,000 at December 31, 1999 and 1998, respectively.

     As a result of RailAmerica's acquisition of RailTex, which was effective February 4, 2000, the two remaining split-dollar life insurance policies were transferred to the two former executives and the deferred compensation that had been accrued through February 4, 2000 under the new Executive Deferred Compensation Plan was paid to each executive.

POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

     The Company does not provide post-retirement or post-employment benefits to its employees.

                         RAILTEX, INC. AND SUBSIDIARIES

11. INCOME TAXES

     Income tax expense consisted of the following (in thousands):

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                       ---------------------------------
                                                        1999         1998         1997
                                                       -------      -------      -------
United States:
  Federal --
       Current.......................................  $5,181       $1,486       $2,358
       Deferred......................................   1,349        4,672        1,837
                                                       ------       ------       ------
                                                        6,530        6,158        4,195
                                                       ------       ------       ------
  State --
       Current.......................................   1,337         (180)         965
       Deferred......................................    (270)         970           36
                                                       ------       ------       ------
                                                        1,067          790        1,001
                                                       ------       ------       ------
Foreign:
       Current.......................................   1,556          635          543
       Deferred......................................     236          270          309
                                                       ------       ------       ------
                                                        1,792          905          852
                                                       ------       ------       ------
                                                       $9,389       $7,853       $6,048
Tax effect of change in accounting principle.........      --       (1,044)          --
                                                       ------       ------       ------
                                                       $9,389       $6,809       $6,048
                                                       ======       ======       ======

     The following summarizes the estimated tax effect of significant cumulative temporary differences that are included in the net deferred income tax liability (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Differences in property depreciation and amortization.......  $36,488    $33,009
Accruals and reserves not deducted for tax purposes until
  paid or realized..........................................   (1,982)    (1,333)
Federal benefit of state taxes..............................     (724)      (890)
Charitable contribution carryforward........................     (609)    (1,291)
AMT credit carryforward.....................................       --       (993)
Deferred revenue............................................   (3,470)        --
Other items, net............................................       --       (114)
                                                              -------    -------
     Net deferred tax liability.............................  $29,703    $28,388
                                                              =======    =======

     At December 31, 1999 and 1998, there were no valuation allowances against deferred tax assets.

     The Company has not provided any U.S. deferred income taxes or Canadian withholding taxes on the undistributed earnings of its Canadian subsidiaries based on the determination that such earnings will be indefinitely reinvested. At December 31, 1999, the cumulative undistributed earnings of these subsidiaries were approximately $10.2 million. If such earnings were not considered indefinitely reinvested, deferred U.S. and Canadian withholding taxes would have been provided after consideration of foreign tax credits. However, determination of the amount of deferred federal income taxes and Canadian withholding taxes is not practical.

                         RAILTEX, INC. AND SUBSIDIARIES

     The reconciliation of the U.S. statutory tax rate to the effective income tax rate follows:

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1999    1998    1997
                                                              ----    ----    ----
United States statutory rate................................  35.0%   35.0%   35.0%
Effect of foreign operations................................   1.8     1.0     1.3
State income taxes, net of federal income tax benefit.......   3.0     4.8     5.0
Contribution for tax purposes, net of valuation allowance...    --      --    (5.0)
Reversal of valuation allowance.............................    --    (2.5)     --
Other, net..................................................   0.5    (0.2)     --
                                                              ----    ----    ----
                                                              40.3%   38.1%   36.3%
                                                              ====    ====    ====

12.  LEASES

     Operating lease expense for the years ended December 31, 1999, 1998 and 1997 totaled approximately $5.1 million, $7.6 million and $6.1 million, respectively.

     The minimum future lease payments for equipment and facilities under non-cancelable leases are as follows (in thousands):

                                                              OPERATING   CAPITAL
FOR THE YEARS ENDED DECEMBER 31,                               LEASES     LEASES
--------------------------------                              ---------   -------
2000........................................................   $ 4,285    $1,090
2001........................................................     2,937       902
2002........................................................     2,885       536
2003........................................................     2,752       146
2004........................................................     2,635        --
Thereafter..................................................     7,909        --
                                                               -------    ------
          Total minimum payments............................   $23,403     2,674
                                                               =======
  Less amount representing interest at rates ranging from
     7.25% to 8.5%..........................................                 272
                                                                          ------
  Present value of minimum lease payments...................              $2,402
                                                                          ======

     The Company has entered into various lease agreements covering certain of its railroad properties. For railroad properties it leases, the Company ordinarily assumes all operating and financial responsibilities, including maintenance, payment of property taxes and regulatory compliance, upon commencement date. Lease payments on three railroad properties leased from one major railroad are structured to ensure that the Company interchanges an agreed-upon percentage of outbound carloads with the lessor railroad. Under these leases, no payments to the lessor are required as long as a minimum percentage of traffic volume is interchanged with the lessor; therefore, the Company controls, to some extent, the amounts which may be payable under these leases. If the minimum percentage of traffic volume interchanged with the lessor is not met, the amounts which may be payable under these leases could be significant and have an adverse effect on the Company. These leases are subject to an initial 20 year term with one or more renewal terms at the Company's option. In addition, lease payments on five properties leased from two other major railroads are subject to reduction from the base rate, down to zero, depending upon the level of traffic interchanged with the lessors. The maximum aggregate annual base rate lease payments under these leases is approximately $1.7 million. These leases have initial lease terms of 5 to 20 years and leases on four of the five properties include purchase options which may be exercised by the Company after one to three years of operation. To date, no payments have been required under any of the Company's railroad property leases. Therefore, the above table does not include any rentals pertaining to the Company's railroad property leases.

                         RAILTEX, INC. AND SUBSIDIARIES

13.  COMMITMENTS AND CONTINGENCIES

     The Company has added railroad properties to its portfolio through the purchase of track and roadbed, lease of such assets and contracts to operate such assets under management agreements. These arrangements typically relate only to the physical assets of the railroad property and, except for the purchases of Central Properties, Inc. ("CPI") and Indiana & Ohio Rail Corp. ("IORC") (See Note 14), which were structured as acquisitions of stock, the Company typically does not contractually assume any of the operations or liabilities of the divesting carriers.

     Rail properties operated by the Company under management agreements typically have initial ten year terms followed by either a purchase option or one or more renewal terms at the Company's option. These operating contracts typically require that the Company assume all operating and financial responsibilities for freight operations on the property, including maintenance, payment of property taxes and regulatory compliance. Payments by the Company for the right to conduct rail operations on these properties are typically calculated as a percentage of revenues from the respective properties.

     In August 1995, the Company entered into a ten year Information Technology Services Agreement ("ITS Agreement") with Electronic Data Systems Corporation ("EDS"). Under the ITS Agreement, EDS is responsible for the management information systems of the Company, including developing, obtaining licenses for and maintaining new software for the Company, coordinating the acquisition and maintenance of computers and related equipment and coordinating the maintenance of the Company's existing software. The Company currently pays EDS $2.0 million annually which is subject to annual escalation based on the Consumer Price Index. The ITS Agreement is subject to earlier termination under certain limited conditions.

     The Company maintains insurance to cover costs associated with personal injury, including death, and property damage, including derailments. The Company's liability policies, which include third party property damage, are currently subject to a self-insured retention of $500,000 per occurrence. With respect to its transportation of hazardous commodities, the Company's liability policies cover sudden releases of hazardous materials, including expenses related to evacuation. Personal injuries associated with grade crossing accidents and damage to property of shippers are also covered under the Company's liability policies. The Company's property damage policies, which cover owned/leased property, are currently subject to a self-insured retention of $150,000 per occurrence.

     The Company's railroad employees are covered by the Federal Employers' Liability Act ("FELA"), a fault-based system under which injuries and deaths of railroad employees are settled by negotiation or litigation based on the comparative negligence of the employee and the employer. FELA-related claims are covered under the Company's liability insurance policies.

     The Company is currently subject to a number of claims and legal actions that arose in the ordinary course of business, including FELA claims by its employees and personal injury claims (including wrongful death claims) by third parties. The Company believes these claims, taking into account reserves and applicable insurance, will not have a material adverse effect on the Company. However, adverse judgments in these claims, individually or in the aggregate, in excess of related reserves and applicable insurance, could have a materially adverse effect on the Company's financial condition and results of its operations.

14.  ACQUISITIONS AND DIVESTITURES

     In September 1999, the Company sold 100% of the stock of the Salt Lake City Southern Railroad for $675,000.

     In June 1999, the Company sold the assets of the Greenville Northern Railroad for approximately $1.3 million.

                         RAILTEX, INC. AND SUBSIDIARIES

     In April 1999, the Company completed the divestiture of the Northeast Kansas & Missouri Railroad to Union Pacific ("UP") for approximately $3.2 million. The Company also completed the divestiture of the assets of the New Orleans Lower Coast Railroad to the New Orleans & Gulf Coast Railway Company for approximately $5.2 million.

     In January 1999, a wholly-owned subsidiary of the Company, the Dallas Garland and Northeast Railroad ("DGNO") commenced operations on 89 miles of rail line north of Dallas, Texas ("North Dallas Lines") under a lease arrangement with UP. The North Dallas Lines connect to and are operated as part of the DGNO.

     In November 1998, a wholly-owned subsidiary of the Company, Goderich-Exeter Railway ("GEXR") commenced operations on the Guelph Line under a lease arrangement with CN. The Guelph Line is a 99 mile rail line that operates between Silver and London, Ontario and connects with the GEXR at Stratford, Ontario.

     In September 1998, the Company acquired approximately 10 miles of track in two separate five mile sections from the Burlington Northern and Santa Fe Railway ("BNSF") for approximately $810,000. One section is in Carthage, Missouri and the other is in Joplin, Missouri. Both sections are being operated as part of the Company's Missouri & Northern Arkansas Railroad ("MNAR").

     In June 1998, the Company acquired 100% of the outstanding stock of CPI. The stock was originally held in a voting trust pending Surface Transportation Board ("STB") approval, which was received effective July 1998. CPI was a privately held company which owned 100% of the stock of two railroads in Ohio and Indiana. The Central Railroad of Indianapolis ("CERA") operates almost 92 miles of rail line in north central Indiana under lease and trackage rights arrangements. The Central Railroad of Indiana ("CIND") owns and operates 81 miles of rail line between Cincinnati, Ohio and Shelbyville, Indiana. The purchase price was approximately $14.3 million including an approximately $14.0 million cash payment and the assumption of approximately $266,000 of long-term debt. The Company began actively operating the two railroads in August 1998.

     The following unaudited pro forma results of operations for the years ended December 31, 1998 and 1997, assumes the acquisition of the CPI occurred as of the beginning of the respective periods (in thousands, except per share amounts).

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                  (UNAUDITED)
Operating revenues..........................................  $163,953    $155,790
                                                              ========    ========
Net income..................................................  $ 10,214    $ 11,716
                                                              ========    ========
Basic earnings per share....................................  $   1.11    $   1.28
                                                              ========    ========
Diluted earnings per share..................................  $   1.10    $   1.27
                                                              ========    ========

     These pro forma results have been prepared for comparative purposes only and include certain adjustments such as depreciation expense as a result of a step-up in the basis of fixed assets and an adjustment of depreciable lives, additional amortization expense as a result of organization costs and increased interest expense on acquisition debt. The unaudited pro forma information is not necessarily indicative of the results that would have occurred had such transactions actually taken place at the beginning of the periods specified, nor does such information purport to project the results of operations for any future date or period.

     In February 1997, a wholly-owned subsidiary of the Indiana & Ohio Rail Corp., Indiana & Ohio Railway Company ("IORY"), purchased substantially all of the assets of the former DTI from the Grand

                         RAILTEX, INC. AND SUBSIDIARIES

Trunk Western Railroad, Inc., a subsidiary of CN. IORY acquired 146 miles of track for approximately $22.0 million and, with trackage rights, operates over 255 miles of track between Detroit, Michigan and Cincinnati, Ohio. IORY committed to return the former DTI track to Federal Railroad Administration Class IV standards, over a three year period. This rehabilitation project was completed during the year ended December 31, 1998. In addition,$5.0 million of the purchase price was reimbursed to the Company due to certain levels of carloadings not achieved within a specified time period, as detailed in the purchase and sale agreement.

15.  COMPREHENSIVE INCOME

     During 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive Income is defined as the total of net income and all other changes in equity of an enterprise that result from transactions and other economic events of a reporting period other than transactions with owners. The Company has chosen to disclose comprehensive income in the Consolidated Statements of Shareholders' Equity. For purposes of SFAS 130, the Company's other comprehensive income or loss was comprised of net currency translation adjustments. Paragraph 9(f) of Statement 109 "prohibits recognition of a deferred tax liability or asset for differences related to assets and liabilities that under FASB Statement No. 52, "Foreign Currency Translation,' are remeasured from the local currency into the functional currency using historical rates". Therefore, other comprehensive income is not being shown net of tax.

16.  SEGMENT INFORMATION

     During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new standards for reporting information about operating segments in annual and interim financial statements, requiring that public business enterprises report financial and descriptive information about its reportable segments based on a management approach. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. In applying the requirements of this statement, each of the Company's geographic areas described below were determined to be an operating segment as defined by the statement, but have been aggregated as allowed by the statement for reporting purposes. As a result, the Company continues to have one reportable segment, which is the operation of short line railroads.

                         RAILTEX, INC. AND SUBSIDIARIES

     The following table presents information about the Company by geographic area (in thousands). Identifiable Assets include property and equipment, intangible assets and other long-term assets, excluding organization and acquisition costs and deferred financing costs.

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1999        1998        1997
                                                     --------    --------    --------
Total Revenues:
     United States.................................  $157,640    $146,358    $134,496
     Canada........................................    20,122      13,841      13,855
     Other foreign.................................        83         821         440
                                                     --------    --------    --------
          Total....................................  $177,845    $161,020    $148,791
                                                     ========    ========    ========
Operating Income:
     United States.................................  $ 25,319    $ 23,463    $ 19,225
     Canada........................................     5,320       3,307       3,906
     Other foreign.................................        13         882        (130)
                                                     --------    --------    --------
          Total....................................  $ 30,652    $ 27,652    $ 23,001
                                                     ========    ========    ========
Identifiable Assets:
     United States.................................  $284,220    $280,717    $244,034
     Canada........................................    21,257      18,855      19,293
     Other foreign.................................    21,095      20,133      18,367
                                                     --------    --------    --------
          Total....................................  $326,572    $319,705    $281,694
                                                     ========    ========    ========

     During 1999, the Company served more than 1,100 customers who shipped and received a wide variety of products. Although most of the Company's railroads have a well-diversified customer base, several have one or two dominant customers. The Company's largest customer in 1999, 1998 and 1997 was CN, representing 6.7%, 7.0% and 8.1% of operating revenues, respectively.

                         RAILTEX, INC. AND SUBSIDIARIES

17.  GUARANTOR FINANCIAL STATEMENT INFORMATION

     In anticipation of being a guarantor of debt, below are consolidating financial statements of the Guarantor Subsidiaries, Non-Guarantor Subsidiaries and the Company on a consolidated basis. Guarantor Subsidiaries include the parent company, RailTex, and all U.S. subsidiaries. Non-Guarantor Subsidiaries include all Canadian subsidiaries. Operating revenue and operating expense eliminations are due to inter-company leases for locomotives and equipment between the Guarantor parent and the non-guarantor subsidiaries.

                       CONSOLIDATING STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                             FOR THE YEAR ENDED DECEMBER 31, 1999
                                                   ---------------------------------------------------------
                                                    GUARANTOR         NON-
                                                    PARENT AND     GUARANTOR
                                                   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                   ------------   ------------   ------------   ------------
OPERATING REVENUES...............................    $159,238       $ 19,720       $ (1,113)      $177,845
OPERATING EXPENSES:
  Transportation.................................      51,570          7,145           (999)        57,716
  General and administrative.....................      34,688          1,749             --         36,437
  Equipment......................................      16,641          2,632            (17)        19,256
  Maintenance of way.............................      15,130          2,058            (97)        17,091
  Depreciation and amortization..................      15,875            818             --         16,693
                                                     --------       --------       --------       --------
          Total operating expenses...............     133,904         14,402         (1,113)       147,193
                                                     --------       --------       --------       --------
OPERATING INCOME.................................      25,334          5,318             --         30,652
INTEREST EXPENSE.................................      (9,273)        (1,162)            --        (10,435)
INCOME FROM SUBSIDIARIES.........................       2,124             --         (2,124)            --
OTHER INCOME, NET................................       3,291           (240)            --          3,051
                                                     --------       --------       --------       --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
  OF A CHANGE IN ACCOUNTING PRINCIPLE............      21,476          3,916         (2,124)        23,268
INCOME TAXES.....................................      (7,597)        (1,792)            --         (9,389)
                                                     --------       --------       --------       --------
NET INCOME BEFORE CUMULATIVE EFFECT OF A
  CHANGE IN ACCOUNTING PRINCIPLE.................      13,879          2,124         (2,124)        13,879
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE (NET OF INCOME TAXES)................          --             --             --             --
                                                     --------       --------       --------       --------
NET INCOME.......................................    $ 13,879       $  2,124       $ (2,124)      $ 13,879
                                                     ========       ========       ========       ========

                         RAILTEX, INC. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                     DECEMBER 31, 1999
                                                 ----------------------------------------------------------
                                                  GUARANTOR
                                                  PARENT AND    NON-GUARANTOR
                                                 SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                 ------------   -------------   ------------   ------------
                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................    $    160        $ 1,641        $     --     $      1,801
  Accounts receivable..........................      29,092          2,147              --           31,239
  Intercompany accounts receivable.............          --          3,384          (3,384)              --
  Prepaid expense and other current assets.....       1,923             (4)             --            1,919
  Inventories..................................         650            202              --              852
  Deferred tax assets, net.....................       1,569             --              --            1,569
                                                   --------        -------        --------     ------------
          Total current assets.................      33,394          7,370          (3,384)          37,380
                                                   --------        -------        --------     ------------
PROPERTY AND EQUIPMENT, NET....................     272,714         21,257              --          293,971
                                                   --------        -------        --------     ------------
OTHER ASSETS:
  Investments in Brazilian railroad
     companies.................................      21,095             --              --           21,095
  Other, net...................................      25,118            116         (12,510)          12,724
                                                   --------        -------        --------     ------------
          Total other assets...................      46,213            116         (12,510)          33,819
                                                   --------        -------        --------     ------------
          Total assets.........................    $352,321        $28,743        $(15,894)    $    365,170
                                                   ========        =======        ========     ============

     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term notes payables....................    $     --        $    --        $     --     $         --
  Current portion of long-term debt............       1,010             --              --            1,010
  Accounts payable.............................      16,384          1,616              --           18,000
  Intercompany accounts payable................       3,384             --          (3,384)              --
  Accrued liabilities..........................      16,191          1,813              --           18,004
                                                   --------        -------        --------     ------------
          Total current liabilities............      36,969          3,429          (3,384)          37,014
                                                   --------        -------        --------     ------------
DEFERRED INCOME TAXES, NET.....................      29,048          2,224              --           31,272
LONG-TERM DEBT, LESS CURRENT PORTION...........     101,088         10,387              --          111,475
OTHER LIABILITIES..............................      13,977             --              --           13,977
                                                   --------        -------        --------     ------------
          Total liabilities....................     181,082         16,040          (3,384)         193,738
                                                   --------        -------        --------     ------------
COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN BRAZILIAN
  INVESTMENTS..................................      11,561             --              --           11,561
                                                   --------        -------        --------     ------------
SHAREHOLDERS' EQUITY:
  Preferred Stock..............................          --             --              --               --
  Common Stock.................................         929             73             (73)             929
  Paid-in capital..............................      86,095          2,252          (2,252)          86,095
  Retained earnings............................      73,855         10,185         (10,185)          73,855
  Deferred compensation........................      (1,201)            --              --           (1,201)
  Accumulated other comprehensive income.......          --            193              --              193
                                                   --------        -------        --------     ------------
          Total shareholders' equity...........     159,678         12,703         (12,510)         159,871
                                                   --------        -------        --------     ------------
          Total liabilities and shareholders'
            equity.............................    $352,321        $28,743        $(15,894)    $    365,170
                                                   ========        =======        ========     ============

                         RAILTEX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         FOR THE YEAR ENDED DECEMBER 31, 1999
                                                              ----------------------------------------------------------
                                                               GUARANTOR
                                                               PARENT AND    NON-GUARANTOR
                                                              SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                              ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net income................................................    $ 13,879        $ 2,124        $ (2,124)    $     13,879
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................      15,875            818              --           16,693
    Deferred income taxes...................................         952            363              --            1,315
    Provision for losses on accounts receivable.............         271            156              --              427
    Amortization of deferred financing costs................         404             48              --              452
    Income from subsidiaries................................      (2,124)            --           2,124               --
    Gain on sale of assets..................................      (3,005)           (36)             --           (3,041)
    Gain on sale of subsidiary..............................        (511)            --              --             (511)
    Other...................................................         566             13              --              579
    Change in working capital:
      Accounts receivable, including intercompany accounts
        receivable..........................................       4,112         (1,100)            800            3,812
      Prepaid expenses and other current assets.............         188             19              --              207
      Accounts payable and accrued liabilities, including
        intercompany accounts payable.......................      (1,641)         1,284            (800)          (1,157)
                                                                --------        -------        --------     ------------
          Net cash provided by operating activities.........      28,966          3,689              --           32,655
                                                                --------        -------        --------     ------------
INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (22,829)        (2,090)             --          (24,919)
  Proceeds from sale of property and equipment..............      12,301             38              --           12,339
  Proceeds from sale of subsidiary..........................         675             --              --              675
  Investment in Brazilian railroad company..................        (540)            --              --             (540)
  Organization and acquisition costs........................          --             18              --               18
  Decrease in other long-term assets........................         547             --              --              547
                                                                --------        -------        --------     ------------
          Net cash used in investing activities.............      (9,846)        (2,034)             --          (11,880)
                                                                --------        -------        --------     ------------
FINANCING ACTIVITIES:
  Decrease in short-term notes payable......................        (215)            --              --             (215)
  Proceeds from long-term debt..............................         272             --              --              272
  Principal payments on long-term debt and capital leases...      (3,469)            --              --           (3,469)
  Net decrease in working capital facilities................     (14,581)        (2,012)             --          (16,593)
  Deferred financing costs..................................        (768)           (80)             --             (848)
  Issuance of common stock..................................          76             --              --               76
                                                                --------        -------        --------     ------------
          Net cash used in financing activities.............     (18,685)        (2,092)             --          (20,777)
                                                                --------        -------        --------     ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................          --            560              --              560
                                                                --------        -------        --------     ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................         435            123              --              558
CASH AND CASH EQUIVALENTS, beginning of year................        (275)         1,518              --            1,243
                                                                --------        -------        --------     ------------
CASH AND CASH EQUIVALENTS, end of year......................    $    160        $ 1,641        $     --     $      1,801
                                                                ========        =======        ========     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest..................................................    $  9,347        $ 1,187              --     $     10,534
  Income taxes..............................................       6,734            624              --            7,358
Non-cash investing and financing activities:
  Grants....................................................       6,652             --              --            6,652
  Capital leases............................................          31             --              --               31
  Tax benefit from exercise of non-qualified stock
    options.................................................          61             --              --               61
  Amortization of deferred compensation.....................         598             --              --              598

                         RAILTEX, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                            FOR THE YEAR ENDED DECEMBER 31, 1998
                                                 ----------------------------------------------------------
                                                  GUARANTOR
                                                  PARENT AND    NON-GUARANTOR
                                                 SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                 ------------   -------------   ------------   ------------
OPERATING REVENUES.............................    $147,943       $ 13,532        $   (455)      $161,020
OPERATING EXPENSES:
  Transportation...............................      48,944          4,911            (370)        53,485
  General and administrative...................      29,680          1,173               2         30,855
  Equipment....................................      16,728          2,117              (8)        18,837
  Maintenance of way...........................      14,730          1,282             (79)        15,933
  Depreciation and amortization................      13,516            742              --         14,258
                                                   --------       --------        --------       --------
          Total operating expenses.............     123,598         10,225            (455)       133,368
                                                   --------       --------        --------       --------
OPERATING INCOME...............................      24,345          3,307              --         27,652
INTEREST EXPENSE...............................     (10,104)        (1,132)             --        (11,236)
INCOME FROM SUBSIDIARIES.......................         987             --            (987)            --
OTHER INCOME, NET..............................       4,427           (212)             --          4,215
                                                   --------       --------        --------       --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE...      19,655          1,963            (987)        20,631
INCOME TAXES...................................      (6,948)          (905)             --         (7,853)
                                                   --------       --------        --------       --------
NET INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE
  IN ACCOUNTING PRINCIPLE......................      12,707          1,058            (987)        12,778
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE (NET OF INCOME TAXES)..............      (1,632)           (71)             --         (1,703)
                                                   --------       --------        --------       --------
NET INCOME.....................................    $ 11,075       $    987        $   (987)      $ 11,075
                                                   ========       ========        ========       ========

                         RAILTEX, INC. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                          DECEMBER 31, 1998
                                                      ----------------------------------------------------------
                                                       GUARANTOR
                                                       PARENT AND    NON-GUARANTOR
                                                      SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                      ------------   -------------   ------------   ------------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................    $   (275)      $  1,518        $     --       $  1,243
  Accounts receivable...............................      33,137          2,341              --         35,478
  Intercompany accounts receivable..................         337          2,245          (2,582)            --
  Prepaid expense and other current assets..........       2,276            111              --          2,387
  Inventories.......................................         742            107              --            849
  Deferred tax assets, net..........................       1,906             --              --          1,906
                                                        --------       --------        --------       --------
          Total current assets......................      38,123          6,322          (2,582)        41,863
                                                        --------       --------        --------       --------
PROPERTY AND EQUIPMENT, NET.........................     273,029         18,750              --        291,779
                                                        --------       --------        --------       --------
OTHER ASSETS:
  Investments in Brazilian railroad companies.......      19,994             --              --         19,994
  Other, net........................................      18,991            104         (10,386)         8,709
                                                        --------       --------        --------       --------
          Total other assets........................      38,985            104         (10,386)        28,703
                                                        --------       --------        --------       --------
          Total assets..............................    $350,137       $ 25,176        $(12,968)      $362,345
                                                        ========       ========        ========       ========
        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term notes payables.........................    $    215       $     --        $     --       $    215
  Current portion of long-term debt.................       6,617          1,951              --          8,568
  Accounts payable..................................      19,779            795              --         20,574
  Intercompany accounts payable.....................       2,245            337          (2,582)            --
  Accrued liabilities...............................      16,716          1,013              --         17,729
                                                        --------       --------        --------       --------
          Total current liabilities.................      45,572          4,096          (2,582)        47,086
                                                        --------       --------        --------       --------
DEFERRED INCOME TAXES, NET..........................      28,434          1,860              --         30,294
LONG-TERM DEBT, LESS CURRENT PORTION................     113,226          9,756              --        122,982
OTHER LIABILITIES...................................       6,835             --              --          6,835
                                                        --------       --------        --------       --------
          Total liabilities.........................     194,067         15,712          (2,582)       207,197
                                                        --------       --------        --------       --------
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN BRAZILIAN INVESTMENTS..........      11,000             --              --         11,000
                                                        --------       --------        --------       --------
SHAREHOLDERS' EQUITY:
  Preferred Stock...................................          --             --              --             --
  Common Stock......................................         927             73             (73)           927
  Paid-in capital...................................      85,115          2,252          (2,252)        85,115
  Retained earnings.................................      59,976          8,061          (8,061)        59,976
  Deferred compensation.............................        (948)            --              --           (948)
  Accumulated other comprehensive income............          --           (922)             --           (922)
                                                        --------       --------        --------       --------
          Total shareholders' equity................     145,070          9,464         (10,386)       144,148
                                                        --------       --------        --------       --------
          Total liabilities and shareholders'
            equity..................................    $350,137       $ 25,176        $(12,968)      $362,345
                                                        ========       ========        ========       ========

                         RAILTEX, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         FOR THE YEAR ENDED DECEMBER 31, 1998
                                                              ----------------------------------------------------------
                                                               GUARANTOR
                                                               PARENT AND    NON-GUARANTOR
                                                              SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                              ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net Income................................................    $ 11,075       $    987        $   (987)      $ 11,075
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Cumulative effect of a change in accounting principle...       2,633            114              --          2,747
    Depreciation and amortization...........................      13,516            742              --         14,258
    Deferred income taxes...................................       5,161            271              --          5,432
    Provision for losses on accounts receivable.............         155             32              --            187
    Amortization of deferred financing costs................         351             37              --            388
    Income from subsidiaries................................        (987)            --             987             --
    Gain on sale of assets..................................      (1,867)            --              --         (1,867)
    Gain on sale of minority interest.......................      (2,045)            --              --         (2,045)
    Other...................................................          32             50              --             82
    Change in working capital:
      Accounts receivable, including intercompany accounts
        payable.............................................        (871)          (665)         (1,029)        (2,565)
      Prepaid expenses and other current assets.............          24            (46)             --            (22)
      Accounts payable and accrued liabilities, including
        intercompany accounts payable.......................       1,299         (1,551)          1,029            777
                                                                --------       --------        --------       --------
          Net cash provided by operating activities.........      28,476            (29)             --         28,447
                                                                --------       --------        --------       --------
INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (28,597)        (1,723)             --        (30,320)
  Proceeds from sale of property and equipment..............       2,288             --              --          2,288
  Purchase of new properties and related equipment and other
    costs...................................................     (13,096)            --              --        (13,096)
  Proceeds from sale of minority interest...................      10,861             --              --         10,861
  Organization and acquisition costs........................         (58)           (21)             --            (79)
  Increase in other long-term assets........................      (1,637)            20              --         (1,617)
                                                                --------       --------        --------       --------
          Net cash used in investing activities.............     (30,239)        (1,724)             --        (31,963)
                                                                --------       --------        --------       --------
FINANCING ACTIVITIES:
  Decrease in short-term notes payable......................        (355)            --              --           (355)
  Proceeds from long-term debt..............................      21,900             --              --         21,900
  Principal payments on long-term debt and capital leases...     (16,687)            --              --        (16,687)
  Net decrease in working capital facilities................      (2,000)         1,250              --           (750)
  Deferred financing costs..................................          --             (3)             --             (3)
  Issuance of common stock..................................         247             --              --            247
                                                                --------       --------        --------       --------
          Net cash provided by financing activities.........       3,105          1,247              --          4,352
                                                                --------       --------        --------       --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................          --           (163)             --           (163)
                                                                --------       --------        --------       --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................       1,342           (669)             --            673
CASH AND CASH EQUIVALENTS, beginning of year................      (1,617)         2,187              --            570
                                                                --------       --------        --------       --------
CASH AND CASH EQUIVALENTS, end of year......................    $   (275)      $  1,518        $     --       $  1,243
                                                                ========       ========        ========       ========

                                                                     (continued)

                         RAILTEX, INC. AND SUBSIDIARIES

             CONSOLIDATING STATEMENTS OF CASH FLOWS -- (CONTINUED)
                                 (IN THOUSANDS)

                                                                         FOR THE YEAR ENDED DECEMBER 31, 1998
                                                              ----------------------------------------------------------
                                                               GUARANTOR
                                                               PARENT AND    NON-GUARANTOR
                                                              SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                              ------------   -------------   ------------   ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest..................................................    $ 10,100       $  1,107        $     --       $ 11,207
  Income taxes..............................................       1,816            698              --          2,514
Non-cash investing and financing activities:
  Grants....................................................       2,918             --              --          2,918
  Capital Leases............................................       1,959             --              --          1,959
  Tax benefit from exercise of non-qualified stock
    options.................................................          76             --              --             76
  Amortization of deferred compensation.....................          50             --              --             50
Liabilities and long-term debt assumed in connection with
  the acquisition of railroad companies:
  Fair value of assets acquired.............................      15,809             --              --         15,809
  Cash paid for capital stock...............................      14,003             --              --         14,003
                                                                --------       --------        --------       --------
  Liabilities and long-term debt assumed....................    $  1,806       $     --        $     --       $  1,806
                                                                ========       ========        ========       ========

                         RAILTEX, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 FOR THE YEAR ENDED DECEMBER 31, 1997
                                                      ----------------------------------------------------------
                                                       GUARANTOR
                                                       PARENT AND    NON-GUARANTOR
                                                      SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                      ------------   -------------   ------------   ------------
OPERATING REVENUES..................................    $135,625       $ 13,611        $   (445)      $148,791
OPERATING EXPENSES:
  Transportation....................................      46,434          4,809            (373)        50,870
  General and administrative........................      29,753            961             (13)        30,701
  Equipment.........................................      15,776          2,062              (8)        17,830
  Maintenance of Way................................      12,444          1,056             (51)        13,449
  Depreciation and amortization.....................      12,124            816              --         12,940
                                                        --------       --------        --------       --------
          Total operating expenses..................     116,531          9,704            (445)       125,790
                                                        --------       --------        --------       --------
OPERATING INCOME....................................      19,094          3,907              --         23,001
INTEREST EXPENSE....................................      (8,616)        (1,911)             --        (10,527)
INCOME FROM SUBSIDIARIES............................         975             --            (975)            --
OTHER INCOME, NET...................................       4,367           (169)             --          4,198
                                                        --------       --------        --------       --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
  A CHANGE IN ACCOUNTING PRINCIPLE..................      15,820          1,827            (975)        16,672
INCOME TAXES........................................      (5,196)          (852)             --         (6,048)
                                                        --------       --------        --------       --------
NET INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE..............................      10,624            975            (975)        10,624
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE (NET OF INCOME TAXES)...................          --             --              --             --
                                                        --------       --------        --------       --------
NET INCOME..........................................    $ 10,624       $    975        $   (975)      $ 10,624
                                                        ========       ========        ========       ========

                         RAILTEX, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         FOR THE YEAR ENDED DECEMBER 31, 1997
                                                              ----------------------------------------------------------
                                                               GUARANTOR
                                                               PARENT AND    NON-GUARANTOR
                                                              SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                              ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net Income................................................    $ 10,624       $    975        $   (975)      $ 10,624
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................      12,124            816              --         12,940
    Deferred income taxes...................................       1,942            240              --          2,182
    Provision for losses on accounts receivable.............         637              1              --            638
    Amortization of deferred financing costs................         335             49              --            384
    Income from subsidiaries................................        (975)            --             975             --
    Gain on sale of assets..................................      (6,771)            --              --         (6,771)
    Write down of investments...............................       2,100             --              --          2,100
    Other...................................................        (272)            (3)             --           (275)
    Change in working capital:
      Accounts receivable, including intercompany accounts
        receivable..........................................      (4,999)          (501)           (475)        (5,975)
      Prepaid expenses and other current assets.............        (126)            67              --            (59)
      Accounts payable and accrued liabilities, including
        intercompany accounts payable.......................       9,576             58             475         10,109
                                                                --------       --------        --------       --------
          Net cash provided by operating activities.........      24,195          1,702              --         25,897
                                                                --------       --------        --------       --------
INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (34,199)        (1,308)             --        (35,507)
  Proceeds from sale of property and equipment..............       7,327             --              --          7,327
  Purchase of new properties and related equipment and other
    costs...................................................     (25,978)            --              --        (25,978)
  Investment in Brazilian railroad companies................      (1,362)            --              --         (1,362)
  Sale of preferred shares in Brazilian railroad company....       2,758             --              --          2,758
  Organization and acquisition costs........................         (53)           (44)             --            (97)
  Increase in other long-term assets........................        (167)            15              --           (152)
                                                                --------       --------        --------       --------
          Net cash used in investing activities.............     (51,674)        (1,337)             --        (53,011)
                                                                --------       --------        --------       --------
FINANCING ACTIVITIES
  Increase in short-term notes payable......................         218             --              --            218
  Proceeds from long-term debt..............................      74,790            210              --         75,000
  Principal payments on long-term debt and capital leases...     (52,456)          (942)             --        (53,398)
  Net Increase in working capital facilities................       4,000             --              --          4,000
  Deferred financing costs..................................        (367)            (2)             --           (369)
  Issuance of common stock..................................          74             --              --             74
                                                                --------       --------        --------       --------
          Net cash provided by financing activities.........      26,259           (734)             --         25,525
                                                                --------       --------        --------       --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................          --             51              --             51
                                                                --------       --------        --------       --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      (1,220)          (318)             --         (1,538)
CASH AND CASH EQUIVALENTS, beginning of year................        (397)         2,505              --          2,108
                                                                --------       --------        --------       --------
CASH AND CASH EQUIVALENTS, end of year......................    $ (1,617)      $  2,187        $     --       $    570
                                                                ========       ========        ========       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest..................................................    $  7,069       $  1,893              --       $  8,962
  Income taxes..............................................       1,678            926              --          2,604
Non-cash investing and financing activities
  Grants....................................................         352             --              --            352
  Capital Leases............................................       1,844             --              --          1,844
  Tax benefit from exercise of non-qualified stock
    options.................................................         100             --              --            100

                         RAILTEX, INC. AND SUBSIDIARIES

18.  SUBSEQUENT EVENTS

     In January 2000, RailTex Global Investments, LLC ("LLC"), a limited liability company in which the Company owns a 50.5% membership interest, sold all of its shares in FCA to existing shareholders for U.S. $6.4 million. Also in January, RailTex International Holdings, Inc. ("RIHI"), a wholly-owned subsidiary of RailTex, sold all of its remaining membership interest in the LLC and, thus, indirectly, the LLC's shares in America Latina Logistica, S.A. ("ALL"), the parent corporation of FSA, to Global Environmental Fund ("GEF") for U.S. $3.4 million. Concurrent with the sale of RailTex's ALL shares to GEF, RailTex's obligations to repurchase any of the Brazilian interests previously sold to GEF terminated. The Company received total proceeds on both of these transactions of U.S. $9.8 million, which were used to reduce its senior credit facilities and for general corporate purposes. RailTex recorded a gain of U.S. $130,000, or $0.01 per share, from these transactions in the month of January 2000.

     On February 4, 2000, RailAmerica acquired all of the outstanding stock of RailTex for approximately $325 million, including the assumption of all of the Company's outstanding long-term debt. Each outstanding share of common stock of the Company was converted into the right to receive (i) $13.50 in cash, and (ii)
0.666667 shares of common stock, par value $0.001 per share of RailAmerica common stock. As a result of the acquisition, RailTex became a wholly-owned operating subsidiary of RailAmerica.

--------------------------------------------------------------------------------
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                               (RailAmerica logo)

                        RAILAMERICA TRANSPORTATION CORP.

                               OFFER TO EXCHANGE

                                  $130,000,000

                                ALL OUTSTANDING

                       12 7/8% SENIOR SUBORDINATED NOTES
                                    DUE 2010

                                      FOR

                                   REGISTERED
                       12 7/8% SENIOR SUBORDINATED NOTES
                                    DUE 2010

                   ------------------------------------------

                                   PROSPECTUS

                   ------------------------------------------

                                           , 2000

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We have not authorized any dealer, sales representative or any other person to give any information or to make any representations not contained in this prospectus or the accompanying letter of transmittal. This prospectus and the accompanying letter of transmittal do not offer to sell or buy any securities in any jurisdiction where it is unlawful
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

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Registrant has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the extent permitted under the Delaware General Corporation Law.

     The Registrant's Certificates of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Certificate of Incorporation provides that the Registrant shall indemnify its Directors and officers to the fullest extent permitted by Delaware law and requires the Registrant to advance expenses to such Directors and officers to defend any action for which rights of indemnification are provided in the Certificate of Incorporation, and also permits the Board of Directors to grant such rights to its employees and agents.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBITS  DESCRIPTION
--------  -----------
1.1       Purchase Agreement, dated August 9, 2000, between
          RailAmerica Transportation Corp., RailAmerica, Inc., the
          Guarantors named therein, Donaldson, Lufkin & Jenrette
          Securities Corporation, Barclays Bank PLC and Scotia Capital
          (USA) Inc.
3.1       Certificate of Incorporation of RailAmerica Transportation
          Corp.
3.2       By-laws of RailAmerica Transportation Corp.
4.1       Indenture, dated as of August 14, 2000, between RailAmerica
          Transportation Corp., the Guarantors named therein and Wells
          Fargo Bank Minnesota, N.A.
4.2       Notes Registration Rights Agreement, dated as of August 14,
          2000, between RailAmerica Transportation Corp., the
          Guarantors named therein, Donaldson Lufkin & Jenrette
          Securities Corporation, Barclays Bank PLC and Scotia Capital
          (USA) Inc.
5.1       Opinion of Greenberg Traurig, P.A.*
21.1      Subsidiaries of RailAmerica Transportation Corp.*
23.1      Consent of Greenberg Traurig, P.A. (to be contained in
          exhibit 5.1)
23.2      Consent of PricewaterhouseCoopers LLP (RailAmerica, Inc.)
23.3      Consent of Arthur Andersen Langton Clarke (Ferronor)

EXHIBITS  DESCRIPTION
--------  -----------
23.4      Consent of PricewaterhouseCoopers LLP (V/Line Freight
          Corporation)
23.5      Consent of PricewaterhouseCoopers LLP (RaiLink Ltd.)
23.6      Consent of Ernst & Young LLP (The Toledo, Peoria and Western
          Railroad Corporation)
23.7      Consent of Arthur Andersen LLP (RailTex, Inc.)
24.1      Power of Attorney (filed with the signature page)
25.1      Statement of Eligibility of Trustee*
99.1      Form of Letter of Transmittal with respect to Exchange
          Offer*
99.2      Form of Notice of Guaranteed Delivery*

------------------------------

* To be filed by amendment.

ITEM 22.  UNDERTAKINGS

     1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Boca Raton, Florida, on September 5, 2000.

                                          RAILAMERICA TRANSPORTATION CORP.

                                          By:
                                            ------------------------------------
                                              Gary O. Marino
                                              Chairman, President and Chief
                                              Executive Officer

     The following direct and indirect parents and subsidiaries of registrant may guarantee the notes and are co-registrants under this registration statement.

         NAME OF CO-REGISTRANT
         ------------------------------------------

         RAILAMERICA, INC.
         PALM BEACH RAIL HOLDING, INC.
         AUSTIN & NORTHWESTERN RAILROAD COMPANY, INC.
         BOSTON CENTRAL FREIGHT RAILROADS, INC.
         CASCADE AND COLUMBIA RIVER RAILROAD COMPANY, INC. CENTRAL OREGON & PACIFIC RAILROAD, INC.
         CENTRAL RAILROAD COMPANY OF INDIANA
         CONNECTICUT SOUTHERN RAILROAD, INC.
         DAKOTA RAIL, INC.
         DALLAS, GARLAND & NORTHEASTERN RAILROAD, INC. DALLAS, GARLAND & NORTHEASTERN RAILROAD, INC. DELAWARE VALLEY RAILWAY COMPANY, INC.
         FLORIDA RAIL LINES, INC.
         GEORGIA SOUTHWESTERN RAILROAD, INC.
         HURON AND EASTERN RAILWAY COMPANY, INC.
         INDIANA & OHIO CENTRAL RAILROAD, INC.
         INDIANA & OHIO RAIL CORP.
         INDIANA & OHIO RAILWAY COMPANY
         INDIANA SOUTHERN RAILROAD, INC.
         MARKSMAN CORP.
         MID-MICHIGAN RAILROAD, INC.
         MISSOURI & NORTHERN ARKANSAS RAILROAD COMPANY, INC. NEW ENGLAND CENTRAL RAILROAD, INC.
         NEW ORLEANS LOWER COAST RAILROAD COMPANY, INC. NORTH CAROLINA AND VIRGINIA RAILROAD COMPANY, INC. OTTER TAIL VALLEY RAILROAD COMPANY, INC.
         PITTSBURGH INDUSTRIAL RAILROAD, INC.
         PLAINVIEW TERMINAL COMPANY
         PRAIRIE HOLDINGS CORPORATION
         RAIL OPERATING SUPPORT GROUP, INC.
         RAILAMERICA AUSTRALIA, INC.
         RAILAMERICA EQUIPMENT CORPORATION
         RAILAMERICA INTERMODAL SERVICES, INC.
         RAILINK ACQUISITION INC.
         RAILTEX ACQUISITION CORP.
         RAILTEX DISTRIBUTION SERVICES, INC.
         RAILTEX, INC.
         RAILTEX INTERNATIONAL HOLDINGS, INC.
         RAILTEX LOGISITICS, INC.
         RAILTEX SERVICES CO., INC.
         SAGINAW VALLEY RAILWAY COMPANY, INC.
         SAN DIEGO & IMPERIAL VALLEY RAILROAD COMPANY, INC. SOUTH CAROLINA CENTRAL RAILROAD COMPANY, INC.
         SOUTH CENTRAL TENNESSEE RAILROAD CORP., INC.
         THE TOLEDO, PEORIA & WESTERN RAILROAD CORPORATION TOLEDO, PEORIA & WESTERN RAILWAY CORPORATION VENTURA COUNTY RAILROAD CO., INC.
         WEST TEXAS AND LUBBOCK RAILROAD COMPANY, INC.

                                          as Guarantors

                                          By:
                                            ------------------------------------
                                              Gary O. Marino
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary O. Marino and Donald D. Redfearn his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----

                 /s/ GARY O. MARINO                      Chairman, President and     September 5, 2000
-----------------------------------------------------    Chief Executive Officer
                   Gary O. Marino                          (Principal Executive
                                                               Officer)(1)

               /s/ DONALD D. REDFEARN                      Chief Administrative      September 5, 2000
-----------------------------------------------------    Officer, Executive Vice
                 Donald D. Redfearn                      President, Secretary and
                                                               Director(1)

                  /s/ BENNETT MARKS                     Chief Financial Officer(1)   September 5, 2000
-----------------------------------------------------
                    Bennett Marks

                 /s/ JOHN H. MARINO                            Director(2)           September 5, 2000
-----------------------------------------------------
                   John H. Marino

               /s/ DOUGLAS R. NICHOLS                          Director(2)           September 5, 2000
-----------------------------------------------------
                 Douglas R. Nichols

                 /s/ RICHARD RAMPELL                           Director(2)           September 5, 2000
-----------------------------------------------------
                   Richard Rampell

                /s/ CHARLES SWINBURN                           Director(2)           September 5, 2000
-----------------------------------------------------
                  Charles Swinburn

                /s/ JOHN M. SULLIVAN                           Director(2)           September 5, 2000
-----------------------------------------------------
                  John M. Sullivan

               /s/ FERD C. MEYER, JR.                          Director(2)           September 5, 2000
-----------------------------------------------------
                 Ferd C. Meyer, Jr.

               /s/ WILLIAM G. PAGONIS                          Director(2)           September 5, 2000
-----------------------------------------------------
                 William G. Pagonis

------------------------

(1) Holds such office(s) at the Registrant and all Guarantors.
(2) Holds such office at RailAmerica, Inc. only.